                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                               SALEM CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO

                                                                 August 23, 1996

To Our Shareholders:

     You are cordially invited to attend the Special Meeting of Shareholders of Salem Corporation (the "Company") to be held on September 26, 1996 at 3:00 P.M., local time, at the Westin William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania. The sole purpose of the Special Meeting will be to approve the Agreement and Plan of Merger, dated as of June 28, 1996 (the "Merger Agreement"), among Salem Group, Inc., a Delaware corporation (the "Parent"), SC Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of the Parent (the "Subsidiary"), and the Company. The Merger Agreement provides for the merger of the Subsidiary with and into the Company (the "Merger") and will result in the Company becoming a wholly-owned subsidiary of the Parent.

     The Merger will become effective as soon as practicable after all necessary shareholder and regulatory approvals are obtained and all other conditions are satisfied or waived (the "Effective Time"). At the Effective Time, the holders of the Company's outstanding common stock, par value $.50 per share, will become entitled to receive $25.00 in cash for each share held.

     Your Board of Directors has carefully considered the terms and conditions of the Merger and has approved the Merger Agreement. In addition, the Board of Directors has received the written opinion from its financial advisor, M.J. Whitman, Inc. (a copy of which is included with the accompanying Proxy Statement) that the Merger is fair from a financial point of view to the Company. YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF SALEM CORPORATION AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement which more fully describes the Merger and the terms and conditions of the Merger Agreement and a proxy. Please read and consider the Proxy Statement carefully.

     All shareholders are cordially invited to attend the Special Meeting. Should you be unable to attend, however, it is important that your shares be represented, regardless of the number of shares you own. Accordingly, whether or not you plan to attend, please complete, sign, date and return your proxy in the enclosed envelope which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously submitted your proxy.

     On behalf of your Board of Directors, thank you for your continued support.

                                               Sincerely,

                                               /s/ A. A. FORNATARO
                                               --------------------------
                                               A. A. FORNATARO
                                               President and
                                               Chief Operating Officer

STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES FOR CASH.

                               SALEM CORPORATION
                                 P.O. BOX 2222
                         PITTSBURGH, PENNSYLVANIA 15230
                         ------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 26, 1996
                         ------------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Salem Corporation (the "Company") will be held at the Westin William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania on Thursday, September 26, 1996 at 3:00 P.M., local time, for the following purposes:

        (1) To approve and adopt the Agreement and Plan of Merger, dated as of June 28, 1996, among Salem Group, Inc., a Delaware corporation (the "Parent"), SC Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of the Parent (the "Subsidiary"), and the Company, providing for the merger of the Subsidiary with and into the Company and the conversion of each outstanding share of the Company's common stock, par value $.50 per share, into the right to receive $25.00 in cash, all as more fully described in the accompanying Proxy Statement.

        (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The close of business on August 21, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

     Whether or not you plan to attend the Special Meeting in person, please sign and date the enclosed proxy and return it in the envelope furnished for that purpose.

                                        MARCO B. LOFFREDO, JR.
                                        Secretary

                               SALEM CORPORATION
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

         SPECIAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 26, 1996

     This Proxy Statement is being furnished to the shareholders of Salem Corporation, a Pennsylvania corporation (the "Company"), in connection with the solicitation of proxies by its Board of Directors to be voted at the Special Meeting of Shareholders to be held on Thursday, September 26, 1996 at 3:00 P.M., local time, at the Westin William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania and at any adjournment or postponement thereof. It is expected that this Proxy Statement and accompanying form of proxy will be first mailed to shareholders on or about August 23, 1996.

     At the Special Meeting, the holders of the Company's outstanding common stock, par value $.50 per share (the "Shares"), will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 28, 1996 (the "Merger Agreement"), among Salem Group, Inc., a Delaware corporation (the "Parent"), SC Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of the Parent (the "Subsidiary"), and the Company which provides for the merger of the Subsidiary with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent and the holders of outstanding Shares, other than the Parent and the Subsidiary and shareholders who have demanded and perfected their rights as dissenting shareholders under Pennsylvania law, will be entitled to receive $25.00 in cash for each Share held. See "THE MERGER AGREEMENT." A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    1
MARKET PRICE DATA.....................................................................    4
SELECTED FINANCIAL DATA...............................................................    5
THE SPECIAL MEETING
  Date, Time and Place................................................................    6
  Purpose of the Special Meeting......................................................    6
  Record Date.........................................................................    6
  Required Vote.......................................................................    6
  Proxies.............................................................................    6
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................    7
THE MERGER
  Background of the Merger............................................................    8
  Reasons for the Merger..............................................................   16
  Opinion of Financial Advisor........................................................   18
  Recommendation of the Board of Directors............................................   24
THE MERGER AGREEMENT
  Effective Time of the Merger........................................................   24
  The Merger..........................................................................   24
  Conversion of Shares................................................................   24
  Exchange of Stock Certificates......................................................   24
  Information Concerning the Parent...................................................   25
  Representations and Warranties......................................................   25
  Conduct of Business Pending the Merger..............................................   25
  Articles of Incorporation and Bylaws of the Surviving Corporation...................   26
  Officers and Directors of the Surviving Corporation.................................   26
  Conditions to the Merger............................................................   27
  Termination.........................................................................   27
  Fees and Expenses...................................................................   28
  No Solicitation.....................................................................   29
  Indemnification.....................................................................   29
  Amendment of the Merger Agreement...................................................   30
  Future Distributions by the Surviving Corporation...................................   30
  Certain Other Effects of the Merger.................................................   30
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.........................................   31
ACCOUNTING TREATMENT..................................................................   32
ANTITRUST MATTERS.....................................................................   32
DISSENTERS' RIGHTS OF APPRAISAL.......................................................   32
LEGAL PROCEEDINGS.....................................................................   34
INDEPENDENT PUBLIC ACCOUNTANTS........................................................   35
AVAILABLE INFORMATION.................................................................   35
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   35
OTHER MATTERS.........................................................................   36
APPENDICES
  Agreement and Plan of Merger........................................................  A-1
  Opinion of M.J. Whitman, Inc........................................................  B-1
  Subchapter 15D of the Pennsylvania Business Corporation Law.........................  C-1

                                    SUMMARY

     The following is a summary of certain of the information contained elsewhere in this Proxy Statement. The summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Proxy Statement, the appendices and the material incorporated by reference, all of which should be carefully reviewed.

                                  THE PARTIES

SALEM CORPORATION

     Salem Corporation (the "Company") is a Pennsylvania corporation which was organized in 1945. The Company designs, engineers and installs heavy industrial equipment primarily for the metals, coal and other minerals industries. The principal executive offices of the Company are located at Arch Street Extension, Carnegie, Pennsylvania 15106 and the mailing address of the Company is P.O. Box 2222, Pittsburgh, Pennsylvania 15230. The Company's telephone number is (412) 276-5700.

SALEM GROUP, INC. AND SC ACQUISITION CORPORATION

     Salem Group, Inc., a Delaware corporation (the "Parent"), and SC Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of the Parent (the "Subsidiary"), were recently organized for the purpose of effecting the Merger. Neither the Parent nor the Subsidiary has engaged in any activities except in connection with the Merger. The executive offices of the Parent and the Subsidiary are c/o Three Cities Research, Inc., 135 East 57th Street, New York, New York 10022. The telephone number at that address is (212) 838-9660.

                      THE SPECIAL MEETING OF SHAREHOLDERS

     The Special Meeting of the Shareholders of the Company will be held at 3:00 P.M., local time, on Thursday, September 26, 1996, at the Westin William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania, for the purpose of considering and voting upon a proposal to approve and adopt the Merger Agreement (the "Merger Proposal"). Only those shareholders of record at the close of business on August 21, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. A majority of the Company's outstanding common stock, par value $.50 per share (the "Shares"), will constitute a quorum for the transaction of business.

     The affirmative vote of a majority of the total votes cast on the Merger Proposal by the holders of the outstanding Shares is required for its approval. On the Record Date, there were 1,864,871 Shares outstanding held by approximately 1,100 holders of record. Shareholders are entitled to one vote per Share and may vote in person or by proxy. See "THE SPECIAL MEETING."

     On the Record Date, directors and executive officers of the Company as a group (five persons) beneficially owned 22,475 Shares, or 1.2% of the total outstanding Shares. The Company understands that the 917,633 Shares owned by Victor Posner, which have been deposited in a voting trust pursuant to court order will be voted in proportion to the votes cast by all of the Company's other shareholders in favor of or against the Merger Proposal. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "THE
MERGER -- Background of the Merger."

                                   THE MERGER

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has approved the Merger Agreement and has directed that it be submitted to the Company's shareholders. The Board of Directors recommends that the Company's shareholders approve and adopt the Merger Agreement. See "THE MERGER -- Reasons for the Merger; Recommendation of the Board of Directors." In considering the recommendation of the Board of Directors with respect to the Merger Proposal, shareholders should be aware that certain executive officers and directors of the Company have direct or indirect interests in recommending the Merger, apart from their interests as shareholders of the Company, which are not identical to those of unaffiliated shareholders. See "THE MERGER -- Reasons for the Merger" and "THE MERGER AGREEMENT -- Certain Other Effects of the Merger."

OPINION OF FINANCIAL ADVISER

     On June 27, 1996, the Company's Board of Directors received a preliminary verbal opinion from M.J. Whitman, Inc. ("MJW") to the effect that the Merger is fair from a financial point of view to the Company and on August 8, 1996 received a written opinion to such effect. The full text of MJW's written opinion is attached to this Proxy Statement as Appendix B. See "THE
MERGER -- Background of the Merger; Opinion of Financial Advisor."

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective when the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Pennsylvania (the "Effective Time"). The Articles of Merger will be filed as soon as practicable after all conditions set forth in the Merger Agreement have been satisfied or waived. Assuming all conditions to the consummation of the Merger are satisfied or waived, the Effective Time is expected to occur on or about September 27, 1996. See "THE MERGER AGREEMENT -- Effective Time of the Merger; Conditions to the Merger."

CONVERSION OF SHARES

     At the Effective Time, each issued and outstanding Share (other than Shares owned by the Parent or the Subsidiary or Shares held by shareholders who have demanded and perfected their rights as dissenting shareholders) shall be automatically cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive $25.00 in cash per Share (the "Merger Consideration"). See "THE MERGER AGREEMENT -- Conversion of Shares."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Time, the Parent will make available to American Stock Transfer & Trust Company (the "Exchange Agent") cash for payment of all the Merger Consideration in immediately available funds. Promptly thereafter, the Exchange Agent will mail to all former holders of record of the Company's Shares a letter of transmittal with instructions for surrendering their certificates in exchange for the Merger Consideration. SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR SHARE CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. See "THE MERGER AGREEMENT -- Exchange of Stock Certificates."

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

     The Merger Agreement contains various covenants of the Company concerning the conduct of its business between June 28, 1996 (the date of execution of the Merger Agreement) and the Effective Time. The Company generally is required, and is required to cause each of its subsidiaries, to conduct its business in the ordinary course and consistent with past practice. The Company is also obligated to refrain from taking certain actions. See "THE MERGER AGREEMENT -- Conduct of Business Pending the Merger."

CONDITIONS TO THE MERGER

     The consummation of the Merger is subject to the satisfaction, at or before the Effective Time, of certain conditions including, among other things, approval by the Company's shareholders of the Merger Proposal and there being no order in effect by any court which would prevent the consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions of the Merger."

TERMINATION

     The Merger Agreement may be terminated, either before or after approval by the Company's shareholders, by the mutual written consent of the Parent, the Subsidiary and the Company, or by the Company, the Parent or the Subsidiary under certain other circumstances. See "THE MERGER AGREEMENT -- Termination."

FEES AND EXPENSES

     The Company is required to pay the Parent a termination fee of $1,500,000 and/or reimburse the Parent for all of the expenses of the Parent and its affiliates relating to the discussion, evaluation, negotiation, documentation and closing or potential closing of the Merger up to a maximum amount of $500,000 in the aggregate if the Merger Agreement is terminated under certain circumstances. See "THE MERGER AGREEMENT -- Fees and Expenses."

NO SOLICITATION

     The Merger Agreement restricts the ability of the Company to solicit any proposal to acquire the Company. See "THE MERGER AGREEMENT -- No Solicitation."

DISSENTERS' RIGHTS OF APPRAISAL

     Under Pennsylvania law, shareholders of the Company who file a written objection to the vote on the Merger Proposal and do not vote in favor of approval and adoption of the Merger Proposal have the right to demand an appraisal of the "fair value" of their Shares if the procedures under Subchapter 15D of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), are followed. Rights of appraisal will be forfeited if the requirements of Subchapter 15D are not fully and precisely satisfied. See "DISSENTERS' RIGHTS OF APPRAISAL" and a copy of the text of Subchapter 15D of the BCL which is included as Appendix C to this Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash in exchange for Shares pursuant to the Merger or pursuant to the exercise of dissenters' rights of appraisal under Pennsylvania law will be a taxable transaction to the Company's shareholders for United States federal income tax purposes and may also be a taxable transaction for state, local and foreign tax purposes. Shareholders generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and their adjusted tax basis in their Shares. Such gain or loss will be a capital gain or loss if such Shares are held as a capital asset and will be long term gain or loss if, at the Effective Time, such Shares were held for more than one year. See "FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

CONFLICTS OF INTEREST

     Representatives of the Parent and members of the Company's senior management have had preliminary discussions about management's compensation after the Merger, the award of shares of the Parent to members of management as bonuses, the opportunity for management to make an additional investment in the Parent and the representation of management on the Board of Directors of the Parent. Although no definitive agreement as to these matters has been reached, it is currently expected that following the Merger cash bonuses aggregating $500,000 will be awarded to members of management and others, modifications will be made in the Company's currently existing bonus plans and a stock bonus plan will be instituted for management. It is also anticipated that A.A. Fornataro, the Company's President and Chief Operating Officer, and Donald L. Hoylman, the Company's Group Vice President, will be appointed to the Board of Directors of the Parent following the Merger. In addition, Messrs. Fornataro and Hoylman are expected to be permitted prior to the Effective Time of the Merger to exchange Shares of the Company's common stock owned by them for shares of nonvoting common and preferred stock and subordinated debt instruments issued by the Parent. Their Shares will be valued at $25.00 per Share for purposes of such exchange. The stock to be issued to Messrs. Fornataro and Hoylman in such exchange will constitute in the aggregate less than 3% of the Parent's common and preferred shares. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "THE MERGER AGREEMENT--Certain Other Effects of the Merger."

                               MARKET PRICE DATA

     The Company's common stock is traded on the American Stock Exchange ("AMEX") under the symbol "SBS." The following table sets forth the range of high and low closing sales prices for the Company's common stock as reported on the AMEX for the calendar quarters indicated.

                                                                     HIGH       LOW
                                                                     ----       ----
        1994
        First Quarter..............................................  $16 1/4    $12 7/8
        Second Quarter.............................................   15         12
        Third Quarter..............................................   14 7/8     12 7/8
        Fourth Quarter.............................................   17 3/8     13
        1995
        First Quarter..............................................   25 7/8     15 3/4
        Second Quarter.............................................   29         23 1/2
        Third Quarter..............................................   28 1/4     25
        Fourth Quarter.............................................   25 3/8     17 7/8
        1996
        First Quarter..............................................   24 3/4     18 1/2
        Second Quarter.............................................   22 7/8     18 1/2
        Third Quarter (through August 21, 1996)....................   24 1/8     22 1/4

     On October 31, 1994, the day prior to the public announcement of the receipt by the Company of an unsolicited offer from Harbour Group Investments III, L.P. to acquire all of the Company's outstanding Shares, the high and low sales prices of the Shares on the AMEX were $13 5/8 and $13 1/2 per share, respectively. On June 25, 1996, the last day on which the Company's stock traded prior to the public announcement of the signing of the Merger Agreement, the high and low sales prices on the AMEX were $22 1/2 and $20 3/4, respectively.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected historical financial information of the Company and its consolidated subsidiaries for the five years ended December 31, 1995 and the six months ended June 30, 1996. The data should be read in conjunction with the historical financial statements and the notes thereto of the Company which are incorporated herein by reference.

                                        SIX
                                      MONTHS              FOR THE YEAR ENDED DECEMBER 31,
                                       ENDED    ----------------------------------------------------
                                      6/30/96     1995       1994       1993       1992       1991
                                      -------   --------   --------   --------   --------   --------
                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Summary of Operations:
Gross Revenues......................  $60,707   $151,314   $128,189   $106,370   $118,983   $127,016
                                      =======   ========   ========   ========   ========   ========
Income before cumulative effect of
  accounting changes................    1,668      2,917      3,648      1,985      3,173      1,593
                                      =======   ========   ========   ========   ========   ========
Income per common share before
  cumulative effect of accounting
  changes...........................      .89       1.56       1.96       1.07       1.70        .85
                                      =======   ========   ========   ========   ========   ========
Cash dividends declared per common
  share.............................  $   .30   $    .45   $    .40   $    .43   $    .33   $     --
                                      =======   ========   ========   ========   ========   ========
Balance Sheet Data:
  Total assets......................  $83,747   $ 85,821   $ 82,554   $ 73,482   $ 66,308   $ 71,829
  Cash and cash equivalents.........   18,363     18,048     20,524     22,204     19,127     22,094
  Working capital...................   25,488     26,382     24,967     25,675     25,377     22,360
  Long-term debt....................    1,197      1,683      2,095      2,673      2,613      2,369
  Shareholders' equity..............   39,927     38,956     37,055     33,861     32,836     30,518

     See Notes 5 and 10 of the notes to the consolidated financial statements included in the financial statements incorporated herein for a discussion of changes in accounting principles.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting of the Company's shareholders will be held at 3:00 P.M., local time, on Thursday, September 26, 1996 at the Westin William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the Company's shareholders will be asked to consider and vote upon a proposal to adopt and approve the Merger Agreement pursuant to which, among other things, the Subsidiary will merge with and into the Company and the Company will survive the Merger as a wholly-owned subsidiary of the Parent. Pursuant to the Merger Agreement, at the Effective Time, each outstanding Share (other than shares held by the Parent or the Subsidiary or shareholders who have demanded and perfected their rights as dissenting shareholders under the BCL) will be converted into the right to receive $25.00 in cash per Share. Shares, if any, owned by the Parent or the Subsidiary, held in treasury by the Company or owned by any subsidiary of the Company immediately prior to the Effective Time will be cancelled and will cease to exist from and after the Effective Time. As of the date of this Proxy Statement, neither the Parent nor any subsidiary of the Parent (including the Subsidiary) owns any of the Company's Shares. See "THE MERGER AGREEMENT -- Certain Other Effects of the Merger."

RECORD DATE

     The Company's Board of Directors has fixed the close of business on August 21, 1996 as the record date (the "Record Date") for the determination of holders of Shares entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 1,864,871 Shares issued and outstanding and held by approximately 1,100 holders of record.

REQUIRED VOTE

     A majority of the outstanding Shares entitled to vote at the Special Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of a majority of the total votes cast on the Merger Proposal is required for its approval. As of the Record Date, directors and executive officers of the Company as a group (five persons) beneficially owned 22,475 Shares, or 1.2% of the total outstanding Shares entitled to vote at the Special Meeting. The Company understands that the 917,633 Shares owned by Victor Posner, which have been deposited in a voting trust pursuant to court order, will be voted in proportion to the votes cast by all of the Company's other shareholders with respect to the Merger Proposal. See "THE MERGER -- Background of the Merger."

PROXIES

     All properly executed proxies that are not revoked will be voted at the Special Meeting and will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Proposal. Shareholders are urged to mark the box on the proxy to indicate how their Shares are to be voted.

     Brokers holding shares in street name may not give a proxy to vote without instructions from beneficial owners when the matter to be voted upon involves a merger or consolidation. Under the BCL, if a shareholder (including a nominee or other record owner) either records the fact of abstention or otherwise withholds authority to vote or fails to vote in person or by proxy, such actions will not be considered to be a "vote cast" and will have no effect on the approval of the Merger Proposal other than to reduce the number of affirmative votes needed for approval.

     It is not expected that any matter other than the Merger Proposal will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

     Any shareholder who executes and returns a proxy may revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company at P.O. Box 2222, Pittsburgh, Pennsylvania 15230, by executing and returning a subsequently dated proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

     The expenses incurred in connection with the printing and mailing of this Proxy Statement and soliciting proxies will be borne by the Company. Following the original mailing of proxy soliciting material, regular employees of the Company, for no additional compensation, may solicit proxies by mail, telephone, telegraph and personal interview. The Company will also request banks, brokers and other intermediaries holding Shares beneficially owned by others to send this Proxy Statement to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

     SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXIES. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The security ownership of each person known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities, as of August 21, 1996, is as follows:

  TITLE OF                                                                 PERCENT
   CLASS         NAME & ADDRESS OF OWNER                   AMOUNT         OF CLASS
   -----         -----------------------                   ------         --------
Common Stock     Victor Posner(1)                       917,633 Shares       49.2%
                 6917 Collins Avenue
                 Miami Beach, FL 33141

Common Stock     Heartland Advisors, Inc.(2)            127,450 Shares        6.8%
                 690 North Milwaukee Street
                 Milwaukee, WI 53202

Common Stock     Dimensional Fund Advisors, Inc.(3)     126,257 Shares        6.8%
                 1299 Ocean Avenue
                 Santa Monica, CA 90401

- ---------

(1) All of such Shares are held in a voting trust pursuant to which the Trustee exercises voting control. Victor Posner has retained sole dispositive power with respect to such Shares. See "THE MERGER -- Background of the Merger" for a description of the terms of such trust.

(2) The Company has been advised that Heartland Advisors, Inc. is a registered investment advisor and is deemed to have beneficial ownership of 127,450 Shares as of December 31, 1995. Information contained herein concerning Heartland Advisors, Inc. is based on a filing made by it on Schedule 13G as amended by Amendment No. 1 thereto dated February 9, 1996.

(3) The Company has been informed that Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 126,257 Shares as of December 31, 1995, all of which Shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. The Company has been informed that Dimensional disclaims beneficial ownership of all such Shares. Information contained herein with respect to Dimensional is based on filings made by it on Schedule 13G as amended by Amendment No. 7 thereto dated February 7, 1996.

     The beneficial ownership as of August 21, 1996 of the Company's Shares by each director of the Company who has such ownership, and by all officers and directors of the Company as a group, is set forth in the following table:

                             NAME OF                                AMOUNT AND NATURE OF     PERCENT
                        BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP(1)   OF CLASS
                        ----------------                           -----------------------   --------
A.A. Fornataro...................................................        7,125 Shares(2)          *
Donald L. Hoylman................................................       14,500 Shares(3)          *
Martin J. Posner.................................................          700 Shares             *
Officers and directors of the Company as a group (5 persons).....       22,475 Shares           1.2%

- ---------
 *  Constitutes less than one percent of the outstanding Shares.

(1) Except as otherwise noted, to the best of the Company's knowledge, each listed person has both sole voting power and sole investment power as to the Shares set forth opposite his name.

(2) Does not include 7 Shares owned by Mr. Fornataro's daughter as to which he disclaims any beneficial ownership.

(3) Includes 3,000 Shares owned by Mr. Hoylman's wife.

     See "THE MERGER AGREEMENT -- Certain Other Effects of the Merger."

                                   THE MERGER

BACKGROUND OF THE MERGER

     In April 1979, a company controlled by Victor Posner began purchasing Shares and by December 1981 had acquired 23.8% of the Company's outstanding common stock. Such Shares were subsequently transferred to Mr. Posner and he ultimately increased his holdings in 1984 to 49.2% by purchasing shares from the Marmon Group, Inc.

     Marshall Suit. In November, 1989 a shareholders derivative suit (the "Marshall suit") was filed in the United States District Court for the Western District of Pennsylvania against the Company's directors which alleged, among other things, that (i) Victor Posner, the Company's Chairman and Chief Executive Officer, received excessive compensation, (ii) the Company failed to hold annual shareholders meetings and distribute shareholder reports, and (iii) the Company paid excessive insurance premiums to two Posner-controlled companies, Insurance and Risk Management, Inc. and Essex Insurance Company, Ltd. The Marshall suit was settled in July 1993 and, under the stipulation of settlement, restrictions were placed on the amount of Mr. Posner's compensation, three directors resigned and three new independent directors were added to the Company's Board of Directors and various committees of the Board. In addition, a compensation consultant was engaged and other procedures instituted to ensure that compensation paid to members of the Company's senior management would be competitive.

     SEC Enforcement Action. On December 29, 1993, judgment was entered by the United States District Court for the Southern District of New York in favor of the Securities and Exchange Commission ("SEC") and against Victor Posner and his son, Steven Posner, in a civil suit filed by the SEC in September 1988 against Victor and Steven Posner and others. The United States Court of Appeals for the Second Circuit affirmed the lower court's judgment and a petition for certiorari was denied by the United States Supreme Court in October 1994. Pursuant to the judgment, Victor and Steven Posner have been enjoined from violating various provisions of the federal securities laws, barred from serving as officers or directors of any reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"), ordered to disgorge approximately $4,000,000 which had been paid by Fischbach Corporation and to place certain securities owned by them into a voting trust. Victor Posner resigned as an officer and director of the Company on January 4, 1994 and is prohibitted from participating in its management.

     On February 18, 1994, the District Court entered a trust order under which Victor Posner and Steven Posner were required to deliver to the Trustee all voting securities ("Trust Securities") they own, directly or indirectly, in any company they control (as defined in the Exchange Act) which has a class of securities registered under Section 12 of the Exchange Act or which is required to file reports pursuant to Section 15(d) of the Exchange Act. Salem Corporation is such a company. Under the terms of the Voting Trust, the Trustee is required to vote all Trust Securities upon any proposal submitted to a vote of security holders in proportion to the votes cast by the other holders. Notwithstanding the foregoing, unless otherwise ordered by the District Court, the Trustee, in his sole discretion, may depart from the proportionate voting provisions of the Voting Trust in any manner he deems necessary in order to act in accordance with the purposes of the District Court's judgment. The Trustee must give ten days' advance written notice to the District Court, the SEC, Victor Posner and Steven Posner before voting any of the Trust Securities in such manner.

     The Trustee is not permitted to sell, transfer or encumber the Trust Securities. Victor Posner and Steven Posner, however, are not restricted in their ability to direct that Trust Securities be sold, transferred or pledged to unrelated parties. If an issuer of Trust Securities ceases to be a reporting company under the Exchange Act, such securities are no longer to be subject to the Voting Trust and are to be returned to Victor and Steven Posner. Unless sooner terminated by the agreement of Victor Posner, Steven Posner and the SEC, and an order of the District Court, the Voting Trust will terminate with respect to Trust Securities owned by Victor Posner upon his death and with respect to Steven Posner's Trust Securities upon his death.

     By letter dated June 26, 1995, the Trustee advised the District Court that if a merger proposal were made for the Company, the Trustee likely would follow Mr. Posner's instructions in regard to voting on a merger, unless otherwise instructed by the District Court. On June 30, 1995, the District Court entered an Order directing that "with respect to all proposed transactions that require shareholder approval...[t]he Trustee has, in all cases, the right and the duty to vote Victor Posner's shares proportionately, which Victor Posner may not question." The District Court further ordered that Mr. Posner "continues to retain the right to bid for himself or to make his own offer with respect to any such transaction." On March 8, 1996, the United States Court of Appeals for the Second Circuit entered a Summary Order affirming the District Court's Order. No further review of the Order was sought and the Order is, therefore, final.

     SEC Investigation. On January 19, 1995 a Formal Order of Private Investigation was issued by the SEC concerning the Company. All of the Company's directors were deposed by the SEC and were required to produce documents concerning, among other things, their activities as directors of the Company and communications with Victor Posner, if any. Documents were also obtained from the Company and its counsel. The Order states that information has been reported to the SEC tending to show possible violations by the Company, its officers, directors, employees and affiliates and others of Sections 10(b), 13(a) and 14(e) of the Exchange Act and Rules 10b-5, 13a-1 and 13a-13 thereunder by failing to adequately disclose the role of Victor Posner in the management of the Company and by conspiring to hold down the price of the Company's common stock in order to enable Victor Posner to take the Company private at a less expensive price. The Company is unaware of evidence that any of the alleged violations has occurred, but believes the investigation is ongoing.

     Initial Unsolicited Offers. On October 16, 1994, a member of the Company's Board of Directors received a telephone call from an intermediary acting on behalf of the Harbour Group, a privately owned investment and operating organization headquartered in St. Louis, Missouri, who was seeking a meeting to discuss the possible acquisition of the Company. The director referred the caller to counsel for the Company, Titus & McConomy LLP, and an exploratory meeting among representatives of the Harbour Group and counsel for the Company was held on October 25, 1994. The representatives of the Harbour Group stated at that time that they did not wish to engage in an adversarial takeover of the Company.

     Following the meeting, counsel for the Company informed the members of the Company's Executive Committee of the discussions with the Harbour Group and a meeting of the Executive Committee was then scheduled for October 31, 1994. At that meeting, the members of the Executive Committee considered the appropriate response to the Harbour Group's approach. The Executive Committee members noted that the Company's stock was then trading at prices of between $13.00 and $16.00 per Share but they believed it was worth considerably more. Although it was felt that offers for the Company should neither be encouraged or discouraged at that time, it was the sense of the members of the Executive Committee that the Company's Shares were worth more than the amount expected to be offered by the Harbour Group. The members of the

Executive Committee agreed that any offer for the Company should be publicly disclosed. The members decided to recommend to the full Board of Directors that Arthur D. Little, Inc. ("ADL"), which was advising the Board of Directors on strategic planning matters at the time, be engaged on an hourly basis to assist the Board of Directors in considering any offer that might be received. Later that day, counsel for the Company and counsel for the Harbour Group spoke and it was understood that the Harbour Group would submit a written proposal to the Board of Directors of the Company the following day.

     On November 1, 1994, the Company received an unsolicited proposal from Harbour Group Investments III, L.P. to acquire all of the Company's outstanding Shares through a cash merger paying a premium of not less than 25% in excess of the average closing price of the Company's Shares during the 30 trading days preceding the proposal date. The closing price for the Company's Shares on the AMEX on October 31, 1994 was $13 1/2 and the price offered by the Harbour Group was calculated to be $17.41. In its proposal, the Harbour Group requested that it be granted the exclusive right to negotiate with the Company until December 31, 1994 and that the Company not solicit or engage in any discussions with any other person with respect to the acquisition of all or any part of the Company or its business during that period. The proposal also contemplated the payment of a break-up fee in an amount to be negotiated if the Company terminated negotiations to pursue discussions with another bidder. The Company issued a press release that day disclosing the receipt of the Harbour Group's offer.

     In response to the press release concerning the Harbour Group's proposal, Victor Posner wrote to the Company's Board of Directors on November 2, 1994 to advise the Board that he had no interest in selling his shares of the Company's stock. He further stated he "would certainly be interested in buying any and all of the remaining outstanding shares of Salem Corp. at the price offered by Harbour or better."

     A meeting of the Company's Board of Directors was convened on November 3, 1994 to discuss the proposals received from the Harbour Group and Victor Posner. Following extensive discussion, the directors agreed to engage ADL, as advisors to the Board of Directors, to conduct a valuation of the Company's Shares and assist in the identification and assessment of appropriate strategic responses to third party acquisition offers.

     The Board of Directors met the following week on November 10, 1994 and November 11, 1994. Representatives of ADL briefed the Board of Directors on the valuation process and the methodologies utilized. Following discussion, the Board of Directors decided to create a committee of three independent directors (the "Independent Committee") which was given the responsibility of, among other things, establishing a fair process to deal with parties expressing an interest in acquiring the Company.

     The Harbour Group was thereafter advised of the creation of the Independent Committee and informed that the Company did not consider it appropriate to agree to the exclusivity, non-solicitation and break-up fee provisions included in the Harbour Group's November 1, 1994 offer. Mr. Posner was also informed of the Company's response to the Harbour Group and told that, because the Harbour Group's proposal had been rejected due to its restrictive provisions and Mr. Posner's offer had not contained definitive terms, the Company's Board of Directors believed that it was unable to act on his proposal and that his proposal was considered to be moot.

     During November 1994 and December 1994 discussions continued with the Harbour Group and expressions of interest were also received from several other parties. The Independent Committee met with representatives of ADL on the evening of December 7, 1994 and the morning of December 8, 1994 to review a preliminary draft of the valuation of the Company's Shares. The draft report indicated a range of valuations with a preliminary estimate of the value of the Company to an investor of between $23.00 and $26.00 per Share.

     On December 23, 1994, the Harbour Group raised its offer to "at least $17.50 per share" and removed the restrictive provisions that had been objected to by the Company. After considering the Harbour Group's revised offer, the Independent Committee responded on December 27, 1994 that it considered the price of $17.50 inadequate based on the Company's positive earnings trend, near record backlog and book value per share of $18.98 (as of September 30, 1994).

     On January 11, 1995, the Harbour Group raised its offer to $21.00 per Share. The Independent Committee held a telephonic meeting that day in which representatives of ADL participated. On January 14, 1995, the Independent Committee engaged its own legal counsel. On January 16, 1995, the Company issued a press release disclosing the Harbour Group's revised offer but stating that although the Independent Committee believed the price offered was insufficient and significantly below the value of the Company's Shares, the Company was prepared to supply non-public information requested by the Harbour Group after a confidentiality agreement was signed. A confidentiality agreement was entered into by Harbour Group Investments III, L.P. on January 30, 1995.

     Initial Valuation. On January 24, 1995, ADL delivered a revised draft valuation report to the members of the Independent Committee. The report indicated a valuation range from $23.34 to $29.27 for the Company's Shares and concluded that $25.00 was a "fair value" per Share. ADL's draft report was sent to the members of the Executive Committee on January 31, 1995 and to the remaining members of the Company's Board of Directors on February 10, 1995.

     Engagement of DLJ. A joint meeting of the Company's Executive and Independent Committees was held on February 24, 1995. At that meeting the directors decided it was advisable to engage an investment banking firm to assist in the sale process for the Company. During early March 1995, the Independent Committee conducted interviews of a number of investment banking firms and ultimately recommended that two be invited to make formal presentations to the full Board of Directors at a meeting on March 15, 1995. The presentations included descriptions of the firms' merger and acquisition expertise, the services they could provide in advising the Board of Directors with respect to strategic alternatives available to the Company, valuation techniques and the sale process. The investment bankers also discussed issues unique to the Company and responded to questions from directors and counsel to the Company.

     Following the presentations, the Board of Directors selected Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its financial advisor and an engagement letter was signed on March 30, 1995. Among other things, DLJ agreed to (i) provide assistance in preparing offering materials describing the Company, (ii) identify and contact selected qualified acquirors, (iii) arrange for potential acquirors to conduct business investigations, (iv) negotiate the final aspects of any proposed acquisition of the Company, and (v) deliver an opinion to the Company's Board of Directors as to the fairness from a financial point of view of the consideration to be received by the Company's shareholders in any proposed acquisition.

     Formal Sale Process. During early April 1995, DLJ conducted its own due diligence investigation of the Company. Later that month, DLJ prepared a Confidential Information Memorandum describing the Company and contacted over 150 potential buyers to determine their interest and arrange for presentations by the Company. Beginning in May 1995, DLJ distributed copies of the Confidential Information Memorandum to 60 prospective purchasers who had signed confidentiality agreements. Management presentations were also made to a number of prospective purchasers that month.

     DLJ established May 31, 1995 as the deadline for receipt of non-binding preliminary indications of interest from prospective purchasers. Nine indications of interest were received by the deadline. Of those, DLJ, working with the members of the Independent Committee, selected five prospective purchasers to conduct a second round of due diligence. DLJ set June 30, 1995 as the date upon which final bids would have to be submitted. Bidders were instructed that final proposals had to be fully financed and the sources of financing disclosed together with the relevant information necessary to enable DLJ to verify the financing. In addition, bidders were supplied with a draft agreement and plan of merger and directed to include a copy of the merger agreement marked to indicate any changes they would request with their final proposals.

     On the final bid date of June 30, 1995, DLJ received two proposals to acquire all of the Company's Shares. The first indicated a range of $25.00 to $26.50 per Share but contained no additional information about the terms of the proposal. The second proposal was "at a price of approximately $33.00" per Share and was premised on the assumption that the Company would have minimum cash (net of debt) of $22,000,000. That proposal was further subject to a due diligence investigation, obtaining requisite financing and reaching an agreement with "each shareholder that beneficially owns a significant number of shares of common stock" to vote in favor of the acquisition. Following discussions among that bidder, its counsel, DLJ and counsel for the Independent Committee and the Company, the bidder submitted a revised proposal on July 21, 1995. In the revised proposal, the bidder imposed additional conditions including (i) execution of an agreement with Victor Posner under which he agreed to allow the bidder to purchase and vote his Shares and approval of that agreement by the United States District Court for the Southern District of New York, (ii) execution of releases by Victor Posner, his affiliates and associates, (iii) resignation by Victor Posner and his affiliates and associates as employees, officers, directors, agents, consultants and representatives of the Company, and
(iv) agreement by the SEC to dismiss with prejudice all actions and investigations against the Company and its affiliates and associates. The bidder also sought to require payment of a break-up fee of $2,500,000 if the Company terminated its agreement with the bidder and entered into an agreement for the sale of the Company within 12 months thereafter. Conversations with that bidder and representatives of Victor Posner occurred throughout the summer and fall of 1995.

     During the summer and fall of 1995 the Company and DLJ received other expressions of interest from prospective purchasers. Management cooperated in their due diligence investigations and made frequent presentations to interested parties.

     On September 25, 1995, a proposal to acquire all of the Company's stock at a price of $21.75 per Share was received. The proposal was subject to a due diligence investigation and the approval of the Boards of Directors of the Company and the bidder. In addition, the proposal contained break-up fees ranging from $1,200,000 to $2,000,000 and restricted the Company's ability to engage in negotiations with other parties. On September 21, 1995, the last date on which trading occurred prior to the receipt of the proposal, the high and low sales prices for the Company's stock on the AMEX were $26 1/2 per Share.

     The Company's Board of Directors met on October 10, 1995 and received written reports from DLJ and the Independent Committee describing the sale process, the persons contacted, the bids and expressions of interest received and follow up contacts. Among the proposals discussed with the Board was a proposal for the acquisition of the Company's Shares at a price of $23.00 per Share from a firm which conducted a limited amount of due diligence. It was also reported that another firm had expressed an interest in acquiring the Company at a price of $28.00 per Share but subject to due diligence and obtaining financing. Representatives of DLJ commented upon various aspects of the proposals received including the adequacy of the price offered and the conditions to closing a transaction. Concern was expressed as to whether a fairness opinion could be rendered with respect to the $21.75 and $23.00 per Share proposals. DLJ also cautioned the Board that it was unknown whether the party which had made the earlier proposal of $33.00 per share would waive the conditions of reaching agreements with Victor Posner and the SEC. After extensive discussion, it was agreed to add A.A. Fornataro, the Company's President and Chief Operating Officer, to the Independent Committee (which was renamed the "Special Negotiating Committee") and continue the Committee's existence until the next regularly scheduled Board of Directors meeting on December 7, 1995 in order to permit DLJ and the Committee to follow through with the remaining prospective purchasers. The Company's counsel was also directed to participate in the deliberations of the Committee.

     At a Board meeting held on November 2, 1995, representatives of DLJ reported that they had spoken to the parties which had made the proposals of $21.75 and $23.00 per Share and both had declined to increase the amount of their offers. It was noted that both proposals contained due diligence and financing contingencies. The party that had made the proposal of $28.00 per Share had lost its source of equity financing, which had declined to go forward unless Victor Posner's approval of their offer was obtained. It was also reported that the party which had made the proposal of $33.00 per Share still refused to remove the conditions requiring Victor Posner's cooperation and, although discussions continued, it appeared unlikely that these conditions could be satisfied.

     By letter dated December 4, 1995, a proposal to acquire the Company's outstanding stock for $26.00 per Share was communicated to DLJ. The letter requested a due diligence period of 60 days and a $2,000,000 break-up fee. This proposal was described to the Board of Directors at its December 7, 1995 meeting. Representatives of DLJ expressed skepticism that the recently received proposal would result in the culmination of a sale of the Company. They also explained that the proposals that had been discussed at prior Board meetings were stagnant and potential bidders appeared reluctant to make a firm offer for the Company as long as it appeared that Victor Posner would not be supportive. Following extensive debate, the Board of Directors nonetheless determined to keep the Special Negotiating Committee in place for an additional 45 days in order to permit it to follow through with the most recently received proposal. In addition, the Board of Directors encouraged the Company's management to consider making a bid for the Company.

     A letter dated December 17, 1995 was received by DLJ from the new bidder indicating that the bidder was prepared to begin a 45-day due diligence period but warned that it was unlikely that its ultimate offer would exceed $26.00 per share. Moreover, the bidder informed DLJ that it would want to divest the Company's Minerals Group at the time of closing and requested a deposit of $100,000 to cover the bidder's expenses if it was unsuccessful in acquiring the Company within three months. On January 4, 1996, the Company's Board of Directors responded that the Company would be willing to pay $100,000 for the bidder's expenses (i) if the bidder presented an offer of $26.00 per share to the Board but the Board decided not to recommend the offer to the Company's shareholders or (ii) if the Board chose to recommend another party's bid to the Company's shareholders.

     Following its due diligence investigation, the bidder sent a letter on February 28, 1996 to DLJ stating that it was "not prepared to move forward with discussions to acquire Salem Corporation for $26 per share." The bidder's response was discussed at a Board of Directors meeting on March 4, 1996 at which time the Board directed DLJ to go back to the bidder for clarification. During a conference call on March 18, 1996, the bidder confirmed that it was not interested in proceeding with an acquisition of the Company.

     Termination of DLJ. A regularly scheduled meeting of the Board of Directors was held on March 21, 1996 at which time Mr. Fornataro announced that he had been contacted by the bidder who had previously indicated an interest in acquiring the Company for $28.00 per Share and was informed that the bidder had located a new source of equity financing and requested a meeting. Mr. Fornataro said that although he would be cooperative in negotiating a sale on the Company's behalf with that bidder, he had no interest in being an equity participant in the bid as had been suggested previously by the bidder. Further, if it appeared that this was the only remaining bidder for the Company, Mr. Fornataro said he intended to pursue with other members of senior management an offer to acquire the Company's outstanding Shares. A long discussion ensued about the bidding process and the prospects for a sale of the Company. Among other considerations discussed by members of the Board and management was the high level of expense associated with the sale process. The Board of Directors decided to terminate the engagement of DLJ (whose one year contract was scheduled to end on March 30, 1996), disband the Special Negotiating Committee and terminate the engagement of its separate counsel.

     A press release was issued on March 22, 1996 which announced that the Board of Directors had received no firm offers for the purchase of the Company and had decided to terminate the engagement of DLJ and disband the Special Negotiating Committee. The release further stated that although discussions with potential acquirors would continue and inquiries from financially responsible bidders would be welcomed, the Board of Directors had determined to cease the active solicitation of bids for the Company.

     On March 27, 1996, Mr. Fornataro and counsel for the Company met with the remaining active bidder who informed them he was not interested in proceeding with the acquisition of the Company because of the ownership position of Victor Posner.

     Receipt of Offers from Management and Victor Posner. On April 3, 1996, the Company received an offer from Victor Posner to acquire all of the Company's outstanding stock not owned by him at a price of $20.00 per Share. Mr. Posner's offer was not subject to due diligence or financing contingencies. It did, however, contain a $500,000 break-up fee and a non-solicitation provision. In his letter to the Chairman of the Company's Board of Directors, Mr. Posner said he was "sure the Board will agree that my proposal is fair to and in the best interests of Salem and the Salem shareholders." The offer was accompanied by a proposed draft of a merger agreement and requested a response by April 12, 1996. On April 3, 1996, the high and low sales prices on the AMEX for the Company's stock were $19 1/8 and $18 1/2, respectively, per Share.

     The Company's Board of Directors met on April 4, 1996 and discussed Mr. Posner's offer. On that date, the high and low sales prices for the Company's stock on the AMEX were $21 1/8 and $19 3/4, respectively, per Share. The Board of Directors resumed its consideration of Mr. Posner's offer at a meeting held on April 11, 1996. At that time, it was noted that Mr. Posner's $20.00 per Share offer was below the book value of approximately $21.00 per Share, was below the closing price on the AMEX for the stock on April 10, 1996 of

$20 3/4 per Share and was below the valuation range provided by ADL. The Board of Directors also considered whether it would be possible to obtain a fairness opinion as to the price offered by Mr. Posner which was a condition of closing in the merger agreement proposed by Mr. Posner. Members of management expressed the view that the Company's relationships with suppliers, customers and employees would suffer if Mr. Posner regained control of the Company and would also be affected adversely if the sale process was not concluded promptly. The Board of Directors concluded that it was not prepared to accept Mr. Posner's offer but would invite him to conduct a due diligence investigation after signing a confidentiality agreement and directed the Company's counsel to attempt to negotiate terms with Mr. Posner that would ensure an open and fair bidding process for the Company.

     At the Board meeting on April 11, 1996, the directors also authorized a loan of $60,000 to management to investigate the possibility of making an offer to purchase the Company. It was agreed that repayment of the loan would be forgiven if management continued to cooperate with other bidders for the Company and submitted a bid of more than $20.00 per Share for the Company's stock.

     At the Board of Directors meeting on May 9, 1996, management presented an offer to acquire all of the Company's stock for $22.00 per Share. The offer was subject to obtaining financing but was accompanied by a letter from management's financial advisors indicating their confidence that financing could be arranged upon satisfactory terms. Management requested authority to spend up to $100,000 of the Company's funds to secure financing for their bid. The Board of Directors, however, declined to act on their request.

     On May 16, 1996, Mr. Posner again wrote to the Chairman of the Company's Board of Directors and stated that although he continued to believe the terms of his April 3, 1996 offer to acquire complete equity ownership of the Company for $20.00 per Share were "fair and in the best interests of Salem's shareholders," he increased his offer to $22.00 per Share. The offer was not subject to financing or due diligence contingencies. In addition, Mr. Posner offered to reimburse the Company for any expenses incurred in providing information to him. The revised offer further provided that the $500,000 break-up fee previously requested would be waived if the Company received an offer of $24.00 per Share or better and was able to close that transaction within 120 days. Mr. Posner also offered to place $1,000,000 in escrow.

     At a Board meeting on May 21, 1996, the directors discussed the pending offers from Mr. Posner and management. They concluded it would be in the best interests of the shareholders for there to be more than one viable offer for the Company and decided to approve payment of $100,000 to enable management to secure financing for its bid. A press release was issued by the Company on May 22, 1996 disclosing the decision to advance additional funds to management. On May 23, 1996, Mr. Posner withdrew his $22.00 per Share offer.

     Receipt of Additional Offers. During May and June, 1996 a number of inquiries were received by management, the Chairman of the Company's Board of Directors and the Company's counsel from prospective purchasers for the Company. Confidentiality agreements were signed by several parties and information about the Company was distributed to them. Various parties met with management, the Chairman of the Board and the Company's counsel and some conducted more extensive due diligence. The progress of these discussions was reported at meetings of the Board of Directors on May 21, 1996, May 29, 1996 and June 12, 1996. At the May 29, 1996 Board meeting the directors discussed the need for a financial advisor to assist the Board in managing the sale process. The Chairman of the Board and the Chairman of the Audit Committee were directed to work with the Company's counsel to investigate the terms under which an investment banker could be engaged and to identify suitable candidates for consideration by the full Board of Directors.

     Three Cities Research, Inc. An industry analyst who also holds shares of the Company's stock had contacted the Company's counsel from time to time during 1995 and 1996 to inquire about the sale process. On April 2, 1996, not long after the issuance by the Company of the press release announcing the termination of DLJ's engagement, he again contacted the Company's counsel and asked whether the Company was still interested in finding a buyer. Counsel replied that although the active solicitation process had ended, discussions with potential purchasers continued and the Company would welcome inquiries from interested parties. He told counsel he knew of someone he thought would be interested in the Company and would mention the Company to them. On May 24, 1996, he called counsel to say they should expect to receive a call from J. William Uhrig of Three Cities Research, Inc. ("TCR"). Later that day, Mr. Uhrig called counsel for the Company and executed a confidentiality agreement.

     On May 30, 1996 representatives of TCR met with the Company's senior management, two members of the Board of Directors and the Company's counsel. Mr. Uhrig described the history and investment philosophy of TCR and its recently created investment funds, Three Cities Fund II, L.P. and Three Cities Offshore II C.V., and gave a brief description of some of their portfolio companies. He noted a distinctive feature of TCR being its willingness and ability to pursue "all cash" transactions which provided both a high degree of certainty and a means of better controlling the timing of the completion of a transaction. He also explained that although TCR relied upon operating management to manage the business of the companies in which it invested, TCR provided assistance in defining business strategies and capital to fund opportunities for profitable growth.

     Management then gave an overview of the Company's operations and answered questions. It was stressed by management and the Board members that although management had made an offer to acquire the Company, they remained open to working with another bidder if it would benefit the Company and its shareholders. Mr. Uhrig suggested that management meet the other partners of TCR and talk to others with whom TCR had done business. TCR continued its due diligence investigation of the Company with visits to its various facilities and additional discussions with management. On or about June 11, 1996, Mr. Uhrig contacted counsel for the Company to discuss the presentation of a formal offer to acquire the Company. Counsel informed Mr. Uhrig that because the Company was in the process of interviewing financial advisors to assist in the evaluation of offers it might be inadvisable for TCR to make an offer before the Board of Directors was prepared to receive it.

     Engagement of M.J. Whitman, Inc. On June 6, 1996 and June 12, 1996 the Chairman of the Company's Board of Directors, the Chairman of the Audit Committee and counsel conducted preliminary interviews with three investment banking firms. During the afternoon of June 12, 1996 presentations were made by the investment bankers to the Company's Board of Directors. The investment bankers described their experience in comparable transactions, their approach in valuing companies, their suggestions for structuring the sale process and the timing thereof and the fees they would charge. Following the presentations, the Board members concluded that M.J. Whitman, Inc. ("MJW") was best qualified to assist the Board of Directors at a crucial stage in the sale process and offered the most attractive pricing for its services.

     On June 13, 1996 the Company engaged MJW to (i) perform a complete financial analysis of the Company in order to determine an appropriate valuation of the Company, (ii) counsel the Company's Board of Directors as to strategy and tactics in negotiating with various bidders for the Company, (iii) evaluate the consideration offered and the structure of various bids for the Company, and
(iv) render a written opinion as to the fairness to the Company, from a financial point of view, of any proposed sale or merger. Later that day representatives of MJW began to contact the interested parties and invited them to make presentations to the Board of Directors at a meeting on June 20, 1996. The Company's counsel also wrote to all parties who had previously signed confidentiality agreements to inform them of the engagement of MJW and advised them to contact M.J. Whitman, Inc. if they had any continuing interest in acquiring the Company.

     Presentations by Bidders. On June 20, 1996 the Board of Directors met and received presentations by several bidders for the Company. At that time, members of senior management announced that they had secured a commitment for financing for their $22.00 per Share bid and were prepared to proceed. Victor Posner's counsel indicated that Victor Posner would be willing to resubmit his $22.00 per Share bid if he could be assured it would be treated fairly and seriously. A bid of $24.00 per Share was received from another party which was subject to obtaining debt and equity financing and also subject to due diligence investigation. A written proposal offering $22.00 to $24.00 per Share which was subject to due diligence was also received.

     The last presentation to the Board on June 20, 1996 was by TCR which offered to acquire all of the Company's outstanding stock for $25.00 per Share in cash. The TCR offer was not subject to due diligence or a financing contingency. TCR proposed to enter into a definitive merger agreement as soon as possible but required confidentiality and exclusivity in the interim. TCR's offer also sought to impose a break-up fee of $1,750,000 and reimbursement of expenses of up to $500,000 if a merger was not consummated.

     The Board of Directors considered the presentations during the evening of June 20, 1996 and continued its deliberations on June 21, 1996. At that time, MJW recommended that the Board accept the offer from TCR. MJW pointed out to the Board that the offer satisfied three criteria: it was the highest price; the transaction could be consummated immediately; and the financing for the offer would not over leverage the Company. After extensive deliberations, the Board decided to continue discussions with TCR and authorized MJW and the Company's counsel to negotiate with TCR concerning price, break-up fee, expense reimbursement and the other terms and conditions of the TCR offer. On June 20, 1996, the high and low sales prices for the Company's stock on the AMEX were $20 1/4 per Share.

     Following adjournment of the meeting, the other bidders for the Company were informed that the Board had decided to engage in negotiations with a bidder whose identity could not be disclosed and the Board intended to meet again on June 27, 1996 to act upon that offer. If the offer could not be accepted at that time, it was the Company's intention to recontact the other bidders.

     On June 24, 1996, representatives of TCR, counsel for TCR, counsel for the Company and representatives of MJW met to discuss the terms of the offer and the changes proposed by TCR to the form of merger agreement previously supplied by the Company. A number of the requested changes were incorporated in a draft merger agreement and the draft was distributed to the Company's directors and TCR and its counsel on the evening of June 25, 1996.

     On June 27, 1996, the Company's Board of Directors met to review the draft merger agreement with counsel and representatives of MJW and the Company's auditors, Arthur Andersen LLP. MJW rendered a preliminary verbal opinion that the consideration to be paid in the proposed merger would be fair to the Company from a financial point of view. The proposed merger agreement was reviewed in detail by the directors. Counsel reviewed with the Board of Directors their fiduciary duties under Pennsylvania law and representatives of MJW also discussed with them the principal factors to be considered by the Board of Directors in their deliberations: fair price, ability to close promptly and protection of the Company's ongoing business. The Board of Directors asked that certain of the terms of the proposed merger agreement be modified or clarified. Representatives of TCR and their counsel were present in an adjoining room throughout the meeting and available to answer questions and/or continue negotiations. When the Board finally concluded its review of the merger agreement and discussion of the terms of the offer late in the afternoon, they were informed that TCR had decided to withdraw the offer if it was not accepted by 3:00 p.m. the following day. The parties nonetheless discussed the remaining open issues and reached agreement with respect to some of such issues.

     A revised draft of the merger agreement incorporating changes agreed to by both sides was prepared during the evening of June 27, 1996 and telecopied to TCR and its counsel the following morning and distributed to the Board of Directors. When the Board of Directors resumed its meeting at approximately 11:00 a.m. on June 28, 1996, representatives of MJW confirmed that they would be prepared to deliver a formal written fairness opinion with respect to the TCR offer. The changes in the revised draft of the merger agreement were explained by counsel and the remaining open issues were described by MJW and counsel and discussed by the Board. Negotiations with TCR and its counsel over the terms of the offer and the language in the merger agreement continued by telephone. At 3:00 p.m. the Board of Directors agreed in principle to accept the TCR offer and authorized counsel and MJW to work out the few remaining issues. By approximately 6:00 p.m. on June 28, 1996, those issues were resolved, the language in the merger agreement was agreed upon and counterpart signature pages were signed.

REASONS FOR THE MERGER

     At its reconvened meeting on June 28, 1996, the Board of Directors concluded that the Merger is fair to, and in the best interests of, the Company and its shareholders. The Board of Directors recommends that the Company's shareholders VOTE FOR approval and adoption of the Merger Proposal.

     The determination of the Board of Directors to approve the Merger Agreement was based upon consideration of a number of factors, including the following:

      (1) An active and extensive process of negotiation, study and offering of the Company for sale had been conducted following the receipt of the Harbour Group's initial offer on November 1, 1994 and continuing through June 20, 1996 when the $25.00 per Share offer was received from TCR, which was the highest non-contingent bid received;

      (2) The $25.00 per Share Merger Consideration represents a substantial premium over the Company's book value per share and a premium over the AMEX closing price of $20 1/4 on June 19, 1996, the date prior to the receipt by the Board of Directors of TCR's offer;

      (3) The Company's management and Victor Posner, the owner of 49.2% of the Company's Shares, offered to pay $22.00 for the Shares, a price which both bidders characterized as being fair to the Company's shareholders;

      (4) MJW delivered its preliminary verbal opinion to the Board of Directors on June 27, 1996, which was confirmed by a written opinion dated August 8, 1996, as to the fairness to the Company, from a financial point of view, of the Merger;

      (5) Alternatives to the Merger were considered, including the continued operation of the Company as an independent, publicly owned entity with 49.2% of its Shares beneficially owned by Victor Posner but held in the Voting Trust, but it was the opinion of management and a majority of the directors that continuation of that situation could have a deleterious effect on the Company's employees, customers, suppliers and business prospects, and it was determined that the Merger provided the best result for the Company's shareholders, employees, customers and suppliers and the communities in which the Company and its subsidiaries have offices and other facilities;

      (6) The terms of the financing for TCR's offer and the covenants in the Merger Agreement restricting certain payments by the Company, as the corporation surviving the Merger (See "THE MERGER AGREEMENT -- Future Distributions by the Surviving Corporation"), provided substantial assurance to the Company's Board of Directors that the ongoing operations of the Company would be soundly financed;

      (7) TCR expressed a desire and displayed the ability to close the Merger with minimal delay and little disruption in the Company's operations;

      (8) The Merger Agreement continues to permit the Board of Directors, in the exercise of its fiduciary duties, to consider and accept an unsolicited proposal to acquire the Company which the Board of Directors believes is more favorable to the Company and its shareholders than the Merger Proposal;

      (9) The adverse impact on the Company's operations and employees likely to be caused by continuing the sale process on the possibility that a qualified bidder could be found who would be willing to pay a price higher than $25.00 per Share; and

     (10) The current ownership of the Company with 49.2% of the Company's Shares held by Victor Posner but subject to the Voting Trust has been the source of continuing uncertainty for potential investors, lenders, suppliers, customers and employees and the Merger will resolve those uncertainties.

     The Board of Directors recognizes that if the Merger is consummated the Company's shareholders will not have the opportunity to continue their equity interest in any future growth of the Company. See "THE MERGER
AGREEMENT -- Certain Other Effects of the Merger." However, the Board of Directors placed special consideration on the fact that the Merger Consideration represents a substantial premium over the price at which the Shares had been trading prior to the receipt of the Harbour Group's unsolicited offer on November 1, 1994 and a premium over the Share price on the date prior to the receipt of TCR's offer.

     The foregoing discussion of the factors considered by the Board of Directors is not meant to be exhaustive but is believed to include the material factors considered by the Board in its deliberations. The directors did not quantify or attach any specific weight to the various factors they considered in reaching their determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its shareholders. In reaching their determination, the directors took the various factors into account collectively and did not perform a factor-by-factor analysis during their deliberations.

OPINION OF FINANCIAL ADVISOR

     MJW has delivered its opinion to the Company's Board of Directors to the effect that, as of August 8, 1996, the consideration to be paid by TCR in the Merger is fair, from a financial point of view, to the Company (the "MJW Opinion").

     A COPY OF THE MJW OPINION DATED AUGUST 8, 1996 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN AND PROCEDURES FOLLOWED BY MJW IN RENDERING ITS OPINION IS ATTACHED HERETO AS APPENDIX B, AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE MJW OPINION IN ITS ENTIRETY. THE SUMMARY OF THE MJW OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION LETTER. THE FULL REPORT OF THE MJW OPINION IS AVAILABLE FOR REVIEW AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE DURING NORMAL BUSINESS HOURS EACH BUSINESS DAY. MJW HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER IN THIS PROXY STATEMENT.

     The MJW Opinion is directed only to the fairness from a financial point of view of the Merger Consideration in the Merger. MJW was not asked to consider, nor did it express any opinion with respect to, the fairness of any other transaction. The MJW Opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting.

     It should be understood that, although subsequent developments may affect the MJW Opinion, MJW does not have any obligation to update, revise or reaffirm its opinion and the Company's obligation to consummate the Merger is not conditioned upon an update of the MJW Opinion. However, MJW is unaware of any event which has occurred subsequent to August 8, 1996 which would impact its opinion.

     The following briefly summarizes the procedures followed by MJW in reaching its opinion and the basis for and methods of arriving at such opinion. No limitations were imposed by the Company's Board of Directors with respect to the investigations made or procedures followed.

     MJW was selected and retained by the Board of Directors to render its opinion to the Board and has received a fee for its services. In addition to MJW, several other investment banks of varying sizes were approached by the Board of Directors and/or submitted bids to render the fairness opinion and to provide advice to the Board. MJW was selected on the basis of expertise, price, reputation and the absence of any prior relationship with the Company. MJW, as part of its advisory and investment banking business, is regularly engaged in the valuation of businesses and their securities for corporate, estate and other purposes.

     In connection with the MJW Opinion, MJW reviewed and analyzed, among other things, (i) a draft of this Proxy Statement dated July 19, 1996; (ii) certain publicly available information concerning the Company including the annual reports on Form 10-K of the Company for each of the fiscal years in the five-year period ended December 31, 1995; (iii) the quarterly reports on Form 10-Q of the Company for the quarters ended March 31, 1996 and June 30, 1996;
(iv) certain other internal information, primarily financial in nature, furnished to it by the Company, including projections prepared by the management of the Company ("Projections") concerning the businesses and operations of the Company; (v) certain publicly available information concerning the trading of, and the trading for, the Shares; (vi) the Merger Agreement; (vii) the confidential information memorandum dated April 1996 prepared by the Company, as well as various other information memorandums prepared by advisors to the Company; (viii) certain information concerning offers to acquire the Company contained in Schedules 13D relating to the Company dated April 3, 1996, May 16, 1996 and May 23, 1996, as well as certain information concerning other offers to acquire the Company; (ix) the trust order dated March 2, 1994 of the United States District Court for the Southern District of New York in Securities and Exchange Commission v. Drexel Burnham Lambert Inc., et al.; (x) publicly available information with respect to certain other publicly traded companies; and (xi) publicly available information concerning the nature and terms of other transactions that MJW considered relevant to its inquiry. In addition, representatives of MJW met with certain officers and employees of the Company to discuss the past and current business operations, financial condition and future prospects of the Company, visited certain of the Company's facilities and considered such other matters that they believed to be relevant to their inquiry.

     The MJW Opinion states that, in the course of their review and analysis and in arriving at said opinion, MJW assumed and relied upon the accuracy and completeness of all the financial and other information provided to MJW or publicly available, and did not independently verify any such information. In the course of MJW's review, nothing came to MJW's attention which led MJW to believe that it would not be reasonable to rely upon and utilize such information for the purposes of expressing MJW's opinion. MJW did not make or obtain any independent evaluations or appraisals of any of the properties or facilities of the Company.

     In conducting their analysis and arriving at their opinion, MJW considered such financial and other factors as they deemed appropriate under the circumstances including, among others, (i) the historical, current and projected financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the process which had previously occurred in connection with the marketing for sale of the Company, including the status, terms and conditions of other offers to acquire the Company; (iv) the historical and current market for the Shares; (v) the terms and conditions of the Merger; and (vi) financial and other publicly available information concerning other publicly traded companies. MJW also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. The MJW Opinion is necessarily based upon conditions as they existed and could be evaluated on the date it was rendered.

     In accordance with recognized professional standards as generally practiced in the valuation industry, the fee for MJW's services is not contingent upon MJW's conclusions. MJW determined, to the best of its knowledge and in good faith, that neither it nor any of its agents or employees has a material financial interest in the Company.

     The MJW Opinion does not represent an assurance, guarantee or warranty that the Company will not default on any debt obligations associated with the proposed transaction.

     The following is a summary of certain analyses performed by MJW in connection with its opinion, which it discussed with the Company's Board of Directors. The summary of the financial and comparative analyses set forth below does not purport to be a complete description of such analyses and of the factors considered by MJW. The failure to consider all such factors and analyses could create a misleading view of the processes underlying the MJW Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description.

     Takeover Offers/Market Test. In arriving at its conclusions, MJW considered the takeover offers for the Company received by the Board of Directors. With respect thereto, MJW considered the following factors: (i) the Merger Consideration was the highest offer for the Company as of the date of the MJW Opinion; (ii) the Merger Consideration is all-cash and is not subject to any contingencies; (iii) the Company had been the subject of an extensive market test commencing in November 1994 when the Company received an unsolicited offer from the Harbour Group; (iv) the Merger Consideration represents an amount $3.00 per Share higher than the offer submitted by both the management of the Company and the Company's largest single shareholder; and (v) the adverse impact of the prolonged sale process on the Company's business.

     Comparable Company Analysis. MJW compared selected historical share, price, earnings and operating and financial ratios for the Company to the corresponding data and ratios for certain other publicly traded companies. MJW stated that while none of the other publicly traded companies considered in their analysis is directly comparable to the Company, the analysis of a group of publicly traded companies engaged in businesses or industries similar to the Company provides a reasonable basis of comparison which a prudent investor would utilize in evaluating the Company. An analysis of the results of the foregoing is not mathematical nor necessarily precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect public trading values.

     The data and ratios compared by MJW include, among others, (i) the ratio of total market capitalization of common stock plus total debt plus preferred stock plus minority interest less cash and cash equivalents ("Enterprise Value") to
(A) earnings before interest and taxes ("EBIT"), (B) earnings before interest, taxes, depreciation and amortization ("EBITDA"), and (C) EBITDA minus capital expenditures, as well as (ii) the ratio of current stock price to (A) net earnings and (B) book value. All of these items were evaluated for the latest five-year period and adjusted for non-recurring and extraordinary items. In addition, MJW analyzed historical EBIT, EBITDA and gross margins, the ratios of net income to book value and EBITDA to total assets, and the ratios of total debt to total capitalization, capital expenditures to revenues and capital expenditures to depreciation for the Company and the other publicly traded companies. The financial multiples implied by the Merger and the Company's historical financial results were compared to the results of eleven companies based upon the most recent public information available as of August 8, 1996. Outlying results were excluded from the multiples analysis.

     The eleven companies were Bridgeport Machines, DeVlieg-Bullard, Dualstar Technologies, Gleason Corp., Jacobs Engineering, Kennametal, Layne Christensen, Monarch Machine Tool, Prab Inc., Secom General and Sifco Industries (the "Comparable Companies").

     The analysis of Enterprise Value to the latest twelve months ("LTM") EBIT yielded a median multiple of 8.3x for the Comparable Companies versus 5.3x for the Merger Consideration. However, adjusting the calculation of Enterprise Value for the Company to reflect only excess cash, which MJW assumed was $12.8 million, results in an EBIT multiple in the Merger Consideration of 7.3x. The analysis of Enterprise Value to LTM EBITDA yielded a median multiple of 5.8x for the Comparable Companies versus 3.9x for the Merger Consideration. However, adjusting the calculation of Enterprise Value for the Company to reflect only excess cash results in an EBITDA multiple in the Merger Consideration of 5.4x. The analysis of Enterprise Value to LTM EBITDA minus capital expenditures yielded a median multiple of 7.3x versus 7.7x for the Merger Consideration. Adjusting the calculation of Enterprise Value for the Company to reflect only excess cash results in an EBITDA minus capital expenditure multiple in the Merger Consideration of 10.6x. The analysis of stock price to LTM earnings yielded a median multiple of 11.6x versus 11.1 for the Merger Consideration. The analysis of stock price to book value yielded a median multiple of 1.3x for the Comparable Companies versus 1.2x for the Merger Consideration.

     In evaluating the fairness of the Merger Consideration, MJW used this comparable company analysis to estimate a range of values for the Shares. Using this comparable company analysis, MJW estimated a range of Enterprise Values for the Company of $30 to $40 million. The $30 and $40 million values imply LTM EBIT multiples of 6.0x and 8.0x, respectively, LTM EBITDA multiples of 4.5x and 6.0x, respectively, and LTM EBITDA minus capital expenditure multiples of 8.8x and 11.8x, respectively. MJW made the following additions and subtractions to Enterprise Value in order to derive a value for the Shares: (i) MJW added $12.8 million, representing the amount of excess cash it estimated for the Company,
(ii) deducted $1.8 million to reflect the amount of the Company's outstanding indebtedness, and (iii) deducted $423,000 to reflect the costs associated with the discontinuation of Enviroplant International Group Limited ("EIG"). These adjustments resulted in estimated equity values for the Company of $40.6 to $50.6 million. MJW applied a 10% control premium to these amounts to arrive at estimated equity values for the Company on a controlling interest basis ranging from $44.7 to $55.7 million, or $23.95 to $29.85 per Share.

     Discounted Cash Flow Analysis. MJW estimated the present value of the Company's projected cash flows by utilizing a discounted cash flow analysis. The following is a summary of the discounted cash flow analysis performed by MJW.

     MJW estimated the present value of the Company by discounting the projected cash flows of the Company for a five-year and five-month period commencing August 1, 1996. In preparing its projections, MJW considered the Projections prepared by management of the Company as well as the historical experience and future prospects of the Company. MJW performed discounted cash flow analyses for each of Herr-Voss Corporation ("Herr-Voss"), Salem Furnace Co. ("Furnace") and the minerals processing equipment division (Industrial Resources, Inc., West Virginia Electric Corporation and A.L. Lee Corporation, collectively, the "Minerals Division"). MJW then consolidated these results and made certain adjustments, including adjustments to reflect the costs associated with the Company's U.K. subsidiaries, to determine the net present value of the Company. The following more fully describes the assumptions utilized by MJW in its discounted cash flow analyses for Herr-Voss, Furnace, the Minerals Division, and the Company on a consolidated basis.

     Herr-Voss: Revenues were estimated for 1996 through 1998 based upon management's projections and were increased thereafter at a rate of 6.0% per annum. Gross margins were estimated to be 25.4% in 1996 and were assumed to be 23.5% thereafter based upon historical experience. Royalty income was estimated to be $100,000 in 1996 increasing at a rate of 6.0% per annum. Operating expenses were projected based upon the following assumptions: (i) research and development expense was estimated to be $150,000 in 1996 and 1997 and was increased at a rate of 4.0% per annum thereafter; (ii) engineering expense was projected to be approximately 10.0% of revenue; (iii) selling expense was projected to be approximately 7.8% of revenue; and (iv) general and administrative expense for 1996 was estimated at $1.4 million and was increased at a rate of 4.0% per annum thereafter. Other items were projected based upon the following assumptions: (i) absorbed engineering was assumed to be 90% of engineering expense based upon historical experience and discussions with management; (ii) other income was assumed to be zero going forward based upon the fact that the majority of other income was historically a result of interest on cash balances, which cash balances MJW valued separately from operations;
(iii) depreciation, amortization and capital expenditures were projected based on management's estimates; (iv) corporate overhead of $1.25 million in 1995 was increased at a rate of 4.0% per annum; and (v) net uses of working capital were estimated to be $1 million in 1996, increasing at a rate of 4.0% per annum.

     Furnace: Revenues were estimated for 1996 based upon management's projections and were increased thereafter at a rate of 6.0% per annum. Gross margins were estimated to be 16.7% in 1996 and were assumed to be 17.6% thereafter based upon historical experience. Royalty income was estimated to be zero. Operating expenses were projected based upon the following assumptions:
(i) research and development expense was estimated based upon management's projections; (ii) engineering expense for 1996 was based upon management's estimate and was assumed to be approximately 15.6% of revenue thereafter; (iii) selling expense was projected to be approximately 7.0% of revenue; and (iv) general and administrative expense was assumed to increase from $1.5 million in 1995 at a rate of 4.0% per annum. Other items were projected based upon the following assumptions: (i) absorbed engineering was assumed to be approximately 96% of engineering expense based upon historical experience and discussions with management; (ii) other income was assumed to be zero going forward based upon the fact that the majority of other income was historically a result of interest on cash balances, which cash balances MJW valued separately from operations;
(iii) depreciation and amortization were projected based on management's estimates; (iv) corporate overhead of $300,000 in 1995 was increased at a rate of 4.0% per annum; (v) capital expenditures for 1996 were based on management's estimates and were assumed to be $250,000 on a normalized basis, increasing at a rate of 4.0% per annum; and (vi) net changes in working capital were assumed to be zero.

     Minerals Division: Revenues were estimated for 1996 based upon management's projections and were increased thereafter at a rate of 5.0% per annum. Gross margins were estimated to be 13.7% in 1996 and were assumed to be 14.6% thereafter based upon historical experience. Royalty income was estimated to be nominal, if any. Operating expenses were projected based upon the following assumptions: (i) research and development expense was estimated for 1996 based upon management's projections and was assumed to be $25,000 on a normalized basis, increasing at a rate of 4.0% per annum; (ii) engineering expense was assumed to be approximately 8.1% of revenue; (iii) selling expense was assumed to be approximately 4.1% of revenue; and (iv) general and administrative expense was assumed to increase from $1.7 million in 1996 at a rate of 4.0% per annum. Other items were projected based upon the following assumptions: (i) absorbed engineering was assumed to be approximately 97% of engineering expense based upon historical experience and discussions with management; (ii) other income was assumed to be zero going forward based upon the fact that the majority of other income was historically a result of interest on cash balances, which cash balances MJW valued separately from operations; (iii) depreciation, amortization and capital expenditures were projected based on management's estimates; (iv) corporate overhead of $1.1 million in 1995 was increased at a rate of 4.0% per annum; and (v) net uses of working capital were assumed to be approximately $225,000 in 1996, increasing at a rate of 4.0% per annum thereafter.

     MJW consolidated the projections described above for Herr-Voss, Furnace and the Minerals Division and, for the consolidated projection, assumed that approximately $3.4 million of existing overhead would continue to be incurred and would increase at a rate of 4.0% per annum.

     MJW estimated a terminal value in 2001 by using two methodologies and comparing the results of each: (i) dividing stabilized 2002 free cash flow by capitalization rates reflecting the difference between the Company's weighted average cost of capital and a 4.0% assumed stabilized growth rate in free cash flow; and (ii) multiplying 2001 EBITDA by a multiple of 5.8x.

     MJW discounted the projected cash flows to the present using an estimated weighted average cost of capital for the Company. The assumptions used in estimating the weighted average cost of capital for the Company were as follows:
(i) a cost of equity for the Company of 14.0%; (ii) a pre-tax cost of debt for the Company of 9.5%; and (iii) a ratio of debt to equity ranging from 5.0% to 30.0%.

     This discounted cash flow analysis returned a range of values for the Company from $35 to $45 million. MJW made the following adjustments to this amount: (i) deducted $2.5 million to reflect the costs associated with funding the Company's U.K. subsidiaries; (ii) added $12.8 million, representing the amount of excess cash it estimated for the Company; (iii) deducted $1.8 million to reflect the amount of the Company's outstanding indebtedness; and (iv) deducted $423,000 to reflect the costs associated with the discontinuation of EIG. These adjustments resulted in equity values for the Company ranging from $43.1 to $53.1 million, or $23.10 to $28.50 per Share.

     Net Asset Value Analysis. MJW estimated the net asset value of the Company's assets and liabilities. The following is a summary of the net asset value analysis performed by MJW.

     MJW evaluated the potential break-up value of the Company assuming that each of its subsidiaries or divisions could be sold separately. The assumptions used in this analysis were as follows: (i) transaction costs equaled 3.0% of sales proceeds; (ii) the tax basis of each subsidiary or division equaled its book value (which MJW was informed by management was a reasonable estimate);
(iii) a capital gains tax rate of 28.0%; (iv) a value for the Company's investments in affiliates was $2.1 million, which was the amount reflected on the Company's June 30, 1996 balance sheet; (v) wind-down costs equal to $5 million, which include approximately $2.5 million attributable to the Company's U.K. subsidiaries; and (vi) excess cash equal to $18.9 million resulting from an additional $6.1 million becoming available as a result of a liquidation of the Company.

     MJW noted that there was a high degree of uncertainty associated with the break-up value analysis in that the sale of each of the Company's businesses could take a substantial amount of time, and as a result, the estimated amounts might not be readily realizable. MJW also noted that it was possible that a buyer for any one of the business units might not be found and the Company could end up incurring disproportionate levels of overhead for residual businesses.

     MJW's net asset value analysis returned a range of $46.7 to $58.4 million, or $25.00 to $31.30 per Share.

     Stock Trading History. MJW examined the history of the trading prices and volume for the Company's common stock and the relationship between movements in its price and movements in certain stock indices. The $25.00 price for the Shares in the Merger represents a premium of 55.0%, 85.2%, 24.2% and 23.5%, respectively, compared to the closing price of the Shares on (i) January 14, 1994, the date on which the common stock was its highest prior to the Company's receipt of an offer from the Harbour Group, (ii) October 31, 1994, the date prior to the public announcement of the Harbour Group offer, (iii) June 12, 1996, the date prior to the public announcement by the Board of Directors of a date to evaluate offers to acquire the Company, and (iv) June 19, 1996, the date prior to the date the Board received the $25.00 offer from TCR. The closing price of the Shares on each of these dates was $16.13, $13.50, $20.13 and $20.25, respectively.

     Control Premium Analysis. MJW examined premiums paid in completed merger and acquisition control transactions from 1994 to 1996 to the stock price of the target in those transactions on the day prior to the announcement of those transactions. MJW then compared those premiums to the premiums implied by the Merger. The median premium paid in these merger and acquisition control transactions was 32.4%.

     MJW also compared the multiples of earnings and book value paid in completed merger and acquisition control transactions from 1994 to 1996 to the multiples implied by the Merger. The median multiples of earnings and book value paid in these merger and acquisition control transactions were 18.6x and 2.0x, respectively. The earnings and book value multiples implied in the Merger are 11.1x and 1.2x, respectively.

     Other Factors. While MJW considered all factors they deemed relevant, their conclusions were based largely upon the fact that the $25.00 offer was the highest offer achieved by the Company as the result of an extensive effort to sell the Company. In arriving at its conclusions, MJW considered several elements of value, including market, investment and net asset values. MJW considered the results of the takeover offers for the Company and the price of the Company's Shares as traded on the AMEX to be indicative of market value; MJW considered the comparable company and discounted cash flow analyses described above to be indicative of investment value; and MJW considered the break-up value analysis to be indicative of net asset value. Rather than rely on any single valuation methodology, MJW considered all factors they deemed relevant and weighted them accordingly. MJW weighted each element based upon their judgment and experience valuing companies and securities, applying the majority of the weight to market value (65%), with a 30% weight to investment value and a 5% weight to net asset value, as follows:

                                                                             VALUATION
        METHODOLOGY                                                            WEIGHT
        -----------                                                            ------
        Market value:
          Takeover offers..................................................      60%
          Public market for Company's common stock.........................       5%
        Investment value:
          Comparable company analysis......................................      15%
          Discounted cash flow analysis....................................      15%
        Net asset value:
          Break-up value...................................................       5%
                                                                                ---
        TOTAL WEIGHT.......................................................     100%

     In calculating the above amounts, MJW utilized $22.00 as the takeover offer amount, which reflects the amount of the next highest firm offer for the Company. With respect to the public market for the Company's common stock, MJW utilized the $20.25 amount, reflective of the closing price of the Shares on June 19, 1996, the date prior to the date the Board of Directors received the $25.00 offer from TCR. Based upon the foregoing, MJW determined that the weighted average fair value of the Company's common stock was $42.0 to $45.76 million, or approximately $22.50 to $24.50 per Share.

     The summary set forth above is not a complete description of the analyses performed by MJW. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not susceptible to summary description.

     No single analytical methodology used by MJW was critical to its overall conclusion, as each analytical technique has its inherent strengths and weaknesses. The nature of available information may further affect the value of any particular methodology or technique. MJW's conclusion was based upon all of the analyses and factors that it considered taken as a whole and also on the application of MJW's experience and judgment. Its conclusion involved significant elements of subjective judgment and qualitative analyses. Accordingly, MJW believes that its analyses must be considered as a whole and that to focus upon specific portions of such analyses and factors would create an incomplete and misleading view of the process underlying the preparation of the MJW Opinion. MJW's analyses and opinion were based upon the forecasts and projections of future results which are not necessarily indicative of actual future results.

     MJW's Fee Arrangement. MJW has received to date fees aggregating $250,000 in connection with the rendering of its opinion and expects to be reimbursed for all reasonable out-of-pocket expenses it incurred in connection therewith. The terms of the fee arrangement with MJW, which are customary in transactions of this nature, were negotiated at arms' length between the Company's Board of Directors and MJW and, at the time it received the MJW Opinion, the Board of Directors was aware of such fee arrangement.

     In connection with the retention of MJW by the Board of Directors, the Company has agreed to indemnify MJW and its directors, officers, employees, agents and shareholders against certain liabilities to which it may be subject arising out of the performance of its services under the retention agreement between MJW and the Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its shareholders and has approved the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER PROPOSAL.

                              THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT. THIS SUMMARY DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. WHILE THE COMPANY BELIEVES THAT THIS DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AGREEMENT, ALL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective when the Articles of Merger are filed with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the provisions of the BCL or at such later time as may be specified in the Articles of Merger in accordance with applicable law (the "Effective Time"). The Articles of Merger will be filed as soon as practicable after the Special Meeting and after satisfaction or waiver, where permissible, of the conditions contained in the Merger Agreement. Assuming all conditions to the consummation of the Merger have been satisfied or waived, the Effective Time is expected to occur on or about September 27, 1996.

THE MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the Company's shareholders and compliance with certain other conditions, the Subsidiary will be merged with and into the Company, the separate corporate existence of the Subsidiary will cease, and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation"). Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly-owned subsidiary of the Parent.

CONVERSION OF SHARES

     At the Effective Time, each issued and outstanding Share (other than Shares owned by the Parent or the Subsidiary or Shares held by shareholders who have demanded and perfected their rights as dissenting shareholders) will be automatically cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive $25.00 in cash per Share (the "Merger Consideration"), without interest. Each share of the Company's common stock owned by, or held in the treasury of, the Company or any of its subsidiaries immediately prior to the Effective Time will be cancelled and no consideration will be given with respect thereto. Each share of common stock of the Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Time, the Parent will make available to American Stock Transfer & Trust Company (the "Exchange Agent") cash for payment of all the Merger Consideration in immediately available funds. Promptly thereafter, the Exchange Agent will mail to all former holders of record of the

Company's Shares a letter of transmittal with instructions for surrendering their certificates in exchange for the Merger Consideration. SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR SHARE CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     In the event payment of any Merger Consideration is to be made to a person other than a person in whose name the certificate surrendered is registered, it will be a condition of payment that the person requesting such payment will pay any transfer or other taxes required by reason of the issuance of the Merger Consideration in a name other than that of the registered holder of the stock certificates surrendered, or shall establish to the satisfaction of the Parent that such tax has been paid or is not applicable.

     Any funds remaining with the Exchange Agent nine months after the Effective Time will be delivered to the Parent and the Exchange Agent's duties will terminate. Thereafter, any holders of certificates formerly representing Shares may surrender such certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

INFORMATION CONCERNING THE PARENT

     The Parent has advised the Company that it will obtain the required funds for the aggregate Merger Consideration through the issuance of its securities to certain persons, including Three Cities II, L.P. and Three Cities Offshore II C.V., that have previously committed to acquire such securities.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations, warranties and agreements of the Company, the Parent and the Subsidiary including representations and warranties regarding: (i) their due organization, valid existence and authority to enter into the Merger Agreement; (ii) compliance with all applicable laws, judgments, orders, decrees, rules and regulations; (iii) the enforceability of the Merger Agreement; (iv) notices or approvals required for execution and delivery of the Merger Agreement; and (v) fees payable to brokers or finders.

     In addition, the Merger Agreement contains certain representations and warranties made by the Company concerning itself and its subsidiaries as to their: (i) financial statements; (ii) conduct of business and absence of material changes in their business since December 31, 1995; (iii) pending and threatened litigation; (iv) tax matters; (v) benefit plans; (vi) labor matters;
(vii) environmental matters; (viii) intellectual property; (ix) title to assets; and (x) transactions with affiliates.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, the Company has agreed that it will conduct the businesses of the Company and its subsidiaries prior to the Effective Time in the ordinary and usual course of business and consistent with past practice. The Merger Agreement also restricts the ability of the Company and its subsidiaries to:

       (i) issue, sell or pledge any shares of capital stock or any options, warrants or rights to acquire any shares of capital stock or any debt or equity securities convertible into or exchangeable for capital stock;

      (ii) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements with any directors, officers or key employees;

     (iii) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, healthcare, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

      (iv) waive or release any rights that are material to the Company and its subsidiaries or make any payments of any material liabilities before they become due in accordance with their terms;

       (v) amend its charter or bylaws;

      (vi) split, combine or reclassify its outstanding capital stock;

     (vii) declare, set aside or pay any dividend or distribution with respect to its capital stock except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company and except for the declaration and payment of regular quarterly cash dividends not in excess of $.15 per Share in accordance with the Company's past dividend policy and with usual record and payment dates; or

    (viii) enter into any other material agreements, commitments or contracts other than in the ordinary course of business consistent with past practice or otherwise make any material change in any existing agreement, commitment or arrangement or any material change in the conduct of the business or operations of the Company and its subsidiaries.

     The Merger Agreement prohibits the transfer of additional funds in excess of $1,000,000 to or for the direct benefit of any of the Company's United Kingdom subsidiaries, the guarantee of any additional indebtedness or other obligations of any of the Company's United Kingdom subsidiaries or the incurrence by any of the Company's United Kingdom subsidiaries of any additional obligations which are guaranteed by the Company. The Merger Agreement also prohibits the incurrence or payment of expenses arising out of, relating to, or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated by the Merger Agreement other than reimbursed Parent Transaction Expenses (as defined below) (collectively referred to as the "Company Transaction Expenses") in excess of $1,100,000.

     The Merger Agreement also provides that the Company and each of its subsidiaries will use all reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and key employees and preserve the goodwill and business relationships with customers and others having business relationships with the Company. Under the Merger Agreement, the Company and its subsidiaries are required to confer on a regular and frequent basis with one or more designated representatives of the Parent to report operational matters of materiality and the general status of ongoing operations.

ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     At the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation will be amended and restated to be identical to the articles of incorporation and bylaws of the Subsidiary as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will remain unchanged. Thereafter, the Surviving Corporation's articles of incorporation and bylaws may be amended in accordance with their terms and as provided in the BCL. Notwithstanding the foregoing, pursuant to the Merger Agreement the articles of incorporation and bylaws of the Surviving Corporation and each of its subsidiaries are required to contain provisions no less favorable with respect to indemnification than are set forth in the articles of incorporation and bylaws of the Company and its subsidiaries as in effect immediately prior to the Effective Time and such provisions may not be amended, repealed or otherwise modified for a period of four years after the Effective Time in any manner that would adversely affect the rights of individuals who were directors, officers, agents or employees of the Company or any of its subsidiaries or who were otherwise entitled to indemnification pursuant to the articles of incorporation and bylaws of the Company or any of its subsidiaries at the Effective Time.

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     The directors of the Subsidiary immediately prior to the Effective Time will be the initial directors of the Surviving Corporation. The officers of the Subsidiary and certain officers of the Company in office immediately prior to the Effective Time will be the officers of the Surviving Corporation. The officers and directors of the Surviving Corporation will serve until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

CONDITIONS TO THE MERGER

     The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions: (i) requisite approval by the Company's shareholders; (ii) expiration or termination of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) no injunction, order or decree by any court which prevents the consummation of the Merger having been issued and remaining in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted); (iv) no action having been taken and no statute, rule or regulation having been enacted by any governmental authority which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and (v) all material governmental waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement and all material consents from lenders required to consummate the Merger having been obtained and in effect at the Effective Time.

     The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (i) the performance by the Parent and the Subsidiary in all material respects of their agreements contained in the Merger Agreement on or prior to the date of the closing of the transactions contemplated by the Merger Agreement (the "Closing Date"); (ii) the accuracy of the representations and warranties of the Parent and the Subsidiary contained in the Merger Agreement in all material respects on and as of the date made and on and as of the Closing Date; (iii) the Company having received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Parent and the Subsidiary, reasonably satisfactory to the Company; and (iv) the Company having received from MJW (or other nationally recognized investment banking firm) an opinion prior to the date on which this Proxy Statement is first distributed to shareholders to the effect that the Merger is fair from a financial point of view to the Company and such opinion not having been withdrawn. See "THE MERGER -- Opinion of Financial Advisor" and Appendix B to this Proxy Statement.

     The obligations of the Parent and the Subsidiary to consummate the Merger are subject to the satisfaction of the following additional conditions: (i) the performance by the Company in all material respects of its agreements contained in the Merger Agreement on or prior to the Closing Date; (ii) the accuracy of the representations and warranties of the Company contained in the Merger Agreement in all material respects on and as of the date made and as of the Closing Date; (iii) the Parent having received the opinion of Titus & McConomy LLP, counsel to the Company, reasonably satisfactory to the Parent; (iv) there being not more than 10% of the Shares with respect to which shareholders have demanded and perfected their rights as dissenting shareholders under the BCL; and (v) the aggregate amount of Company Transaction Expenses and litigation, indemnification and all other costs arising out of or related to the Merger Agreement or the transactions contemplated thereby incurred or paid on or before the Closing Date, excluding amounts considered to be Parent Transaction Expenses, not exceeding $1,600,000. See "THE MERGER AGREEMENT -- Fees and Expenses" and "DISSENTERS' RIGHTS OF APPRAISAL."

TERMINATION

     The Merger Agreement may be terminated, either before or after approval by the Company's shareholders, under certain circumstances, including the following:

       (i) by the mutual written consent of the Parent, the Subsidiary and the Company;

      (ii) by the Parent, the Subsidiary or the Company (a) if the Merger is enjoined by a final, nonappealable order, (b) if the Merger is not completed by December 31, 1996 for reasons other than the failure of the party requesting termination to fulfill materially any of its obligations under the Merger Agreement, or (c) if the Company's shareholders fail to approve the Merger Proposal;

     (iii) by the Company if (a) simultaneously with such termination, the Company executes a definitive agreement with respect to an Acquisition Transaction (as defined below), (b) the Company's Board of Directors has determined that the Acquisition Transaction would yield a higher value to the Company's shareholders than the Merger and the execution of such definitive agreement is in the best interests of the Company and its shareholders, and (c) such definitive agreement is no less favorable to the Company and its shareholders than the Merger Agreement;

      (iv) by the Parent or the Subsidiary if the Company's Board of Directors determines not to give, withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the transactions contemplated thereby;

       (v) by the Parent or the Subsidiary if there is a material breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement which is incurable or which is not cured within 30 days after written notice from the Parent;

      (vi) by the Company if there is a material breach of any representation, warranty, covenant or agreement of the Parent or the Subsidiary contained in the Merger Agreement which is incurable or which is not cured within 30 days after written notice from the Company;

     (vii) by the Parent or the Subsidiary if the aggregate amount of Company Transaction Expenses and litigation, indemnification and all other costs arising out of or related to the Merger Agreement or the transactions contemplated thereby incurred or paid on or before the Closing Date, excluding Parent Transaction Expenses, exceeds $1,600,000; or

    (viii) by the Parent or the Subsidiary if any event since June 28, 1996 has or is reasonably likely to have a Material Adverse Effect (as defined below) with respect to the Company.

FEES AND EXPENSES

     Except as hereinafter described, all costs and expenses incurred in connection with the Merger Agreement and the Merger are to be paid by the party incurring them. The Company is required to pay the Parent a termination fee of $1,500,000 and reimburse the Parent for all of the expenses of the Parent and its affiliates arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the Merger and any filing or other fees incurred in connection therewith ("Parent Transaction Expenses") up to a maximum amount of $500,000 in the aggregate if the Merger Agreement is terminated by the Parent or the Subsidiary because (i) the Merger is not completed by December 31, 1996 for reasons other than the failure of the Parent or the Subsidiary to materially fulfill their respective obligations under the Merger Agreement, (ii) the Company's Board of Directors determines not to give, withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, or (iii) there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement which is incurable or which has not been cured by the Company within 30 days after written notice from the Parent (other than a material breach by the Company which is directly attributable to a Material Adverse Effect with respect to the Company which was not caused by or directly resulted from the intentional action or inaction by the Company or any of its subsidiaries and which would also constitute grounds for termination of the Merger Agreement due to the occurrence of an event that has had or is reasonably likely to have a Material Adverse Effect with respect to the Company). For purposes of the Merger Agreement, the term "Material Adverse Effect" is defined as a material adverse effect on the business, assets, properties, condition (financial or other) or results of operations of the Company and its subsidiaries taken as a whole.

     If the Merger Agreement is terminated by any party because the Company's shareholders failed to approve the Merger Proposal, the Company is required to reimburse the Parent for all of its Parent Transaction Expenses up to a maximum of $500,000 in the aggregate. In addition, if within nine months after the date of termination the Company announces any transaction which is described in the definition of "Acquisition Proposal" or a series of such transactions, the Company is required to pay the Parent a termination fee of $1,500,000. See "THE MERGER AGREEMENT -- No Solicitation."

     The Company is also required to reimburse the Parent for all of its Parent Transaction Expenses up to a maximum of $500,000 in the aggregate if (i) the Merger Agreement is terminated by any party because the Merger is enjoined by a final nonappealable order, (ii) the Merger Agreement is terminated by the Parent or the Subsidiary if the aggregate amount of Company Transaction Expenses and litigation, indemnification and all other costs arising out of or related to the Merger Agreement or the transactions contemplated thereby incurred or paid on or before the Closing Date, excluding amounts considered to be Parent Transaction Expenses, exceeds $1,600,000, or (iii) the Merger Agreement is terminated by the Parent or the Subsidiary if any event has occurred since June 28, 1996 that has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

     In order to assure the prompt payment by the Company of any Parent Transaction Expenses which are payable under the Merger Agreement, the Company, TCR and United States Trust Company, as escrow agent, have entered into an Escrow Agreement pursuant to which the Company has agreed to deposit a total of $500,000 into an escrow account.

NO SOLICITATION

     The Merger Agreement provides that the Company will not and will not permit any of its subsidiaries or any officer, director, employee, attorney, accountant, financial advisor, investment banker or other agent of the Company or any of its subsidiaries to initiate, solicit, negotiate, encourage or provide information to facilitate any Acquisition Proposal. However, in response to an unsolicited written proposal with respect to an Acquisition Proposal, the Company may furnish confidential or nonpublic information concerning the Company to a financially capable corporation, partnership, person or other entity or group ("Potential Acquiror") or negotiate with a Potential Acquiror if based upon advice of its outside legal counsel the Company's Board of Directors determines in good faith that the failure to provide such confidential or nonpublic information to such Potential Acquiror or negotiate with such Potential Acquiror would constitute a breach of its fiduciary duty to the Company's shareholders. The Company must promptly inform the Parent that confidential information is to be provided, that negotiations are to take place or that an offer has been received and must furnish to the Parent the identity of the Potential Acquiror and the material terms of any offer received. The term "Acquisition Proposal" as used in the Merger Agreement means any proposal or offer to acquire all or any substantial part of the business and properties of the Company or any capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, and whether for cash, securities or any other consideration or combination thereof. See "THE MERGER AGREEMENT -- Fees and Expenses."

INDEMNIFICATION

     The Merger Agreement requires the articles of incorporation and bylaws of the Surviving Corporation and each of its subsidiaries to contain a provision no less favorable with respect to indemnification than those currently contained in the articles of incorporation and bylaws of the Company and its subsidiaries. The Merger Agreement further provides that such provisions are not to be amended, repealed or otherwise modified for a period of four years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company or any of its subsidiaries or who were otherwise entitled to indemnification pursuant to the articles of incorporation and bylaws of the Company or any of its subsidiaries. In addition, the Parent is required to maintain in effect for three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries with respect to matters occurring prior to the Effective Time to the extent such policies are available. The Parent may substitute policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies. The Parent is not, however, required to pay premiums for such insurance in excess of $370,000 for a three-year period or a proportionate amount thereof for a lesser period.

     Under the Merger Agreement, the Company has agreed to indemnify the Parent and the Subsidiary and their respective officers, directors, employees, partners, advisors, representatives and controlling persons for all losses and other liabilities resulting from any legal, administrative or other actions or investigations relating to the Merger Agreement or the Merger. The Company is not liable under the Merger Agreement to indemnify a person if it is finally judicially determined that the loss resulted primarily from the willful malfeasance of such person.

     Pursuant to the Merger Agreement, the Parent and the Subsidiary, on the one hand, and the Company, on the other hand, have agreed to indemnify the other from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Parent or the Subsidiary or any of their affiliates, on the one hand, or by the Company or any of its affiliates, on the other hand, and to bear the cost of legal expenses incurred in defending any such claim or demand.

AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement may be amended at any time before or after approval by the Company's shareholders by written agreement of the Company, the Parent and the Subsidiary, except that after shareholder approval of the Merger, no amendment may be made without the further approval of the Company's shareholders which either decreases the amount of cash to which the shareholders of the Company are entitled pursuant to the Merger Agreement or otherwise materially adversely affects the Company's shareholders.

FUTURE DISTRIBUTIONS BY THE SURVIVING CORPORATION

     Under the Merger Agreement, the Surviving Corporation is required to take formal and binding corporate action to limit to $250,000 annually the payment of management fees to, and salaries and bonuses for officers and directors (other than full time employees) of, any affiliate or associate (other than subsidiaries) or interested shareholders (as those terms are defined in Section 2552 of the BCL). However, the payment of dividends by the Surviving Corporation will not be prohibited or limited. The Surviving Corporation will also be permitted to make payments in the ordinary course of business on commercially reasonable terms and to repay amounts advanced on behalf of, or contributed to, the Surviving Corporation together with commercially reasonable interest, dividend or other similar payments thereon. A merger between the Parent and the Subsidiary is not restricted under the Merger Agreement.

CERTAIN OTHER EFFECTS OF THE MERGER

     If the Merger is consummated, the Company's shareholders will not have the opportunity to continue their equity interest in the Company and therefore will not share in the future earnings and growth of the Company. Further, if the Merger is consummated, public trading of the Shares will cease, the Shares will no longer be listed on the AMEX and the registration of the Shares under the Exchange Act will be terminated. Consequently, the Shares beneficially owned by Victor Posner will no longer be subject to the Voting Trust. See "THE
MERGER -- Background of the Merger." However, unless Mr. Posner is able to and does exercise rights as a dissenting shareholder under the BCL, his Shares will automatically be cancelled and extinguished and converted at the Effective Time into the right to receive the Merger Consideration. See "THE MERGER
AGREEMENT -- Conversion of Shares" and "DISSENTERS' RIGHTS OF APPRAISAL."

     The Merger will have certain effects on the Company's officers and directors as described below. In its deliberations concerning the Merger, the Board of Directors was aware of these effects. However, because these effects reflect amounts to be received based on the same per Share price as will be received by all Shareholders or are a continuation of obligations of the Company which existed prior to the commencement of negotiations to sell the Company, the Board of Directors did not consider such matters as affecting the fairness of the Merger to the Company's shareholders.

     As of the Record Date, executive officers and directors of the Company owned of record or beneficially an aggregate of 22,475 Shares, for which they will receive the same Merger Consideration as other shareholders, for a total of $561,875 if the Merger is consummated. It is expected, however, that A.A. Fornataro, the Company's President and Chief Operating Officer, and Donald L. Hoylman, the Company's Group Vice President, will be permitted prior to the Effective Time of the Merger to exchange all of the Shares of the Company's common stock owned by them for shares of nonvoting common and preferred stock and subordinated debt instruments to be issued by the Parent. Their Shares will be valued at $25.00 per Share for purposes of such exchange. The stock to be issued to Messrs. Fornataro and Hoylman in such exchange will constitute in the aggregate less than 3% of the Parent's common and preferred shares. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     Certain officers of the Company at the Effective Time are expected to continue as officers of the Surviving Corporation after the Merger. It is also anticipated that Messrs. Fornataro and Hoylman will be appointed to the Board of Directors of the Parent following the consummation of the Merger. No officer of the Company is party to any employment agreement with the Company or any agreement which would provide compensation to the officer upon a change in control of the Company.

     During early June 1996, representatives of TCR and members of the Company's senior management had preliminary discussions about the continued employment of management following the Effective Time and the terms of their compensation. Among other things, they discussed the possible award of between 5% to 25% of the Parent's stock to current and future management with some or all of such bonus awards to be subject to vesting based upon continued employment and the performance of the Surviving Corporation. While these discussions were disclosed to the Board of Directors at the time of receipt of TCR's offer on June 20, 1996, management insisted that they did not want the future employment and compensation arrangements for management to be a factor in the Board's decision as to whether or not to approve the Merger. Management elected to defer negotiation of such matters until after the Board reached a decision on the Merger.

     In July and August 1996, representatives of TCR and members of the Company's senior management continued discussions concerning compensation matters. Although, as of the date of the mailing of this Proxy Statement, a definitive agreement has not been reached as to all such matters, it has been tentatively agreed that a stock bonus plan will be instituted following the Merger pursuant to which members of management will be entitled to receive awards of between 5% to 25% of the Parent's nonvoting common stock. Ownership of approximately 5% of the shares would vest immediately, ownership of approximately 5% of the shares would vest based upon continued employment and ownership of an additional 5% of the shares would vest based on the Parent's performance. An additional 10% of the shares would be reserved for future awards. It has also been agreed that cash bonuses aggregating $500,000 will be paid to management and others after the Effective Time of the Merger and extensive revamping of the Company's current cash bonus plans will be considered.

     Under the Merger Agreement, the Parent has agreed to cause to be maintained in effect for three years after the Effective Time the directors' and officers' liability insurance policies currently maintained by the Company or comparable insurance coverage with respect to matters occurring prior to the Effective Time. The Surviving Corporation is not, however, required to pay premiums for such insurance in excess of $370,000 per three-year period or a proportionate amount thereof for a lesser period. See "THE MERGER
AGREEMENT -- Indemnification."

                 FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE DISCUSSION SET FORTH BELOW PRESENTS ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF THE COMPANY. THIS DISCUSSION AS IT RELATES TO A PARTICULAR SHAREHOLDER MAY VARY DEPENDING UPON THE SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THE SHAREHOLDER OF THE MERGER OR THE EXERCISE OF DISSENTERS' APPRAISAL RIGHTS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAXES.

     The exchange of Shares pursuant to the Merger (and the receipt of cash in respect of the exercise of dissenters' appraisal rights) will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be taxable transactions under applicable state, local, foreign and other tax laws. For federal income tax purposes, each holder of Shares whose Shares are exchanged in the Merger will generally recognize gain or loss equal to the difference between the amount of cash received by such shareholder in the Merger and such shareholder's adjusted tax basis in such shares. As long as the shareholder is not also the holder, directly or indirectly, of an equity interest in the Parent, gain or loss recognized will be treated as a long-term capital gain or loss if the Shares are held as capital assets and have been held for a period of more than one year at the Effective Time.

     If a noncorporate shareholder recognizes a capital loss in connection with the sale or exchange of Shares, the shareholder may offset the capital loss against any other capital gains realized by such shareholder in the taxable year and against up to $3,000 of such shareholder's ordinary income (for individuals filing joint returns). Any excess loss may be carried forward indefinitely. A corporate shareholder may use a capital loss recognized in connection with the sale or exchange of Shares to offset any capital gains realized by it in the same taxable year but not to offset ordinary income. Any unused capital loss of a corporation may generally be carried back to its three preceding taxable years and then, to the extent unused, forward for five succeeding taxable years, in each case to offset capital gains, if any.

                              ACCOUNTING TREATMENT

     The Merger will be treated by the Parent as a "purchase" for accounting and financial reporting purposes.

                               ANTITRUST MATTERS

     The HSR Act provides that certain acquisition transactions, including the Merger, may not be consummated unless specified information is furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The required information was supplied by the Company and the Parent on August 2, 1996. The Company has been advised that early termination of the waiting period required under the HSR Act has been granted. See "THE MERGER AGREEMENT -- Conditions to the Merger."

                        DISSENTERS' RIGHTS OF APPRAISAL

     For purposes of this section of the Proxy Statement, the term "Company" will be deemed to also refer to the Surviving Corporation with respect to actions taken after the Effective Time.

     Pursuant to the Merger Agreement and the BCL, the holders of Shares will have dissenters' rights in connection with the Merger under Sections 1571 through 1580 of Subchapter 15D of the BCL ("Subchapter 15D"), a copy of which is attached to this Proxy Statement as Appendix C. A shareholder of the Company may object to the Merger Proposal and demand in writing that the Company pay the fair value of his or her Shares. If a shareholder properly exercises dissenters' rights of appraisal in connection with the Merger under Subchapter 15D (a "Dissenting Shareholder"), any Shares held by the Dissenting Shareholder will not be converted into the right to receive the Merger Consideration, but instead will be converted into the right to receive the fair value of such Shares pursuant to Subchapter 15D. THE FOLLOWING SUMMARY OF THE PROVISIONS OF SUBCHAPTER 15D IS NOT INTENDED TO BE A COMPLETE STATEMENT THEREOF AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUBCHAPTER 15D, A COPY OF WHICH (AS WELL AS A COPY OF SECTION 1930 OF THE BCL) IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C AND INCORPORATED HEREIN BY REFERENCE. The Company will not give any notice of the following requirements other than as described in this Proxy Statement and as required by the BCL.

     General. Any holder of Shares who has duly demanded the payment of the fair value of his or her Shares under Subchapter 15D will not, after the Effective Time, be a shareholder of the Company for any purpose or be entitled to the payment of dividends or other distributions on any such Shares. The Shares of any Dissenting Shareholder will be converted into the right to receive either (i) the fair value of such Shares, determined in accordance with Subchapter 15D, or (ii) the right to receive the Merger Consideration, if the Dissenting Shareholder effectively withdraws his or her demand for appraisal rights.

     SHAREHOLDERS SHOULD RECOGNIZE THAT, UNLESS ALL THE REQUIRED PROCEDURES FOR CLAIMING DISSENTERS' RIGHTS ARE FOLLOWED WITH PARTICULARITY, DISSENTERS' RIGHTS WILL BE LOST. VOTING AGAINST THE MERGER, WHETHER IN PERSON OR BY PROXY, IS NOT SUFFICIENT NOTICE TO PERFECT DISSENTERS' RIGHTS.

     Filing Notice of Intention to Demand Fair Value. Before any shareholder vote is taken on the Merger Proposal, a Dissenting Shareholder must deliver to the Company a written notice of his or her intention to demand fair value of the Shares if the Merger is effected. The written notice may be sent to the Secretary of the Company at P.O. Box 2222, Pittsburgh, Pennsylvania 15230. Neither the return of a proxy by the Dissenting Shareholder with instructions to vote the Shares represented thereby against the Merger Proposal nor a vote against the Merger Proposal or an abstention from voting on the Merger Proposal is sufficient to satisfy the requirement of delivering a written notice to the Company. In addition, the Dissenting Shareholder must not make any change in the beneficial ownership of the Shares from the date of filing the notice with the Company through the Effective Time, and the Dissenting Shareholder must not vote the Shares for which payment of fair value is sought in favor of the Merger Proposal. The submission of a signed blank proxy will serve to waive appraisal rights if not revoked, but a failure to vote, a vote against or an abstention from voting on the Merger Proposal will not waive a Dissenting Shareholder's rights. Proper revocation of a signed blank proxy or of a signed proxy instructing a vote in favor of the Merger Proposal will also preserve dissenters' rights under the BCL. Failure by a Dissenting Shareholder to comply with any of the foregoing will result in the Dissenting Shareholder forfeiting any right to payment of the fair value of his or her Shares.

     Record and Beneficial Owners. A record holder of Shares may assert dissenters' rights with respect to fewer than all the Shares registered in his or her name only if the holder dissents with respect to all the Shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. A beneficial owner of Shares who is not the record holder may assert dissenters' rights with respect to Shares held on his or her behalf if the Dissenting Shareholder submits to the Company the written consent of the record holder not later than the time of assertion of dissenters' rights. The beneficial owner may not dissent with respect to less than all the Shares he or she owns, whether or not the Shares are registered in the beneficial owner's name.

     Notice to Demand Payment. If the Merger Proposal is approved by the requisite vote at the Special Meeting, the Company will mail to all Dissenting Shareholders who gave due notice of their intention to demand payment of fair value and who refrained from voting in favor of the Merger Proposal a notice stating where and when a demand for payment must be sent and stock certificates representing the Shares held by the Dissenting Shareholder must be deposited to obtain payment. The notice will be accompanied by a copy of Subchapter 15D and include a form for demanding payment, which form will have a request for certification of the date that beneficial ownership of the Shares was acquired by the Dissenting Shareholder or the person on whose behalf the Dissenting Shareholder dissents. The time set for the receipt of a demand and the Dissenting Shareholder's stock certificates will not be less than 30 days from the mailing of the notice. Failure by a Dissenting Shareholder to timely demand payment and deposit the stock certificates pursuant to such notice will cause the Dissenting Shareholder to lose all right to receive payment of the fair value of his or her Shares. All mailings to the Company are at the risk of the Dissenting Shareholder. The Company recommends that the notice of intention to dissent, the demand form and the Dissenting Shareholder's stock certificates be sent by certified mail. If the Merger has not been effected within 60 days after the date set for demanding payment and depositing stock certificates, the Company will return any stock certificates that have been deposited. The Company, however, may at any later time send a new notice regarding demand for payment and deposit of stock certificates with like effect.

     Payment of Fair Value of Shares. Promptly after the Effective Time, or upon timely receipt of demand for payment if the Merger has already been effected, the Company will either remit to Dissenting Shareholders who have made demand and deposited their stock certificates the amount the Company estimates to be the fair value of the Shares or give written notice that no remittance will be made under Section 1577 of the BCL. The remittance or notice shall be accompanied by:

           (i) the Company's closing balance sheet and statement of income for a fiscal year ending not more than 16 months prior to the date of remittance or notice, together with the latest available interim financial statements;

          (ii) a statement of the Company's estimate of the fair value of Shares; and

         (iii) a notice of the right of a Dissenting Shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

If the Company does not remit the amount of its estimate of the fair value of the Shares, it will return all stock certificates that have been deposited and may make a notation thereon that a demand for payment has been made. If Shares carrying such notation are thereafter transferred, each new stock certificate issued therefor will bear a similar notation, together with the name of the original Dissenting Shareholder or owner of such Shares. A transferee of such Shares will not acquire by such transfer any rights in the Company other than those which the original Dissenting Shareholder had after making demand for payment of their fair value.

     Estimate by Dissenting Shareholder of Fair Value of Shares. If a Dissenting Shareholder believes that the amount estimated or paid by the Company for his or her Shares is less than their fair value, the Dissenting Shareholder may send to the Company his or her own estimate of the fair value, which will be deemed a demand for payment of the amount of the deficiency. If the Dissenting Shareholder does not file his or her own estimate of the fair value within 30 days after the mailing of such remittance or notice by the Company, the Dissenting Shareholder will be entitled to no more than the amount estimated in the notice or remitted by the Company.

     Valuation Proceedings. Within 60 days after the latest of (i) the Effective Time, (ii) timely receipt of any demands for payment, or (iii) timely receipt of any Dissenting Shareholder's estimates of fair value, if any demands for payment remain unsettled, the Company may file in court an application for relief requesting that the fair value of the Shares be determined by the court. All Dissenting Shareholders whose demands have not been settled will be made parties to the proceeding and will be entitled to recover the amount by which the fair value of their Shares is found to exceed the amount, if any, previously remitted. Such Dissenting Shareholders will also be entitled to interest on such amount from the Effective Time until the date of payment. If the Company fails to file an application with the court within the 60-day period, any Dissenting Shareholder who has not settled his or her claim may do so in the Company's name within 30 days after the expiration of the 60-day period. If no Dissenting Shareholder files an application within such 30-day period, each Dissenting Shareholder who has not settled his or her claim will be paid no more than the Company's estimate of the fair value of the Shares and may bring an action to recover any amount not previously remitted.

     Costs and Expenses of Valuation Proceedings. The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against the Company, except that any part of such costs and expenses may be assessed as the court deems appropriate against all or some of the Dissenting Shareholders whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The court may also assess the fees and expenses of counsel and experts for any or all of the Dissenting Shareholders against the Company if the Company fails to comply substantially with Subchapter 15D or acts in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. The court can also assess any such fees or expenses incurred by the Company against any Dissenting Shareholder if such Dissenting Shareholder is found to have acted in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. If the court finds that the services of counsel for any Dissenting Shareholder were of substantial benefit to the other Dissenting Shareholders and should not be assessed against the Company, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the Dissenting Shareholders who were benefited.

     Under the BCL, a shareholder of the Company has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger, nor any right to valuation and payment of the fair value of the holder's Shares because of the Merger, except to the extent provided by the dissenters' rights provisions of Subchapter 15D. The BCL also provides that absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

     The foregoing description of the rights of dissenters under Subchapter 15D should be read in conjunction with Appendix C to this Proxy Statement, and is qualified in its entirety by the provisions of Subchapter 15D.

                               LEGAL PROCEEDINGS

     On April 9, 1996, a complaint was filed in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida against Victor Posner and naming the Company as a nominal defendant. The action is entitled Harry Lewis v. Victor Posner, et al., and is pending at Case No. 96-7128. On May 9, 1996, a complaint was filed in the Court of Common Pleas of Allegheny County, Pennsylvania against the Company's directors and the Company. The action is entitled Crandon Capital Partners v. Bernard Posner, et al., and is pending at GD96-006911. Both complaints are asserted as class actions and challenge the offer to acquire the Company previously made, and withdrawn, by Victor Posner.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     A representative of Arthur Andersen LLP, independent accountants and auditors of the Company's financial statements, is expected to be present at the Special Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, Seven World Trade Center, New York, New York 10048. In addition, copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information also may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

     After the Effective Time, the Shares will no longer be publicly traded and the Shares will cease to be listed on the AMEX. Moreover, the Surviving Corporation will be relieved of the obligation to file informational reports under the Exchange Act, such as proxy statements, and its officers, directors and more than 10% shareholders will be relieved of the reporting requirements under, and the 'short-swing' profit recapture provisions of, Section 16 of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated herein by reference:

       1. Annual Report on Form 10-K for the year ended December 31, 1995;

       2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

       3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and

       4. Report on Form 8-K dated as of July 9, 1996.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     These documents (without exhibits, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates by reference herein) are available without charge to each person, including each beneficial owner, to whom a copy of this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of request. Requests should be directed to Salem Corporation, P.O. Box 2222, Pittsburgh, Pennsylvania 15230, Attention: Secretary; telephone number (412) 276-5700.

     The Company is mailing with this Proxy Statement a copy of the Company's Annual Report to Shareholders for the year ended December 31, 1995 and the Company's Form 10-Q Quarterly Report for the quarter ended June 30, 1996.

                                 OTHER MATTERS

     The Board of Directors of the Company does not intend to bring any other matters before the Special Meeting and does not know of any other matters that may be brought before the Special Meeting by others. If any other matter should come before the Special Meeting, the persons named in the enclosed proxy will have discretionary authority to vote the Shares represented thereby in accordance with their best judgment.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF
                                 JUNE 28, 1996

                                  BY AND AMONG

                               SALEM GROUP, INC.,

                           SC ACQUISITION CORPORATION

                                      AND

                               SALEM CORPORATION
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

                               TABLE OF CONTENTS

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ARTICLE I  THE MERGER................................................................   A-1
  Section 1.1  The Merger............................................................   A-1
  Section 1.2  Effective Time of the Merger..........................................   A-1
ARTICLE II  THE SURVIVING AND PARENT CORPORATIONS....................................   A-1
  Section 2.1  Articles of Incorporation.............................................   A-1
  Section 2.2  By-Laws...............................................................   A-1
  Section 2.3  Directors.............................................................   A-1
  Section 2.4  Officers..............................................................   A-1
ARTICLE III  CONVERSION OF SHARES....................................................   A-2
  Section 3.1  Conversion of Company Shares in the Merger............................   A-2
  Section 3.2  Conversion of Subsidiary Shares.......................................   A-2
  Section 3.3  Exchange of Certificates..............................................   A-2
  Section 3.4  Dissenting Shares.....................................................   A-3
  Section 3.5  Closing...............................................................   A-3
  Section 3.6  Closing of the Company's Transfer Books...............................   A-3
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY..................   A-4
  Section 4.1  Organization and Qualification........................................   A-4
  Section 4.2  Capitalization........................................................   A-4
  Section 4.3  Authority; Non-Contravention; Approvals...............................   A-4
  Section 4.4  Litigation............................................................   A-5
  Section 4.5  Proxy Statement.......................................................   A-5
  Section 4.6  Financial Resources...................................................   A-5
  Section 4.7  Voting Requirements...................................................   A-5
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................   A-5
  Section 5.1  Organization and Qualification........................................   A-5
  Section 5.2  Capitalization........................................................   A-5
  Section 5.3  Subsidiaries..........................................................   A-6
  Section 5.4  Authority; Non-Contravention; Approvals...............................   A-6
  Section 5.5  Reports and Financial Statements......................................   A-7
  Section 5.6  Absence of Undisclosed Liabilities....................................   A-7
  Section 5.7  Absence of Certain Changes or Events..................................   A-8
  Section 5.8  Litigation............................................................   A-8
  Section 5.9  Proxy Statement.......................................................   A-8
  Section 5.10 No Violation of Law...................................................   A-8
  Section 5.11 Compliance with Agreements............................................   A-8
  Section 5.12 Taxes.................................................................   A-8
  Section 5.13 Employee Benefit Plans; ERISA.........................................   A-9
  Section 5.14 Labor Controversies...................................................  A-10
  Section 5.15 Environmental Matters.................................................  A-10
  Section 5.16 Intellectual Property.................................................  A-10
  Section 5.17 Title to Assets.......................................................  A-11
  Section 5.18 Fairness Opinion......................................................  A-11
  Section 5.19 Affiliate Transactions................................................  A-11
ARTICLE VI  CONDUCT OF BUSINESS PENDING THE MERGER...................................  A-12
  Section 6.1  Conduct of Business by the Company Pending the Merger.................  A-12
  Section 6.2  Control of the Company's Operations...................................  A-13
  Section 6.3  Acquisition Transactions..............................................  A-13
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ARTICLE VII  ADDITIONAL AGREEMENTS...................................................  A-14
  Section 7.1  Access to Information.................................................  A-14
  Section 7.2  Proxy Statement.......................................................  A-14
  Section 7.3  Shareholders' Approvals...............................................  A-14
  Section 7.4  Provision for Expenses and Fees.......................................  A-15
  Section 7.5  Agreement to Cooperate; Additional Actions............................  A-15
  Section 7.6  Public Statements.....................................................  A-15
  Section 7.7  Notification of Certain Matters.......................................  A-15
  Section 7.8  Directors' and Officers' Indemnification..............................  A-16
  Section 7.9  Indemnification of Brokerage..........................................  A-16
  Section 7.10 Indemnification by the Company........................................  A-16
  Section 7.11 Corrections to the Proxy Statement....................................  A-17
ARTICLE VIII  CONDITIONS.............................................................  A-17
  Section 8.1  Conditions to Each Party's Obligation to Effect the Merger............  A-17
  Section 8.2  Conditions to Obligation of the Company to Effect the Merger..........  A-18
  Section 8.3  Conditions to Obligations of Parent and Subsidiary to Effect the
               Merger................................................................  A-18
ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER........................................  A-19
  Section 9.1  Termination...........................................................  A-19
  Section 9.2  Fees and Expenses.....................................................  A-19
  Section 9.3  Procedure for and Effect of Termination...............................  A-20
  Section 9.4  Amendment.............................................................  A-20
  Section 9.5  Waiver................................................................  A-21
ARTICLE X  GENERAL PROVISIONS........................................................  A-21
  Section 10.1  Non-Survival of Representations and Warranties.......................  A-21
  Section 10.2  Brokers..............................................................  A-21
  Section 10.3  Notices..............................................................  A-21
  Section 10.4  Interpretation; Material Adverse Effect..............................  A-22
  Section 10.5  Miscellaneous........................................................  A-22
  Section 10.6  Governing Laws.......................................................  A-22
  Section 10.7  Counterparts.........................................................  A-22
  Section 10.8  Parties In Interest..................................................  A-22
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                                       ii

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 28, 1996, (the "Agreement"), by and among SALEM GROUP, INC., a Delaware corporation ("Parent"), SC ACQUISITION CORPORATION, a Pennsylvania corporation and a wholly-owned subsidiary of Parent ("Subsidiary"), and SALEM CORPORATION, a Pennsylvania corporation (the "Company"). The Company and Subsidiary are sometimes collectively referred to herein as the "Constituent Corporations."

     WHEREAS, the Boards of Directors of Parent, Subsidiary and the Company have each determined that it is in the best interests of their respective shareholders for Parent, through Subsidiary, to acquire the Company by effectuating the merger of Subsidiary with and into the Company (the "Merger"), as a result of which the Company will become a wholly-owned subsidiary of Parent; and

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

     Section 1.2 Effective Time of The Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in the Articles of Merger, in the form attached hereto and made a part hereof as Exhibit A, to be filed with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the BCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.5.

                                   ARTICLE II

                     THE SURVIVING AND PARENT CORPORATIONS

     Section 2.1 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Articles of Incorporation of Subsidiary as in effect immediately prior to the Effective Time (except that the name of the Surviving corporation will remain unchanged), and thereafter may be amended in accordance with its terms and as provided in the BCL.

     Section 2.2 By-Laws. The by-laws of the Surviving Corporation shall be as amended at and as of the Effective Time to be identical to the by-laws of Subsidiary as in effect immediately prior to the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the BCL.

     Section 2.3 Directors. The directors of Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and by-laws of the Surviving Corporation.

     Section 2.4 Officers. Except as otherwise agreed, the officers of Subsidiary in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve in accordance with the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Conversion of Company Shares in The Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

          (a) each share of common stock, par value $0.50 per share, of the Company (the "Company Common Stock"; shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time, subject to Sections
     3.3 and 3.4, shall be automatically cancelled and extinguished and converted automatically into the right to receive, an amount equal to $25.00 per share (the "Per Share Amount") in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.3, of the certificate that formerly evidenced such Share; and

          (b) each share of capital stock of the Company, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist from and after the Effective Time.

     Section 3.2 Conversion of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole shareholder of Subsidiary, each issued and outstanding share of common stock, par value $0.01 per share, of Subsidiary ("Subsidiary Common Stock") shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

     Section 3.3 Exchange of Certificates.

     (a) From and after the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Company Certificates") shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent and the Company (the "Exchange Agent"), the Merger Consideration to which such holder is entitled pursuant to Section 3.1(a). Notwithstanding any other provision of this Agreement, without regard to when such Company Certificates are surrendered for exchange as provided herein, no interest shall be paid on any payment of the Merger Consideration.

     (b) If any Merger Consideration is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such Merger Consideration in a name other than that of the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable.

     (c) Promptly at the Effective Time, Parent shall make available to the Exchange Agent the cash for payment of all the Merger Consideration in immediately available United States funds.

     (d) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable Merger Consideration. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor the applicable Merger Consideration into which the Shares theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1(a), and the Company Certificates so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) Promptly following the date which is nine months after the Effective Date, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a

Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article III. When authorizing such payment in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

     Section 3.4 Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his right for payment of the fair value of such Shares in accordance with the BCL and who, as of the Effective Time, has not effectively withdrawn or lost such right to payment ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall only be entitled to such rights as are granted by the BCL.

     (b) Notwithstanding the provisions of subsection (a), if any holder of Shares who demands payment of the fair value of such Shares under the BCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment, then, as of the later of Effective Time or the occurrence of such event, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

     (c) The Company shall give Parent (i) prompt notice of any written notice of dissent, written demands for payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of the fair value under the BCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair value of any Shares or offer to settle any such demands.

     Section 3.5 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company on the first business day immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and the Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

     Section 3.6 Closing of the Company's Transfer Books. At and after the Effective Time, holders of Shares shall cease to have any rights as shareholders of the Company, except for the right to receive the applicable Merger Consideration pursuant to Section 3.3. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

     Parent and Subsidiary each represent and warrant to the Company as follows:

     Section 4.1 Organization and Qualification. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect (as defined in Section 10.4(b) hereof) with respect to Parent or Subsidiary. True, accurate and complete copies of each of Parent's and Subsidiary's certificate or articles of incorporation and by-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

     Section 4.2 Capitalization.

     (a) The authorized capital stock of Parent consists of (i) 2,000,000 shares of common stock, par value $0.01 per share, of which 10 shares were outstanding as of the date hereof and owned beneficially and of record by Three Cities Fund II, L.P., a Delaware limited partnership, and (ii) 90,000 shares of preferred stock, par value $100.00 per share, none of which were issued and outstanding as of the date hereof.

     (b) The authorized capital stock of Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding as of the date hereof, which shares are owned beneficially and of record by Parent.

     Section 4.3 Authority; Non-Contravention; Approvals.

     (a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution and delivery of this Agreement by each of Parent and subsidiary do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and Subsidiary of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject, in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals.

     (c) Except for (i) the filings by Parent and the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) the making of the Merger Filing with the Secretary of State of the Commonwealth of Pennsylvania in connection with the Merger (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

     Section 4.4 Litigation. On the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. On the date hereof, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator.

     Section 4.5 Proxy Statement. None of the information to be supplied by or on behalf of Parent or its subsidiaries for inclusion in the proxy statement to be distributed in connection with the Company's meeting of its shareholders (the "Shareholders Meeting") to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.6 Financial Resources. Parent has and will have sufficient financial resources to enable it to pay the Merger Consideration at the Effective Time.

     Section 4.7 Voting Requirements. No action by the shareholders of Parent or by any affiliate of Parent is required to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Subsidiary as follows:

     Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect with respect to the Company. True, accurate and complete copies of the Company's articles of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

     Section 5.2 Capitalization.

     (a) The authorized capital stock of the Company consists of 112,485 shares of preferred stock, par value $25.00 per share (the "Preferred Stock") and 15,000,000 Shares. As of the date hereof, no shares of Preferred Stock are issued and outstanding. As of the date hereof, 1,864,871 Shares are issued and outstanding and 825,442 shares are held in treasury. All of such issued and outstanding Shares are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of the Company holds any Shares.

     (b) As of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as set forth on Schedule 5.2 attached hereto, there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

     Section 5.3 Subsidiaries.

     (a) Each direct and indirect corporate subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Material Adverse Effect with respect to the Company.

     (b) All of the outstanding shares of capital stock of each corporate subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever except as set forth in Schedule 5.3(b) attached hereto. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

     Section 5.4 Authority; Non-Contravention; Approvals.

     (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Shareholders' Approval (as defined in Section 7.3), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

     (b) Except as set forth in Schedule 5.4 attached hereto, the execution and delivery of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions, or provisions of (i) the respective charters or by-laws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions, or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Shareholder's Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective
Time) the consents required from commercial lenders, lessors or other third parties set forth on Schedule 5.4 hereto. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect with respect to the Company.

     (c) Except for (i) the filings by Parent and the Company required by the HSR Act, (ii) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act (iii) the making of the Merger Filing with the Secretary of State of the Commonwealth of Pennsylvania in connection with the Merger and (iv) the filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions set forth on Schedule
5.4 hereto (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect with respect to the Company.

     Section 5.5 Reports and Financial Statements.  Except as set forth on
Schedule 5.5 attached hereto, since December 31, 1992, the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously made available to Parent copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1995 and for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to
(i) all meetings of its shareholders (whether annual or special) and (ii) actions by written consent in lieu of a shareholders' meeting from December 31, 1992 until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by the Company with the SEC since December 31, 1992 and (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Company SEC Reports"). At the time of filing, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 5.6 Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports or in Schedule 5.6 attached hereto, neither the Company nor any of its subsidiaries had at December 31, 1995, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies
(i) which are fully accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1995, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Material Adverse Effect with respect to the Company, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

     Section 5.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or in Schedule 5.7 attached hereto, since December 31, 1995 there has not been any condition, event or occurrence that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to the Company.

     Section 5.8 Litigation.

     (a) Except as referred to in the Company SEC Reports or in Schedule 5.8(a) attached hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which, if determined adversely, could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect with respect to the Company.

     (b) Except as referred to in the Company SEC Reports or in Schedule 5.8(b) attached hereto, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

     Section 5.9 Proxy Statement. The Proxy Statement (as amended or supplemented) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by or on behalf of Parent or Subsidiary for inclusion therein.

     Section 5.10 No Violation of Law. Except as disclosed in the Company SEC Reports or in Schedule 5.10 attached hereto, neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority. Except as disclosed in the Company SEC Reports, as of the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Material Adverse Effect with respect to the Company. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

     Section 5.11 Compliance with Agreements. Except as disclosed in the Company SEC Reports or Schedule 5.11 attached hereto, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charters, by-laws or similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 5.11, would have, in the aggregate, a Material Adverse Effect with respect to the Company.

     Section 5.12 Taxes. Except as disclosed in Schedule 5.12 attached hereto, the Company and its subsidiaries (i) have duly and timely filed with the appropriate governmental authorities all tax returns required to be filed by them for all periods ending on or prior to the date hereof and as of any other date when this representation is repeated or deemed to be made such tax returns are true, correct and complete in all material respects and (ii) have duly and timely paid in full or made adequate provision for, or will duly and timely pay or make adequate provision for, the payment of all such taxes for all such periods ending at or prior to the date hereof and as of any other date when this representation is repeated or deemed to be made. The liabilities and reserves for taxes reflected in the Company's balance sheet included in the latest Company SEC Report are adequate to cover all reasonably anticipated taxes for all periods ending at or prior to the date hereof and as of any other date when this representation repeated or is deemed to be made and there are no liens for taxes upon any property or assets of the Company or any subsidiary thereof, except for liens for taxes not yet due. The Company and each of its subsidiaries has made all required current estimated tax payments in amounts deemed sufficient to avoid any underpayment penalties. The income tax returns of the Company and its subsidiaries have been audited by the Internal Revenue Service or other taxing authority, or the statute of limitations has expired for all taxable years through the dates set forth on Schedule 5.12. Except as set forth on Schedule 5.12 attached hereto, there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to taxes of the Company or any of its subsidiaries. Except as set forth in Schedule 5.12 attached hereto, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, taxes due from or with respect to the Company or any subsidiary for any taxable period. No closing agreement pursuant to section 7121 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code") (or any predecessor provision), or any similar provision of any state, local or foreign law, has been entered into by or with respect to the Company or any subsidiary. Except as set forth in Schedule 5.12 attached hereto, no audit or other proceeding is pending or threatened with respect to any taxes due from or with respect to the Company or any subsidiary or any tax return filed by or with respect to the Company or any subsidiary. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of the Company. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of section 341(f) of the Code. None of the assets or properties of the Company or any subsidiary is an asset or property that is or will be required to be treated as being (i) owned by any person other than the Company or such subsidiary pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of section 168(h)(1) of the Code. The Company and its subsidiaries have not agreed to and are not required to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application by the Company or any subsidiary pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any subsidiary. The Internal Revenue Service has not proposed any adjustment or change in accounting method with respect to the Company or any subsidiary.

     Section 5.13 Employee Benefit Plans; Erisa. Schedule 5.13, taken together with the Company's SEC Reports, identifies each employee benefit plan as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder ("ERISA"), that (a) is subject to any provision of ERISA, (b) is maintained, administered, or contributed to by the Company or any entity which, together with the Company, is treated as a single employer under Section 414 of the Code ("ERISA Affiliate") and (c) covers any employee or former employee of the Company or any ERISA Affiliate ("Employee Plan"). Schedule 5.13, taken together with the Company SEC Reports, identifies all employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement options, stock appreciation rights or other forms of incentive benefits that (a) is not an Employee Plan, (b) is entered into or maintained by the Company or any ERISA Affiliate and (c) covers any United States employee or former employee of the Company or any ERISA Affiliate ("Benefit Arrangement"). Copies of Employee Plans and Benefit Arrangements have been furnished or made available to Parent (together with the most recent annual report prepared in connection with any

Employee Plan). Each Employee Plan and Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, that are applicable to such Employee Plan or Benefit Arrangement. Neither the Company nor any ERISA Affiliate has any material unfunded liabilities relating to or arising out of any Employee Plan or Benefit Arrangement.

     Section 5.14 Labor Controversies. Except as set forth in the Company SEC Reports and Schedule 5.14 attached hereto, (a) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its subsidiaries, (c) the Company and its subsidiaries have, to the knowledge of the Company, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and (d) no person has, to the knowledge of the Company, asserted that the Company or any of its subsidiaries is liable in any amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     Section 5.15 Environmental Matters.

     (a) Except as set forth in the Company SEC Reports and Schedule 5.15 attached hereto, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined); without limitation of the foregoing, the Company and its subsidiaries have all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) neither the Company nor any of its subsidiaries has received any notice, demand letter or request for information from any federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to Company's knowledge threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law or any potential liability under any Environmental Law, (iv) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance (as hereinafter defined), or the threatened or actual violation of any Environmental Law, (v) there has been no environmental assessment or test which is in the possession of the Company or any of its subsidiaries relating to the activities of the Company or its subsidiaries which has not been delivered to Parent prior to the date hereof, and (vi) neither the Company nor its subsidiaries are subject to any material liability or expenditure relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law including, without limitation, any material liability arising from conditions on their respective properties.

     (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, rule of common law, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement or any agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, surface land, subsurface land) or to human health or safety or (ii) the exposure to, or the use, storage, treatment, generation, transportation, processing, handling, release or disposal of Hazardous Substances, in each case as amended and as in effect on the date hereof.

     (c) As used herein, "Hazardous Substance" means any substance currently listed, defined, designated or classified as hazardous, toxic, radioactive, caustic or otherwise hazardous including petroleum, its derivatives, byproducts and other hydrocarbons regulated under any Environmental Law.

     Section 5.16 Intellectual Property.

     (a) Schedule 5.16(a) sets forth a true and complete list and a brief description, including a complete identification of each patent and patent application and each trademark or copyright registration or application for registration thereof, of all Intellectual Property (as herein defined) owned or licensed by the Company and its subsidiaries which is material to the business of the Company or its subsidiaries. Except as otherwise described in Schedule 5.16(a), in each case where a registration or patent or application for registration or patent listed in Schedule 5.16(a) is held by assignment, the assignment has been duly recorded with the United States Patent Office, Trademark Office or Copyright Office or state trademark office from which the original patent or registration issued or before which the application for trademark or copyright registration is pending. Except as disclosed in
Schedule 5.16(a), to the knowledge of the Company, the rights of the Company or any subsidiary, as the case may be, in or to such Intellectual Property do not conflict with or infringe on the rights of any other person, and neither the Company nor any subsidiary has received any claim or written notice from any person to such effect.

     (b) Except as disclosed in Schedule 5.16(b): (i) all the Intellectual Property which is owned by the Company and its subsidiaries is free and clear of any mortgages, liens, pledges, charges or encumbrances of any nature whatsoever and (ii) no actions have been made or asserted or are pending (nor, to the best knowledge of the Company, has any such action been threatened) against the Company or any subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by the Company or any subsidiary of any of Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by the Company or any subsidiary are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any person. To the best knowledge of the Company and except as disclosed in Schedule 5.16(b), no person is using any patents, copyrights, trademarks, service marks or trade names owned by the Company and its subsidiaries or that infringe upon the Intellectual Property or upon the rights of the Company or any subsidiary therein. Except as disclosed in Schedule 5.16(b), neither the Company nor any subsidiary has granted any license or other right to any other person with respect to the Intellectual Property owned by the Company and its subsidiaries. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property owned by the Company and its subsidiaries.

     (c) For purposes hereof, the term "Intellectual Property" shall mean all computer software, patents and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date of this Agreement and which are used in connection with the operation of the Company's and its subsidiaries' businesses, as well as all applications pending on said date for patents or for trademarks, trade name, service mark or copyright registrations.

     Section 5.17 Title to Assets. The Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (a) the lien of current taxes, payments of which are not yet delinquent, (b) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not interfere with the present use of the property subject thereto or affected thereby, or otherwise impair the Company's business operations (in the manner presently carried on by the Company) or (c) as disclosed in the Company SEC Reports or Schedule 5.17 attached hereto. Copies of all leases under which the Company or any of its subsidiaries leases any substantial amount of real or personal property have been delivered or made available to Parent and are in good standing, valid and effective in accordance with their respective terms, and, to the knowledge of the Company, there is not, under any such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a Material Adverse Effect with respect to the Company.

     Section 5.18 Fairness Opinion. As of the date of this Agreement, the Company has received a preliminary verbal opinion from its financial advisor, M.J. Whitman, Inc., as to the fairness from a financial point of view of the Merger to the Company.

     Section 5.19 Affiliate Transactions. Schedule 5.19, taken together with the Company's SEC Reports, sets forth a true and complete list and a brief description of each transaction, agreement and understanding between the Company or any of its subsidiaries on the one hand and its affiliates (which shall include, without limitation, Victor Posner, any of his affiliates or associates, any director or officer of the Company or its subsidiaries, or any affiliate or associate of any such director or officer) on the other hand.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause each of its subsidiaries, to:

          (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend its charter or by-laws, (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company and except for the declaration and payment of regular quarterly cash dividends not in excess of $0.15 per Share in accordance with the Company's past dividend policy and with usual record and payment dates; provided, however, that the Company's right to continue to pay such quarterly dividends shall be contingent upon the Company's continued compliance with Sections 7.2 and 7.3;

          (c) not issue, sell or pledge, or agree to issue, sell or pledge any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

          (d) use all reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with the Company and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (e) confer on a regular and frequent basis with one or more designated representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

          (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

          (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

          (h) not enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice, or otherwise make any material change in (i) any existing agreement, commitment or arrangement that is material to the Company and its subsidiaries taken as a whole or (ii) the conduct of the business or operations of the Company and its subsidiaries taken as a whole;

          (i) not waive or release any rights that are material to the Company and its subsidiaries taken as a whole or make any payments, direct or indirect, of any liabilities of the Company or any of its subsidiaries that are material to the Company and its subsidiaries taken as a whole before the same come due in accordance with their terms;

          (j) neither incur nor pay expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated hereby (including, without limitation, the fees, disbursements and other expenses of lawyers, accountants, actuaries, investment bankers and any other advisors thereto) and any filing or other fees incurred in connection with such transactions other than litigation related expenses (which shall include indemnifica-tion payments and expenses of lawyers in connection therewith (at customary rates)) and other than reimbursed Parent Transaction Expenses ("Company Transaction Expenses") in excess of $1,100,000; or

          (k) not transfer additional funds in excess of $1,000,000 to or for the direct benefit of any of the Company's United Kingdom subsidiaries without the prior consent of Parent, guaranty any additional indebtedness or other obligations of any of the Company's United Kingdom subsidiaries or permit any of the Company's United Kingdom subsidiaries to incur any additional obligations guaranteed by the Company.

Notwithstanding the foregoing provisions of this Section 6.1, (i) the Company shall be permitted to amend the terms of its non-qualified deferred compensation plan in order to permit the deferral of bonuses paid from time to time under the Company's Management Incentive Plan, and (ii) the Company's wholly-owned subsidiary, Herr-Voss Corporation, shall be permitted to enter into an agreement with J&L Specialty Steel Corporation upon substantially the terms previously approved by the Company's Board of Directors.

     Section 6.2 Control of the Company's Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     Section 6.3 Acquisition Transactions.

     (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide information to facilitate, and the Company shall, and shall cause its subsidiaries to, cause any officer, director or employee of, or any attorney, accountant or other agent retained by it, and any financial advisor or investment banker retained by it, not to initiate, solicit, negotiate, encourage or provide information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of the Company or any capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as "Acquisition Transactions"); provided, however, that such persons may provide documents in the form filed with the SEC after informing Parent of which documents will be provided and to whom.

     (b) Notwithstanding the provisions of paragraph (a) above, following delivery of the notice required by paragraph (c) below, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction furnish (subject to a confidentiality agreement reasonably acceptable to the Company) confidential or non-public information concerning its business, properties or assets to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") or negotiate with such Potential Acquirer if based upon advice of its outside legal counsel, the Company's Board of Directors determines in good faith that the failure to provide such confidential or non-public information to such Potential Acquirer or negotiate with such Potential Acquirer would constitute a breach of its fiduciary duty to the Company's shareholders.

     (c) In the event the Company shall determine to provide any information or negotiate as described in paragraph (b) above, or shall receive any offer of the type referred to in paragraph (b) above, it shall promptly inform Parent that information is to be provided, that negotiations are to take place or that an offer has been received and shall furnish to Parent the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof.

     (d) The Company may terminate this Agreement pursuant to Section 9.1 (c) in order to enter into a definitive agreement for an Acquisition Transaction which meets the requirements set forth above with a Potential Acquirer with which it is permitted to negotiate pursuant to paragraph (b) above, but only if (i) the Company's Board of Directors shall have duly determined that such Acquisition Transaction would yield a higher value to the Company's shareholders than the Merger and that the execution of such definitive agreement is in the best interests of the Company and its shareholders and (ii) such definitive agreement is no less favorable to the Company and its shareholders than this Agreement including, without limitation, as to conditions to closing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Access to Information.

     (a) The Company and its subsidiaries shall afford to Parent and Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to Parent or the Parent Representatives (i) a copy of each report, schedule and other document filed by any of them with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning the Company's business as Parent or Subsidiary shall reasonably request; provided that no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold in strict confidence all non-public documents and information furnished to Parent and Subsidiary in connection with the transactions contemplated by this Agreement, except that (i) Parent and Subsidiary may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals and (ii) each of Parent and Subsidiary and the Company may disclose any information that it is required by law or judicial or administrative order to disclose.

     (b) In the event that this Agreement is terminated in accordance with its terms, Parent and the Parent Representatives shall promptly redeliver to the other all non-public written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Parent Representatives based on the information in such material shall be destroyed (and Parent and the Parent Representatives shall use their best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing by an authorized officer supervising such destruction.

     Section 7.2 Proxy Statement. The Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement. Parent shall promptly furnish to the Company all information, and take such other actions, as may reasonably be requested in connection with any action by the Company in connection with the preceding sentence. The information provided and to be provided by Parent and the Company, respectively, for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made.

     Section 7.3 Shareholders' Approvals. The Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its shareholders at a meeting of shareholders and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, shall use its reasonable best efforts to obtain shareholder approval and adoption (the "Company Shareholders' Approval") of this Agreement and the transactions contemplated hereby. Such meeting of shareholders shall be held as soon as practicable following the date upon which the Company has cleared all comments, if any, from the SEC with respect to the Proxy Statement. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement.

     Section 7.4 Provision For Expenses and Fees. Except as provided in Sections 7.9, 7.10 and 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     Section 7.5 Agreement To Cooperate; Additional Actions.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of the Company.

     (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) use its best efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto.

     (c) If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     (d) The Surviving Corporation shall take appropriate action by resolution of its Board of Directors or other formal and binding corporate action to limit to $250,000 annually, the payment of management fees to, and salaries and bonuses for officers or directors (other than full time employees) of, an affiliate or associate (other than subsidiaries) or interested shareholders (as those terms are defined in Section 2552 of the BCL), provided that the foregoing shall not prohibit or limit dividends duly declared and paid by the Surviving Corporation, payments in the ordinary course of business on commercially reasonable terms, and the repayment by the Surviving Corporation of amounts advanced on behalf of, or contributed to, the Surviving Corporation together with commercially reasonable interest, dividend or other similar payments thereon. This Section 7.5(d) shall not restrict or otherwise prohibit a merger between Parent and Subsidiary.

     Section 7.6 Public Statements. The parties shall use reasonable efforts to consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such reasonable efforts.

     Section 7.7 Notification of Certain Matters. Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the date hereof or the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 7.8 Directors' and Officers' Indemnification. The certificate of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation and each of its subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the articles of incorporation and by-laws of the Company and its subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of four years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company or any of its subsidiaries or who were otherwise entitled to indemnification pursuant to the articles of incorporation and by-laws (or equivalent governing instruments) of the Company or any of its subsidiaries. The Parent shall cause to be maintained in effect for three years after the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company and its subsidiaries with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies; provided, further, however that the Surviving Corporation shall not be required to pay premiums for such insurance in excess of $370,000 per three-year period or a proportionate amount thereof for a lesser period.

     Section 7.9 Indemnification of Brokerage. Parent and Subsidiary, on the one hand, and the Company, on the other hand, each agree to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Parent or Subsidiary or any of their affiliates, on the one hand, or by the Company or any of its affiliates, on the other hand, and to bear the cost of legal expenses incurred in defending any such claim or demand.

     Section 7.10 Indemnification by the Company. (a) In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless Parent and Subsidiary and the respective officers, directors, agents, employees, subsidiaries, partners, advisors, representatives and controlling persons of each of the foregoing (each, an "indemnified party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") resulting from any legal, administrative or other actions brought by any person or entity (including actions brought by the Company or any equity or debt holders of the Company or derivative actions brought by any person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the transactions contemplated hereby, or any indemnified party's role therein or in the transactions contemplated hereby; provided, that the Company shall not be liable under this Section 7.10 to an indemnified party to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful malfeasance of such indemnified party; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason other than the immediately preceding proviso, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified Liabilities that shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party provided that each such indemnified party shall have undertaken to repay any such amounts in the event that it is finally judicially determined that the Company is not liable under this Section 7.10 for such Liabilities.

     (b) Notification. Each indemnified party under this Section 7.10 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company under Section 7.10, notify the Company in writing of the commencement thereof. The omission of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability that it may have to such indemnified party unless the Company is materially prejudiced thereby. In case any such action or other proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party, there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company which, if the Company and such indemnified party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party; provided, however, that in no event shall the Company be required to pay fees and expenses under this Section
7.10 for more than one firm of attorneys representing the indemnified parties (together, if appropriate, with one firm of local counsel per jurisdiction) in any one legal action or group of related legal actions. In the event that an indemnified party exercises the right to retain separate counsel pursuant to the provisions of the immediately preceding sentence, the indemnified party shall take all steps reasonably required to cause such separate counsel to cooperate with the Company and its counsel in the defense of the pending action. The Company shall not be liable for any settlement of such action or proceeding effected without its prior written consent, not to be unreasonably withheld. The Company agrees that the Company will not, without the prior written consent of Parent, not to be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to any matter subject to indemnification hereunder unless such settlement, compromise or consent includes an unconditional release of Parent and each other indemnified party from all Liabilities and Parent and each other indemnified party are not obligated to take or forego taking any action, including the payment of money, thereunder. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, under federal and state securities laws, by separate agreement or otherwise.

     Section 7.11 Corrections to the Proxy Statement. Prior to the date of approval of the Merger by the shareholders of the Company, each of the Company, Parent and Subsidiary shall correct promptly any information provided by it to be used in the Proxy Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC and delivered to the shareholders of the Company, as necessary, any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company to the extent required by applicable law.

                                  ARTICLE VIII

                                   CONDITIONS

     Section 8.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of the Company under applicable law and applicable listing requirements;

          (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

          (d) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and

          (e) all material governmental waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby, and all material consents from lenders required to consummate the Merger, shall have been obtained and be in effect at the Effective Time.

     Section 8.2 Conditions to Obligation of the Company to Effect the
Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of the Chairman of the Board, Chief Executive Officer, President or a Vice President of Parent and of the President, Chief Executive Officer or a Vice President of Subsidiary to that effect;

          (b) the Company shall have received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison counsel to Parent and Subsidiary, dated the Closing Date, reasonably satisfactory to the Company and covering the due incorporation of Parent and Subsidiary, the binding nature of this Agreement, the effectiveness of the Merger and such other matters as may be reasonably requested by the Company; and

          (c) The Company shall have received from M.J. Whitman, Inc. (or other nationally recognized investment banking firm) an opinion, dated as of a date on or immediately prior to the date on which the Proxy Statement is first distributed to the Company's shareholders, to the effect that the Merger is fair from a financial point of view to the Company and such opinion shall not have been withdrawn.

     Section 8.3 Conditions to Obligations of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

          (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Parent shall have received a Certificate of the President and Chief Operating Officer or of a Vice President of the Company to that effect;

          (b) Parent shall have received an opinion from Titus & McConomy LLP, counsel to the Company, dated the Closing Date, reasonably satisfactory to Parent and covering the due incorporation of the Company and its subsidiaries, the binding nature of this Agreement, the effectiveness of the Merger and such other matters as may be reasonably requested by Parent;

          (c) Not more than 10% of the outstanding Shares are Dissenting Shares; and

          (d) The aggregate amount of Company Transaction Expenses and litigation, indemnification and all other costs arising out of or related to this Agreement or the transactions contemplated hereby, incurred or paid on or before the Closing Date, excluding amounts considered to be Parent Transaction Expenses, does not exceed $1,600,000; provided that amounts paid by Parent or Subsidiary and reimbursed by the Company shall only be counted once.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination.

     This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after adoption by the shareholders of the Company:

          (a) By the mutual written consent of Parent, Subsidiary and the Company;

          (b) By Parent, Subsidiary or the Company:

             (i) if a court of competent jurisdiction or other Governmental Entity of the United States shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable; or

             (ii) if the Effective Time shall not have occurred on or before December 31, 1996; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by the Company if, simultaneously with such termination, the Company executes a definitive agreement in accordance with Section 6.3(d);

          (d) by Parent or Subsidiary if the Company's Board of Directors determines not to give, withdraws, modifies or changes its approval or recommendation of this Agreement or the transactions contemplated hereby;

          (e) by Parent, Subsidiary or the Company if the Company's shareholders fail to approve this Agreement and the transactions contemplated hereby;

          (f) by Parent or Subsidiary if there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which breach is incurable or has not been cured by the Company within 30 days after written notice from Parent;

          (g) by the Company if there has been a material breach of any representation, warranty, covenant or agreement of Parent or Subsidiary contained in this Agreement, which breach is incurable or has not been cured by Parent or Subsidiary, as the case may be, within 30 days after written notice from the Company;

          (h) by Parent or Subsidiary if the aggregate amount of Company Transaction Expenses and litigation, indemnification and all other costs arising out of or related to this Agreement or the transactions contemplated hereby, incurred or paid on or before the Closing Date, excluding amounts considered to be Parent Transaction Expenses, exceeds $1,600,000; provided that amounts paid by Parent or Subsidiary and reimbursed by the Company shall only be counted once; and

          (i) by Parent or Subsidiary if any event has occurred since the date hereof, that has had, or would be reasonably likely to have, a Material Adverse Effect with respect to the Company.

Section 9.2 Fees and Expenses.

     (a) If this Agreement is terminated by Parent or Subsidiary pursuant to
Section 9.1(b)(ii), (d) or (f)(other than as a result of a material breach by the Company which is directly attributable to a Material Adverse Effect with respect to the Company which was not caused by or directly resulted from the intentional action or inaction by the Company or any of its subsidiaries and which would also constitute grounds for termination of this Agreement pursuant to Section 9.1(i)) or by the Company pursuant to Section 9.1(c), then the Company shall promptly, but in no event later than one business day after the date of termination of this Agreement, pay Parent a termination fee of $1,500,000 and reimburse Parent for all of the expenses of Parent and its affiliates arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated hereby (including, without limitation, the fees, disbursements and other expenses of lawyers, accountants, actuaries, investment bankers and any other advisors thereto) and any filing or other fees incurred in connection with such transactions ("Parent Transaction Expenses") (up to a maximum amount of $500,000 in the aggregate; provided, that neither this limitation, nor any limitation on the reimbursement of Parent Transaction Expenses contained elsewhere in this Agreement, shall limit or in any way affect the amount of payments to Parent, Subsidiary or any indemnified person pursuant to indemnification provisions contained elsewhere in this Agreement).

     (b) If this Agreement is terminated pursuant to Section 9.1(e) the Company shall promptly, but in no event later than one business day after the date of termination of this Agreement, reimburse Parent for all of its Parent Transaction Expenses (up to a maximum amount of $500,000 in the aggregate), and, in addition, if on or prior to the date that is nine months from the date that this Agreement is terminated pursuant to such Section 9.1(e), the Company announces any transaction described in the definition of "Acquisition Proposal" or a series of such transactions, then the Company shall pay to the Purchaser a termination fee equal to $1,500,000.

     (c) If this Agreement is terminated pursuant to Section 9.1(b)(i), (h) or
(i), the Company shall promptly, but in no event later than one business day after the date of termination of this Agreement, reimburse Parent for all of its Parent Transaction Expenses (up to a maximum amount of $500,000 in the aggregate).

     (d) In the event that any party (the "plaintiff") brings a legal action against any other party (the "defendant") for the collection of any termination fees or Parent Transaction Expenses under this Section 9.2 and thereafter the plaintiff collects any portion of such fees or Parent Transaction Expenses from the defendant, the defendant shall also reimburse the plaintiff for all out-of-pocket costs, fees and expenses, including, without limitation, the fees and disbursements of counsel and the expenses of litigation, incurred by the plaintiff in connection with such legal action. If, however, the plaintiff does not collect any such fees in such legal action, the plaintiff shall reimburse all out-of-pocket costs, fees and expenses, including, without limitation, the fees and disbursements of counsel and the expenses of litigation incurred by the defendant in connection with such legal action.

     (e) All amounts payable under this Section 9.2 shall be paid in immediately available funds to an account or accounts designated by the relevant party.

     (f) In order to assure the prompt payment by the Company of any Parent Transaction Expenses which are payable under this Section 9.2, not later than July 1, 1996 the Company shall have deposited $154,000 in an escrow account (the "Escrow Account") with pursuant to an escrow agreement among the Company, Parent and Arthur Andersen LLP, as escrow agent in form and substance satisfactory to the parties thereto (the "Escrow Agreement"). On August 1, 1996 and August 31, 1996, the Company shall deposit the additional sums of $150,000 and $196,000, respectively, into the Escrow Account. Subject to the terms and conditions of the Escrow Agreement, any interest earned upon the Escrow Account shall be paid to the Company.

     Section 9.3 Procedure For and Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned by Parent or Subsidiary, on the one hand, or by the Company, on the other hand, pursuant to
Section 9.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except as provided herein and with respect to the willful breach by any party hereto and except that the provisions of Section 9.2 and this Section 9.3, Sections 7.1(b), 7.4, 7.8, 7.9, 7.10 and Article X shall survive the termination of this Agreement. Nothing in this Section 9.3 shall relieve any party from liability for any breach of this Agreement.

     Section 9.4 Amendment. This Agreement may not be amended except by action taken by the respective Boards of Directors of each of the parties hereto or duly authorized committee thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

     Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts or the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Non-Survival of Representations and Warranties. All representations and warranties in this Agreement shall not survive the Merger, and after the Effective Time of the Merger neither the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto. Notwithstanding the immediately preceding sentence, the Surviving Corporation's obligations set forth in Section 7.8 shall continue in full force and effect following the Effective Time.

     Section 10.2 Brokers. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee (except for the fee payable to the investment banking firm described in Section 8.2(c)) or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent and Subsidiary represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.

     Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via overnight courier or facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to Parent or Subsidiary to:

           c/o Three Cities Research, Inc.
           157 East 57th Street
           New York, NY 10022
           Attention: J. William Uhrig

        with a copy to:

           Paul, Weiss, Rifkind, Wharton & Garrison
           1285 Avenue of the Americas
           New York, NY 10019
           Attention: Neale M. Albert

        (b) If to the Company, to:

           Salem Corporation
           P.O. Box 2222
           Pittsburgh, PA 15230
           Attention: A.A. Fornataro
                      President

        with copies to:

           Titus & McConomy LLP
           Four Gateway Center, 20th Floor
           Pittsburgh, PA 15222
           Attention: Paul H. Titus
       and

           Marco B. Loffredo, Jr.
           9999 NE Second Avenue
           Miami Shores, FL 33138

     Section 10.4 Interpretation; Material Adverse Effect.

     (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (b) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     (b) For purposes of this Agreement, the term "Material Adverse Effect" with respect to any person shall mean a material adverse effect on the business, assets, properties, condition (financial or other) or results of operations of such person and its subsidiaries taken as a whole.

     Section 10.5 Miscellaneous. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     Section 10.6 Governing Laws. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed wholly within such Commonwealth.

     Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for the rights of indemnified parties under Sections 7.8 and 7.10, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be singed by their respective officers as of the date first written above.

                                          SALEM GROUP, INC.

                                          By:  /s/  J. William Uhrig
                                          --------------------------------------
                                          Name: J. William Uhrig
                                          Title: President

                                          SC ACQUISITION CORPORATION

                                          By:  /s/  J. William Uhrig
                                          --------------------------------------
                                          Name: J. William Uhrig
                                          Title: President

                                          SALEM CORPORATION

                                          By:  /s/  A.A. Fornataro
                                          --------------------------------------
                                          Name: A.A. Fornataro
                                          Title: President and Chief
                                                 Operating Officer

                                          By:  /s/  Marco B. Loffredo, Jr.
                                          --------------------------------------
                                          Name: Marco B. Loffredo, Jr.
                                          Title: Chairman of the Board

                                                                       EXHIBIT A

              ARTICLES OF MERGER -- DOMESTIC BUSINESS CORPORATION
                             DSCB:15-1926 (REV 90)

     In compliance with the requirements of 15 Pa.C.S. Section 1926 (relating to articles of merger or consolidation), the undersigned business corporations, desiring to effect a merger, hereby state that:

        1. The name of the corporation surviving the merger is: Salem
           Corporation

        2. The surviving corporation is a domestic business corporation and the address of its current registered office in this Commonwealth is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

           Arch Street, Carnegie, PA 15106, Allegheny County

        3. The name and address of the registered office in this Commonwealth or name of its commercial registered office provider and the county of venue of each other domestic corporation and qualified foreign corporation which is a party to the plan of merger is as follows:

           SC Acquisition Corporation, c/o Corporation Service Company, Dauphin County

        4. (Check, and if appropriate complete, one of the following):

           / / The plan of merger shall be effective upon filing the Articles of Merger in the Department of State.

           / / The plan of merger shall be effective on: (date) at (hour)

        5. The manner in which the plan of merger was adopted by each domestic corporation is as follows:

           Salem Corporation -- Adopted by the directors and shareholders pursuant to 15 Pa.C.S. Section 1924(a)

           SC Acquisition Corporation -- Adopted by action of the shareholders pursuant to 15 Pa.C.S. Section 1905

        6. (Check, and if appropriate, complete one the following):

           / / The plan of merger as set forth in full in Exhibit A is attached hereto and made a part hereof.

           / / Pursuant to 15 Pa.C.S. Section 1901 (relating to omission of certain provisions from filed plans) the provisions, if any, of the plan of merger that amend or constitute the operative Articles of Incorporation of the surviving corporation as in effect subsequent to the effective date of the plan are set forth in full in Exhibit A attached hereto and made a part hereof. The full text of the plan of merger is on file at the principal place of business of the surviving corporation, the address of which is:

               Arch Street, Carnegie, PA 15106, Allegheny County

     IN TESTIMONY WHEREOF, the undersigned corporation or each undersigned corporation has caused these Articles of Merger to be signed by a duly
authorized officer thereof this      day of           , 1996.

SALEM CORPORATION                                 SC ACQUISITION CORPORATION
By:                                               By:
- ---------------------------------------------     ---------------------------------------------
Title:                                            Title:

                                                                      APPENDIX B

                                                                      MJ WHITMAN

                                                                  August 8, 1996

Board of Directors
Salem Corporation
Arch Street Extension
Carnegie, PA 15106

Members of the Board of Directors:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Salem Corporation (together with its subsidiaries and affiliates, "Salem" or the "Company") of the consideration to be paid to the shareholders of the Company in the proposed transaction involving the acquisition of Salem by Salem Group, Inc. ("Parent") and SC Acquisition Corporation ("Subsidiary"; Parent and Subsidiary, together with Three Cities Fund II, L.P., Three Cities Offshore II C.V., and Teribe Limited being collectively called ("TCR")) for $25 per common share (the "Common Stock") in cash, reflecting an aggregate purchase price (the "Purchase Price") of $46.6 million (the "Acquisition"). For the purposes hereof, we do not express any opinion as to the fairness of any transaction other than the Acquisition as described in the draft of the preliminary Proxy Statement of the Company dated July 19, 1996 (the "Statement"), which the Company has filed with the Securities and Exchange Commission in connection with the proposed Acquisition.

     M.J. Whiteman, Inc. ("MJW") has been engaged by the Board of Directors of the Company (the "Board") to render its opinion to the Board and will receive a fee for its services. MJW, as part of its advisory and investment banking business, is regularly engaged in the valuation of businesses and their securities for corporate, estate and other purposes.

     In connection with rendering our opinion we have reviewed and analyzed, among other things, the following: (i) the Statement; (ii) certain publicly available information concerning the Company including the annual reports on Form 10-K of the Company for each of the fiscal years in the five-year period ended December 31, 1995; the quarterly report on Form 10-Q of the Company for the quarter ended March 31, 1996; the preliminary quarterly report on Form 10-Q of the Company for the quarter ended June 30, 1996; (iii) certain other internal information, primarily financial in nature, furnished to us by the Company, including projections prepared by the management of the Company ("Projections") concerning the businesses and operations of the Company; (iv) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (v) the confidential memorandum dated April 1996 prepared by the Company, as well as various other information memorandums prepared by advisors to the Company; (vi) the merger agreement (the "Merger Agreement") dated June 28, 1996 among Salem, Parent and Subsidiary; (vii) certain information concerning offers to acquire the Company contained in Schedules 13D relating to the Company dated April 3, 1996, May 16, 1996 and May 23, 1996, as well as certain information concerning other offers to acquire the Company; (viii) the trust order ("Trust Order") dated March 2, 1994 of the United States District Court for the Southern District of New York in Securities and Exchange Commission v. Drexel Burnham Lambert Inc., et al.; (ix) publicly available information with respect to certain other publicly traded companies; and (x) publicly available information concerning the nature and terms of other transactions that we considered relevant to our inquiry. We have also (i) met with certain officers and employees of the Company to discuss the past and current business operations, financial condition and future prospects of the Company, (ii) visited certain of the Company's facilities and (iii) considered such other matters we believed to be relevant to our inquiry.

     We have not been requested or authorized to solicit alternative transactions which might otherwise be available to the Company.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have not

Board of Directors                                                    MJ WHITMAN
Salem Corporation
August 8, 1996
Page 2

independently verified any of such information. In the course of our review, nothing came to our attention which led us to believe that it would not be reasonable to rely upon and utilize such information for the purposes of expressing our opinion set forth herein. We have not made or obtained any independent evaluations or appraisals of any of the properties or facilities of the Company.

     We have assumed that the Acquisition will be consummated, in all material respects, in accordance with the terms described in the Statement and will, in all material respects, have all of the legal, tax and accounting effects as described therein, and that no material conditions to the consummation of any such transactions will be modified or waived. We have further assumed, without independent verification, that the Statement is true, accurate and complete in all material respects.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical, current and projected financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the process which has occurred to date in connection with the marketing for sale of the Company, including the status, terms and conditions of other offers to acquire the Company; (iv) the historical and current market for the Common Stock; (v) the terms and conditions of the Acquisition; and (vi) financial and other publicly available information concerning other publicly traded companies we deemed somewhat comparable to the Company. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

     This opinion has been prepared solely for the information of the Board in connection with its consideration of the Acquisition and may be relied upon solely by such persons and holders of Common Stock in connection with their consideration of the Acquisition. This opinion may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except as provided by the retention agreement dated June 13, 1996 between MJW and the Board (the "Retention Agreement"). This opinion does not constitute a recommendation to any security holder of the Company as to how such security holder should vote, or as to any other action which such security holder should take, in connection with the Acquisition, or otherwise.

     Based upon and subject to the foregoing, and subject to the limitations described in Exhibit A, we are of the opinion as investment bankers and the consideration to be paid by TCR in the Acquisition is fair, from a financial point of view, to the Company.
                                          Very truly yours,

                                          M.J. WHITMAN, INC.

                                                                      MJ WHITMAN

                                   EXHIBIT A

                  GENERAL LIMITING CONDITIONS AND ASSUMPTIONS

     In accordance with recognized professional standards as generally practiced in the valuation industry, the fee for these services is not contingent upon the conclusions of value contained herein. MJW has determined to the best of its knowledge in good faith that neither it nor any of its agents or employees has a material financial interest in the Company.

     Neither MJW, nor its agents or employees, assume any responsibility for matters legal in nature, nor do they render any opinion as to any title to, or legal status of, property which may be involved, both real and personal, tangible and intangible, which title is assumed to be good and marketable.

     Where there may be real property involved, MJW has not made a land survey of the property, but has relied on the Company's information, including any and all appraisals of property, plant and equipment. It is assumed that there are no hidden or unapparent conditions in the property, subsoil, or structures thereon that render it more or less valuable except as disclosed to us in the course of our due diligence. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

     MJW has assumed that all laws, statutes, ordinances, licenses or other regulations, or regulations of any governmental authority relevant to and in connection with the Acquisition and the Statement, have been and are being complied with unless express written notice of such noncompliance has been provided to MJW and is stated and defined by those parties upon which MJW has relied, including the Company and its management. In the course of our review, nothing came to our attention which led us to believe that it would not be reasonable to rely upon and utilize such assumption for the purposes of expressing our opinion set forth herein.

     MJW has relied on certain information furnished by others, including, but not limited to, the Company and its management, without independent verification. In the course of our review of such information and analysis nothing came to our attention which led us to believe that it was unreasonable to rely upon or utilize such information and analyses for the purposes of expressing our opinion set forth herein. MJW believes such information to be reliable as to accuracy and completeness but offers no warranty or representation to that effect. Such information generally includes, but is not limited to, financial analyses and forecasts; historical, pro forma, audited and unaudited financial statements; and analyses and projections prepared by the management of the Company.

     In some instances, public information and statistical information have been obtained from sources which MJW has accepted as being reliable. However, MJW makes no representations as to the accuracy or completeness of such information, and has accepted the information without further verification. In the course of our review of such information, nothing came to our attention which led us to believe that it would not be reasonable to rely upon and utilize such information for the purposes of expressing our opinion set forth herein.

     The opinion of MJW does not represent an assurance, guarantee or warranty that the Company will not default on any debt obligations associated with the proposed transaction.

     MJW has no responsibility to update this letter for events and circumstances occurring after the date of this letter. Any further consultation, testimony, attendance, research or opinion in reference to the present engagement beyond the date of this letter is subject to agreement by MJW and to specific written arrangements between the parties.

     In the event of any conflict or inconsistency between this Exhibit A and the opinion dated August 8, 1996 to which it is attached, the terms of the opinion shall control.

                                                                      APPENDIX C

                      DISSENTERS RIGHTS PROVISIONS OF THE
                     PENNSYLVANIA BUSINESS CORPORATION LAW

     Section 1930. Dissenters Rights.

     (a) General rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also Section 1906(c) (relating to dissenters rights upon special treatment).

     (b) Plans adopted by directors only. Except as otherwise provided pursuant to Section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(1)(i) (relating to adoption by board of directors).

     (c) Cross references. See Section 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

                                  SUBCHAPTER D

                               DISSENTERS RIGHTS

     Section 1571. Application and effect of subchapter.

     (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

        Section 1906(c)        (relating to dissenters rights upon special treatment).
        Section 1930           (relating to dissenters rights).
        Section 1931(d)        (relating to dissenters rights in share exchanges).
        Section 1932(c)        (relating to dissenters rights in asset transfers).
        Section 1952(d)        (relating to dissenters rights in division).
        Section 1962(c)        (relating to dissenters rights in conversions).
        Section 2104(b)        (relating to procedure).
        Section 2324           (relating to corporation option where a restriction on transfer of a security is held invalid).
        Section 2325(b)        (relating to minimum vote requirement).
        Section 2704(c)        (relating to dissenters rights upon election).
        Section 2705(d)        (relating to dissenters rights upon renewal of election).
        Section 2907(a)        (relating to proceedings to terminate breach of qualifying conditions).
        Section 7104(b)(3)     (relating to procedure).

     (b) Exceptions.

     (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

          (i) listed on a national securities exchange; or

          (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

          (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

          (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

          (iii) Shares entitled to dissenters rights under Section 1906(c) (relating to dissenters rights upon special treatment).

     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

     (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2) A copy of this subchapter.

     (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

     Section 1572. Definitions.

     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporation action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

     Section 1573. Record and beneficial holders and owners.

     (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

     Section 1574. Notice of intention to dissent.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

     Section 1575. Notice to demand payment.

     (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4) Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

     Section 1576. Failure to comply with notice to demand payment, etc.

     (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporation action.

     Section 1577. Release of restrictions or payment for shares.

     (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

     Section 1578. Estimate by dissenter of fair value of shares.

     (a) General Rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

     Section 1579. Valuation proceedings generally.

     (a) General Rule.  Within 60 days after the latest of:

          (1) Effectuation of the proposed corporate action;

          (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

          (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

     Section 1580. Costs and expenses of valuation proceedings.

     (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

   SALEM CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Milton Deaner, Alexander Stuart and Leo L. Wallberg, Jr. and each of them, with full power of substitution, attorneys and proxies to represent and to vote all shares of Common Stock of Salem Corporation which the undersigned is entitled to vote at the Special Meeting of Shareholders of Salem Corporation to be held at the Westin William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania on September 26, 1996 at 3:00 P.M. local time, and at any adjournments or postponements thereof:

   1. APPROVAL AND ADOPTION OF MERGER PROPOSAL

             / / FOR           / / AGAINST           / / ABSTAIN

   2. In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

                             (Continued and to be signed on the reverse side)




   The Board of Directors recommends a vote FOR Proposal 1. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1.

                                            .......................... [SEAL]

                                            .......................... [SEAL]
                                            This proxy should bear your
                                            signature(s) exactly as your
                                            name(s) appear(s) in the stencil
                                            to the left. When signing as
                                            attorney, executor, administrator,
                                            personal representative, trustee,
                                            guardian or corporate officer,
                                            please give full title. For joint
                                            accounts, each joint owner should
                                            sign.


                                            Date ......................, 1996
                                              PLEASE DATE, SIGN AND RETURN
                                             TODAY IN THE ENCLOSED ENVELOPE.

                                                                      CONFORMED

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 10-K


[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
For the fiscal year ended December 31, 1995
                                             OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from ___________ to ___________

Commission file number 1-3931
                                  SALEM CORPORATION
- -------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

     Commonwealth of Pennsylvania                           25-0923435
   ---------------------------------                  ----------------------
    (State or other jurisdiction of                     (I.R.S. employer
     incorporation or organization)                   identification number)


                  P.O. Box 2222, Pittsburgh, Pennsylvania   15230
             --------------------------------------------------------
               (Address of principal executive offices)   (Zip Code)

      Registrant's telephone number, including area code   412-276-5700
                                                           ------------

       SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

    TITLE OF EACH CLASS              NAME OF EACH EXCHANGE ON WHICH REGISTERED
- ----------------------------         -----------------------------------------
Common Stock, Par Value $.50                  American Stock Exchange

            SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                     None
         ---------------------------------------------------------------

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes X   No _____

         The aggregate market value of shares of the Registrant's common stock on March 7, 1996, par value $.50, held by nonaffiliates of the Registrant was approximately $14,281,000. Such aggregate market value was computed by reference to the reported closing price on the American Stock Exchange on said date. The number of shares owned by nonaffiliates has been determined, solely for the purpose of the foregoing, by subtracting all shares known by the Registrant to be beneficially owned by any of its directors or officers or persons who have filed reports on Schedule 13D or 13G with the Commission (1,204,466) from the number of outstanding shares (1,864,882).

         As of March 7, 1996, the Registrant had outstanding 1,864,882 shares of its common stock, par value $.50.

                                     PART I

ITEM 1.   BUSINESS

         The Registrant is a Pennsylvania corporation which was organized in 1945. Reference herein to the "Registrant" or the "Company" includes collectively Salem Corporation and its subsidiaries, unless the context otherwise requires. The Company is in the business of designing, engineering and installing heavy industrial equipment primarily for the metals, coal and other minerals industries. The Company presently operates in four business segments: metal processing equipment, industrial furnaces, minerals processing equipment and automation controls and systems. Segment information for the three years ended December 31, 1995 is set forth in Note 14 of the notes to the consolidated financial statements included elsewhere herein. The subsidiaries maintain only those manufacturing facilities necessary to control quality and delivery conditions which cannot otherwise be met on a consistent basis. A major portion of the components and materials sold in the business is purchased from independent suppliers or subcontractors.


         METAL PROCESSING EQUIPMENT

         Herr-Voss Corporation designs, engineers and manufactures strip, plate and coil processing systems and equipment for the continuous processing of ferrous and nonferrous metals. Such equipment includes a wide range of precision machinery and auxiliary equipment which is designed to cut, join, slit, level, clean and coat metals in coil or sheet form. A United Kingdom subsidiary of the Company, Herr-Voss Limited, performs similar services. Herr-Voss designs and manufactures special mechanical and materials handling equipment for use in metals producing plants, fabricating plants and forge shops. Herr-Voss manufactures its patented Strand Extensioner(R) equipment for the coil slitting market. The primary markets for its equipment are metal service centers, steel mills, metals producers and large manufacturers of metal products. Herr-Voss owns the technology of Herman Foundry equipment and provides machinery, spares and service for the foundry industry. In 1995, the market for such business was worldwide, with approximately 30% of the revenues derived from outside North America.


         INDUSTRIAL FURNACES

         Salem Furnace Co. and Salem Engineering Company Limited, a United Kingdom subsidiary of the Company, design, engineer and construct thermal processing equipment, ovens and furnaces in a wide range of sizes and for various end-uses. Salem reheat furnaces are designed for the ferrous and nonferrous metals industries to reheat ingots, slabs, blooms, billets and other materials preparatory to forging, rolling and other shaping. Salem specialty furnaces are designed to meet exact customer specifications for heat treating a variety of industrial and consumer products. Carbon products furnaces are designed for thermal processing of carbonaceous material. Salem also produces rotating perforate deck furnaces for drying and pyrolyzing low-rank coals by extracting water or condensible and noncondensible hydrocarbons. Salem furnaces and related equipment are also used in the production of tubular products for the oil industry's drilling and exploration programs. Salem Furnace Co. also supports

Lectromelt technology, including new furnaces for smelting and ferro-alloy vitrification, continuous smelting, slag cleaning, refractory and fused abrasives and pyrolysis. Salem Furnace Co. supports existing Lectromelt clients by providing upgrades, renewal parts and rebuilds. In 1995, this segment's products were sold worldwide, with approximately 58% of the revenues derived from outside North America.

         Salem Furnace Co. has the rights to market numerous proprietary technologies pursuant to license agreements. The principal license agreement relates to Daido Steel Co., Ltd.'s thermal process technology for continuous cast slab edge heating, galvanizing, aluminizing and flotation type annealing furnaces.


         MINERALS PROCESSING EQUIPMENT

         Industrial Resources, Inc. designs, manufactures and installs material handling and processing systems and products for the coal, rock, cement, utility and oil industries. Industrial Contracting of Fairmont, Inc. and Mountaineer Resources, Inc. provide independent construction services for these facilities.

         West Virginia Electric Corporation engineers and installs a broad range of electrical and automation systems for processing and material handling systems used by the coal, rock, cement, utility and oil industries. West Virginia Electric is a recognized leader in the design of programmable controlled computerized electrical circuits. McHal Corporation and West Virginia Electric Industries, Inc. provide field services for the construction of these facilities.

         A. L. Lee Corporation designs, manufactures and rebuilds equipment for the underground mining industry, consisting of rockdusters, face fans, generators, tractors, fork lifts, compressor packages, maintenance and service vehicles and personnel carriers. A. L. Lee also distributes related mining equipment and spare parts.

         The revenues of this segment have come primarily from projects in Alabama, Colorado, Illinois, Kentucky, North Carolina, Pennsylvania, Virginia and West Virginia.


         AUTOMATION CONTROLS AND SYSTEMS
         (Formerly included as a part of Industrial Furnaces Segment)

         Salem Automation Limited in the United Kingdom supplies control and instrumentation systems to industrial users for a variety of process control and automation needs. Salem Automation Limited designs and builds safety systems for the petrochemical industry and control and instrumentation systems for diverse applications including materials handling, water treatment, petroleum product transportation and storage. Enviroplant International Group, Ltd. ("EIG"), a United Kingdom subsidiary of the Company, designs, manufactures and installs customized heating, ventilation, air conditioning and refrigeration systems primarily for the petrochemical industry.

         GENERAL

         The revenues of the Company's business are derived primarily from long-term contracts which are negotiated by sales engineers employed by the Company. In 1995, no single customer accounted for 10% or more of consolidated contract revenues. In 1994, one customer, Consolidated Coal Co., accounted for approximately 15.9% of consolidated contract revenues. In 1993, one customer, Drummond Coal Company, accounted for approximately 17.7% of consolidated contract revenues. In 1995, 1994 and 1993, the Company's export sales to any single foreign country did not comprise 10% or more of consolidated contract revenues. Customers placing contracts can vary from year to year and thus a major customer in one year would not necessarily be a major customer in the following year. Additional information with respect to customers is set forth in Note 14 of the notes to the consolidated financial statements included elsewhere herein.

         The Company's business, both domestic and foreign, is of a highly competitive nature. Under current market conditions, pricing is a particularly critical determinant in the bidding process. A number of companies, some with greater resources than the Company, provide intense competition for market share in each of the Company's business segments. Accordingly, it is difficult to state the overall competitive position of the segments of the Company's business in each market which they serve.

         Success or failure in each of the Company's business segments, including foreign and domestic operations, is largely based upon the ability to compete successfully for contracts and to complete them at a profit despite the hazards inherent to the business. The Company's operations are also dependent to a great extent upon conditions in the basic metals, coal and other minerals industries.

         Export sales may bear additional credit risks beyond normal credit risks and are usually secured by letters of credit or other forms of credit insurance. As a multinational corporation, the Company manages it foreign currency risk through the purchase of forward contracts in the limited number of contracts denominated in foreign currencies. The fair value of forward contracts outstanding as of December 31, 1995 and 1994 was not material. The Company does not manage its exposure to translation gains and losses; however, by borrowing in local currencies, such exposures are reduced. The Company does not engage in the trading of, or speculation in, derivative instruments.

         The backlog of unfilled orders of the Company at the end of 1995 was $75.9 million, as compared to the backlog at the end of 1994 of $76.0 million. The 1995 and 1994 backlogs, respectively, consisted of $36.3 million and $36.6 million in the metal processing equipment segment, $20.1 million and $19.9 million in the industrial furnaces segment, $14.8 million and $16.0 million in the minerals processing equipment segment and $4.7 million and $3.5 million in the automation controls and systems segment. The Company estimates that virtually all of the 1995 backlog will be completed during 1996. This estimate is dependent, in part, upon customers' scheduling requirements.

         A portion of the Company's business, both foreign and domestic, including contracts included in its backlog, is dependent upon the Company's ability to continue to obtain bid and performance bonds relating to such contracts and/or letters of credit as security for, or in lieu of, such bonds. See Note 8 of the notes to the consolidated financial statements included elsewhere herein.

         The principal components used in the Company's equipment and products are steel, refractories, special castings (including high-alloy materials), electrical and electronic controls, electrical motors and materials handling equipment. These items are available from a wide range of independent suppliers.

         It is the Company's policy to apply for patents on those inventions and improvements which it considers significant and which are likely to be incorporated into its products. The Company currently owns a number of United States and foreign patents. It is licensed under patents owned by others and has granted licenses to others on a royalty basis. In the opinion of the Company, although these patents collectively are valuable to it, except as described elsewhere herein, no one patent or license or group of patents or licenses is of material importance to its business as a whole.

         The Company maintains facilities for the development of new products and processes, the improvement of existing products and processes, and supporting services. In 1995, 1994 and 1993, the expenditures for these activities totaled approximately $463,000, $274,000 and $249,000, respectively. No significant research and development projects were sponsored by customers during this period.

         Compliance with the various governmental regulations concerning environmental protection has not been, and is not presently, or in the future, anticipated to be a significant problem for the Company. As a result, the Company did not in prior years make any significant capital expenditures for environmental control facilities, nor does it expect to make any significant capital expenditures for environmental control facilities in 1996 or future years. Accordingly, the Company does not expect such compliance to have a significant impact on its financial condition, liquidity or results of its operations.

         There is no seasonal aspect to the Company's business, although weather-related conditions can have an effect upon the progress and completion of construction and installation projects.

         At December 31, 1995, the Company and its subsidiaries employed 873 persons, of whom 110 were graduate or licensed engineers and 319 were hourly employees.

         Part of the Company's hourly employees are covered by union contracts which expire from time to time from October 1, 1997 through April 30, 1999. The Company believes that its relations with employees are generally satisfactory.

         Additional information about foreign and domestic operations and export sales is set forth in Note 14 of the notes to the consolidated financial statements included elsewhere herein.

ITEM 2.  PROPERTIES

         The Company's corporate offices and development facilities are located in Carnegie, near Pittsburgh, Pennsylvania, in two buildings. All the domestic properties, with the exception of the A. L. Lee facilities in Illinois, are owned in fee. The Company is engaged primarily in engineering, and its manufacturing and fabricating facilities are those maintained by Herr-Voss Corporation, Industrial Resources, Inc., A. L. Lee Corporation and Salem Automation Limited. The Company considers all properties to be adequately maintained and suitable for its purposes. During 1995 as a whole, there was not a substantial amount of idle capacity at such facilities.

         METAL PROCESSING EQUIPMENT

         Herr-Voss Corporation owns and occupies facilities located in Callery, Pennsylvania, also near Pittsburgh, Pennsylvania. Its facilities include a manufacturing and fabrication plant and an administration and engineering building. Nearby is a plant in which hardened and ground precision rolls used in processing line equipment are manufactured. Herr-Voss also owns a steel-framed machine shop in Conway, Pennsylvania, approximately 30 miles from Callery. The Company's United Kingdom subsidiary, Herr-Voss Limited, leases its office space in Derby, England at an aggregate annual rental of approximately $77,600 under a lease which is cancelable in 1998.

         INDUSTRIAL FURNACES

         The Company's domestic subsidiary, Salem Furnace Co., occupies one of the two buildings in Carnegie, referred to above. The Company's United Kingdom subsidiary, Salem Engineering Company Limited, shares facilities currently under lease to Herr-Voss Limited in Derby, England as described above. In January 1994, Salem Engineering Company Limited vacated its owned facility. Sale of the vacated facility has been authorized, but final disposition has not yet occurred; however, the appraised value of the vacated facility is greater than its carrying value. Such carrying value is not material to the consolidated financial statements.

         MINERALS PROCESSING EQUIPMENT

         Industrial Resources, Inc. and its sister companies, located near Fairmont, West Virginia, own and occupy an administration building and fabrication facility. A. L. Lee Corporation owns a steel-framed and brick building located near Beckley, in southern West Virginia, containing a shop and office. A. L. Lee Corporation also leases a manufacturing and sales facility in Mt. Vernon, Illinois. The annual rental under the lease, which expires upon a 90 day notice, is approximately $31,000. West Virginia Electric Corporation and its sister companies, located near Fairmont, West Virginia, own and occupy an office and warehouse building of steel-framed construction.

         AUTOMATION CONTROLS AND SYSTEMS

         Salem Automation Limited, located in Rotherham, England, occupies an office and workshop. This facility is owned in fee by such corporation. In February 1995, the Company acquired Enviroplant International Group, Ltd. which is located in Hull, England. Enviroplant leases an office and workshop facility at an annual rental of approximately $79,000 under a lease expiring in February 1997.

ITEM 3.  LEGAL PROCEEDINGS


         On January 19, 1995, a Formal Order of Private Investigation ("the Order") was issued by the Securities and Exchange Commission ("SEC") concerning the Company. The Order and the investigation were intended to be confidential. All of the Company's directors have been deposed by the SEC and were required to produce documents concerning, among other things, their activities as directors of the Company and communications with Victor Posner, if any. The Order states that members of the staff of the SEC have reported information to the SEC tending to show that the Company, its officers, directors, employees and affiliates had violated Sections 10(b), 13(a) and 14(e) of the Exchange Act and Rules 10b- 5, 13a-1 and 13a-13 thereunder by failing to adequately disclose the role of Victor Posner in the management of the Company and by conspiring to hold down the price of the Company's common stock in order to ultimately enable Victor Posner to take the Company private in a less expensive buyout. The Company is unaware of evidence that any of the alleged violations has occurred, but believes the investigation is ongoing.

         The Company is involved in no litigation other than ordinary litigation incidental to its business, which the Company does not believe will have a material adverse effect on its financial condition or results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE
         OF SECURITY HOLDERS

         Not applicable.

                                    PART II


ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND
         RELATED STOCKHOLDER MATTERS


         The American Stock Exchange is the principal market on which the Company's common stock is traded. The high and low sales prices on such Exchange in each quarter of 1995 and 1994 are as follows:


                             1995                            1994
                        ---------------                ----------------
         Quarter          High     Low                  High       Low
         -------          ----     ---                  ----       ---

         First           25 7/8   15 3/4               16 1/4     12 7/8

         Second          29       23 1/2               15         12

         Third           28 1/4   25                   14 7/8     12 7/8

         Fourth          25 3/8   17 7/8               17 3/8     13


         As of March 7, 1996, there were approximately 996 shareholders of record of the Company's common stock.


CASH DIVIDENDS

                                  Amount                                     Record
Date Paid                     (In Thousands)          Per Share               Date
- ---------                     --------------          ---------              -------
January 15, 1996                  $280                   $.15           December 29, 1995

October 16, 1995                   187                    .10           September 29, 1995

July 17, 1995                      187                    .10           June 30, 1995

April 17, 1995                     187                    .10           March 31, 1995

January 16, 1995                   187                    .10           December 30, 1994

October 17, 1994                   187                    .10           October 3, 1994

July 15, 1994                      187                    .10           June 30, 1994

April 18, 1994                     187                    .10           April 1, 1994

January 5, 1994                    187                    .10           December 23, 1993

ITEM 6.   SELECTED FINANCIAL DATA
           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


Summary of Operations:
For the Year Ended December 31:           1995          1994          1993          1992          1991
                                        --------      --------      --------      --------      --------
Gross revenues                          $151,314      $128,189      $106,370      $118,983      $127,016
                                        ========      ========      ========      ========      ========
Income before cumulative effect
  of accounting changes                 $  2,917      $  3,648      $  1,985      $  3,173      $  1,593
                                        ========      ========      ========      ========      ========
Income per common share
  before cumulative effect
  of accounting changes                 $   1.56      $   1.96      $   1.07      $   1.70      $    .85
                                        ========      ========      ========      ========      ========
Cash dividends declared
  per common share                      $    .45      $    .40      $    .43      $    .33      $      -
                                        ========      ========      ========      ========      ========


Balance Sheet Data:
  Total assets                          $ 86,490      $ 82,554      $ 73,482      $ 66,308      $ 71,829
  Cash and cash equivalents               18,048        20,524        22,204        19,127        22,094
  Working capital                         26,337        24,967        25,675        25,377        22,360
  Long-term debt                           1,715         2,095         2,673         2,613         2,369
  Shareholders' equity                    38,956        37,055        33,861        32,836        30,518


See Notes 5 and 10 of the notes to the consolidated financial statements included elsewhere herein for a discussion of changes in accounting principles.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1995 AS COMPARED TO 1994

      OVERVIEW

      The Company's 1995 gross revenues increased to $151.3 million or 18.0% compared to $128.2 million in 1994. This increase was primarily attributable to increases in the Company's metal processing equipment and industrial furnaces segments, reflecting the strong backlog entering 1995 and higher orders during the year. The increase in revenues resulted in an increase in gross income to $25.1 million in 1995 from $23.0 million in 1994. Gross profit as a percentage of gross revenues decreased to 16.6% in 1995 from 18.0% in 1994. This decrease is primarily attributable to a loss incurred on a major contract at the Company's Enviroplant International Group, Ltd. subsidiary in the United Kingdom.

      Selling, general and administrative expenses increased to $19.6 million in 1995 from $17.4 million in 1994 as a result of increased personnel, profit sharing and retirement savings (401k plan) expenses. However, selling, general and administrative expenses as a percentage of revenues declined to 13.0% in 1995 from 13.6% in 1994, reflecting, in part, the effects of continued cost management.

      Adversely affecting income in 1995 was $1.9 million of nonrecurring charges consisting of approximately $173,000 for legal fees associated with an SEC investigation and $1.7 million for legal, accounting, consulting and directors' fees ($652,000, $89,000, $643,000 and $339,000, respectively)
incurred in efforts to maximize shareholder value, including the possible sale of the Company. On March 22, 1996 the Company announced that, since no firm offers have been received for the purchase of the Company, the active solicitation of bids for the Company has ceased and the engagement of its financial advisor was terminated. The Company also ceased the activities of its Special Negotiating Committee and counsel to such Committee in order to greatly limit future expenditures for the sale process.

      Other income increased to $1.8 million in 1995 from $1.0 million in 1994. Approximately $700,000 was attributable to a gain from a legal settlement. An increase in interest rates in 1995 over 1994 also contributed to the increase in other income.

      Although the provision for income taxes in 1995 of $2.3 million is virtually unchanged from the $2.2 million in 1994, the effective tax rate of 42.8% in 1995 is significantly greater than the effective tax rate of 36.7% in 1994. This increase resulted from a reversal in 1994 of prior years' tax accruals, the receipt in 1994 of tax-free life insurance proceeds and increased taxes on foreign joint ventures. These factors, which increased the effective tax rate, were offset in part by reductions in 1995 as compared to 1994 of state taxes, domestic dividends received deduction and also greater benefits recognized in 1995 from the Company's foreign sales corporation and income of a Bermuda subsidiary which is not tax affected.

      The Company's revenues and profitability are largely dependent upon the volume of capital orders received. At December 31, 1995, the Company had a backlog of approximately $75.9 million as compared to approximately $76.0 million at December 31, 1994.

     Inflation did not have a significant effect on the income of the Company during the last three years.

      RESULTS OF BUSINESS SEGMENTS

      Gross revenues in the Company's metal processing equipment segment increased to $63.9 million in 1995 or 22.4% from $52.2 million in 1994. Operating income for 1995 increased to $7.3 million compared with $4.8 million for 1994. Both revenues and operating income are at record levels for this segment. These record levels were made possible by the $36.6 million backlog entering 1995 compared to the $19.8 million backlog entering 1994. Operating income increased primarily due to the increase in revenues and improved margins on work performed by the Company's domestic subsidiary.

      Gross revenues in the Company's industrial furnaces segment increased to $37.9 million in 1995 or 59.9% from $23.7 million in 1994. Operating income increased $1.6 million in 1995, to $1.7 million from $100,000 in 1994. The increase in revenues is primarily attributable to new orders received in 1995 of approximately $38.0 million as compared to $24.9 million in 1994. All of this increase was recorded at the Company's domestic subsidiary. The increase in operating income is attributable to the Company's domestic subsidiary, offset in part by a decline at the Company's United Kingdom subsidiary. This increase is the result of increased revenues and improved margins on work performed by the Company's domestic subsidiary.

      Gross revenues in the Company's minerals processing equipment segment declined slightly in 1995 to $40.4 million or 6.7% from $43.3 million in 1994. Operating income declined to its second highest level of $3.0 million down from a record $3.6 million in 1994. The decline in revenues and operating income reflect the weak market and competitive pricing in the coal and rock industries. In addition, the Company has also experienced greater competition for smaller sized projects involving upgrading and maintenance work which generally sustain greater gross margins.

      Gross revenues in the Company's automation controls and systems segment increased slightly to $9.1 million in 1995 or 3.4% from $8.8 million in 1994. An operating loss in 1995 of $3.4 million was incurred compared with operating income of $1.0 million for 1994. The increase in revenues was attributable to $3.0 million of revenues at the Company's Enviroplant International Group, Ltd. ("EIG") acquired in February 1995 for which no revenues were included in this segment in 1994. Significant operating losses were incurred at both the Salem Automation Limited and EIG subsidiaries. An operating loss of $2.3 million was incurred in 1995 at EIG, attributable to a contract for engineering and installation of a heating, ventilating and air conditioning (HVAC) system for a governmental agency in India. The total anticipated loss on this contract has been recognized in 1995. An operating loss of $1.0 million was incurred at the Company's Salem Automation Limited subsidiary, attributable in part to a contract for an industrial process control system.


1994 AS COMPARED TO 1993

      OVERVIEW

      The Company's gross revenues for 1994 were $128.2 million compared to $106.4 million in 1993. This increase was primarily attributable to increases in the Company's metal finishing equipment and minerals processing equipment segments. This increase, along with an increase in profitability to 18.0% in 1994 from 17.2% in 1993, resulted in an increase in gross income to $23.0 million in 1994 from

$18.2 million in 1993. Partially offsetting this increase in income was an increase in selling, general and administrative expenses to $17.4 million in 1994 from $16.2 million in 1993 or 7.4%. This increase is attributable to an increase in legal fees, professional consulting fees and incentive compensation expense over 1993 amounts. Included in such amounts were charges of $675,000 and $1.0 million in 1994 and 1993, respectively, as a result of a court order entered in the settlement of plaintiffs' legal fees and expenses in a shareholder derivative suit. Operating income increased to $5.0 million in 1994 from $1.0 million in 1993.

      Other income of $1.0 million in 1994 was significantly less than the $1.9 million in 1993. In 1993, the Company benefitted by $800,000 from a nonrecurring cash distribution from a currently inactive investment.

      The provision for income taxes in 1994 of $2.2 million is significantly greater than the provision in 1993 of $575,000 as a result of increased income in 1994 and the beneficial tax rate applied to the cash distribution from the inactive investment in 1993.

      The effective tax rate of 36.7% in 1994 is greater than the effective tax rate of 19.9% in 1993. The effective tax rate in 1994 is lower than the combined federal and state statutory income tax rates primarily due to a reversal of prior year tax accruals. The lower effective tax rate in 1993 reflects the beneficial tax rate applied to the cash distribution from an inactive investment and to the taxation of equity income only to the extent dividends are received.

      The Company's profitability is largely dependent upon the volume of capital orders available. At December 31, 1994, the Company had a backlog of approximately $76.0 million compared to approximately $54.1 million at December 31, 1993.

      Inflation did not have a significant effect on the gross income of the Company during the last three years.


      RESULTS OF BUSINESS SEGMENTS

      Consolidated gross revenues increased to $128.2 million in 1994 from $106.4 million in 1993. The most significant increases occurred in the Company's metal processing equipment and minerals processing equipment segments. The increase in gross revenues in the metal processing equipment segment to $52.2 million in 1994 from $34.7 million in 1993 reflects the record level of orders received in 1994. As a result of this increase in revenues, and a significant improvement in the Company's United Kingdom subsidiary, operating income increased in this segment to $4.8 million in 1994 from $2.0 million in 1993.

      Gross revenues increased in the Company's minerals processing equipment segment to $43.3 million in 1994 from $36.8 million in 1993. This increase is attributable to increased revenues from sales of electrical systems and handling equipment used in the coal mining industry. As a result of this increase in revenues, operating income increased significantly to $3.6 million in 1994 from $1.8 million in 1993.

      Gross revenues declined in the Company's industrial furnaces segment to $32.6 million in 1994 from $34.7 million in 1993. Operating income declined to $1.1 million in 1994 from $1.5 million in 1993. The Company's United Kingdom subsidiary recorded decreased revenues and income on sales of automation control products. Such decreases were offset in part by increased sales and income at the Company's domestic industrial furnace subsidiary.

                        LIQUIDITY AND CAPITAL RESOURCES


         Cash and cash equivalents decreased by $2.5 million from $20.5 million at December 31, 1994 to $18.0 million at December 31, 1995. This decrease was primarily the result of the use of cash for nonrecurring charges related to efforts to maximize shareholder value including the possible sale of the Company, payments on debt, capital expenditures and dividends paid which were partially offset by cash generated from operations. Consolidated working capital at December 31, 1995 amounted to $26.3 million, a slight increase from the $25.0 million at December 31, 1994. At December 31, 1995, cash and cash equivalents and short-term investments of $10.7 million were restricted or pledged as collateral under various agreements related to contract matters and insurance policies.

         Capital expenditures for the years 1995, 1994 and 1993 were $2.3 million, $1.4 million and $2.2 million, respectively. The Company anticipates capital expenditures in 1996 of approximately $7.7 million, which it expects to finance from its existing cash or financing arrangements.

         The Company has a facility for the issuance of up to $10.0 million of surety bonds. In connection with such facility, the Company, through its bank, has provided a $2.0 million standby letter of credit in favor of the issuer of such bonds. The standby letter of credit is fully collateralized by a certificate of deposit. At December 31, 1995, approximately $2.4 million of this facility was currently utilized. In September 1993, the Company obtained an additional facility for the issuance of up to $10.0 million of surety bonds. In connection with such facility, the Company, through its bank, has provided a $500,000 standby letter of credit in favor of the issuer of such bonds. This standby letter of credit is also fully collateralized by a certificate of deposit. At December 31, 1995, the entire $10.0 million was available.

         The Company's United Kingdom subsidiaries have two separate credit facilities at one major bank: a facility for the issuance of bank guarantees up to $2.8 million and an overdraft and loan facility of up to $1.6 million. At December 31, 1995, approximately $2.7 million of the bank guarantee facility was utilized. Of the $1.6 million facility for overdrafts and loans, approximately $825,000 is currently utilized. (See Note 6 of the notes to the consolidated financial statements included elsewhere herein.)

         In November 1988, the Company acquired, by assignment from Mellon Bank N.A., Industrial Revenue Bonds in an original aggregate principal amount of $2.4 million ($1.5 million at December 31, 1995) which are the obligation of ATEC South, Inc., a wholly-owned subsidiary of APL Corporation, which may be deemed to be an affiliate of the Company. Such bonds are guaranteed by APL Corporation. On June 25, 1993, creditors of APL Corporation filed an involuntary petition for relief under Chapter 7 of the Federal Bankruptcy Code. The proceeding was converted to a voluntary proceeding under Chapter 11 of the Federal Bankruptcy Code on July 27, 1993. On September 2, 1994, ATEC South, Inc. filed for protection under Chapter 11 of the Federal Bankruptcy Code. Subsequently, in 1994, Security Management Corp. acquired APL Corporation. Equal payments of principal and interest on the unpaid balance were to be made monthly until March 1, 1993, with a balloon payment of $1.1 million due on that date. Interest is calculated at 72% of the Mellon Bank N.A. prime rate (adjusted by formula for any change in the corporate federal income tax rate from 1982 to the current year). These bonds are secured by promissory notes which, in turn, are secured by first lien rights on the real property, furniture, fixtures and machinery and equipment of ATEC South, Inc. No payments have been received since May 1992 and the balloon payment is past due. Valuation reserves were previously established for such investment. Interest, including late charges, is due and owing on such bonds and is fully reserved.

         On September 28, 1994, an order was signed by the Clerk of Superior Court of Person County, North Carolina authorizing foreclosure by the Company under the Deed of Trust securing the bonds on real estate owned by ATEC South, Inc. On November 29, 1994, an order was entered by the bankruptcy judge granting a motion to compromise the controversy between APL Corporation and the Company. Pursuant to that order, the bankruptcy trustee and the committee of unsecured creditors agreed to dismiss the Company from litigation pending in the bankruptcy proceedings. APL Corporation and ATEC South, Inc. have agreed to abandon their interest in the North Carolina property, thereby permitting the Company to foreclose upon it and, in return, the Company has agreed to withdraw its claims against APL Corporation and ATEC South, Inc. The Company will determine whether to foreclose upon the property following an assessment of potential environmental liability.

         In March 1995, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement of Financial Accounting Standards No. 121 requires that the carrying value of long-lived operating assets, when determined to be impaired, be adjusted so as not to exceed the estimated undiscounted cash flows provided by such assets. Statement of Financial Accounting Standards No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of in future periods. In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 - "Accounting for Stock-Based Compensation." Statement of Financial Accounting Standards No. 123 recommends, but does not require, that companies change their method of accounting for stock-based compensation plans to one that attributes compensation costs equal to the fair value of a stock-based compensation arrangement over the period service is rendered that qualifies an employee to receive such compensation. Companies not electing to change their method of accounting are required, among other things, to provide additional disclosures which in effect restate a company's results for comparative periods as if the new method of accounting had been adopted. The Company will be subject to the provisions of Statement of Financial Accounting Standards No. 121 and Statement of Financial Accounting Standards No. 123 in 1996; however, the Company does not believe that the adoption of either of the new accounting pronouncements will have a material effect on its financial condition or results of its operations.

         The Company believes that cash flows from operations and existing cash assets will be sufficient to enable it to meet near-term cash requirements.
The Company's ability to meet its long-term cash requirements is dependent upon its ability to attain and sustain sufficient cash flows from operations.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                                                                Page No. in
                                                                This Report
                                                                -----------

Report of Independent Public Accountants                             17

Consolidated Balance Sheets - December 31, 1995
  and 1994                                                           18

Consolidated Statements of Income  -
  Three Years Ended December 31, 1995                                19

Consolidated Statements of Shareholders' Equity -
  Three Years Ended December 31, 1995                                20

Consolidated Statements of Cash Flows -
  Three Years Ended December 31, 1995                                21

Notes to the Consolidated Financial Statements                       22

                              ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Salem Corporation:

We have audited the accompanying consolidated balance sheets of Salem Corporation (a Pennsylvania corporation) and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salem Corporation and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statement, the Company changed its method of accounting for income taxes and its method of accounting for employee postretirement benefits other than pensions as of January 1, 1993.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule for each of the three years in the period ended December 31, 1995, listed in Item 14.(A)(2), is presented for purposes of complying with the Securities and Exchange Commission's rules and regulations under the Securities Exchange Act of 1934 and is not otherwise a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                    /s/ ARTHUR ANDERSEN LLP
Pittsburgh, Pennsylvania,
  March 5, 1996

                       SALEM CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

          A S S E T S                                                            1995                 1994
          -----------                                                          --------             --------
CURRENT ASSETS:
  Cash and cash equivalents (including restricted cash of
   $5,998 and $5,373, respectively)                                            $18,048              $20,524
  Restricted short-term investments                                              4,687                4,315
  Receivables                                                                   24,717               22,259
  Indebtedness of related parties                                                   97                   97
  Contracts-in-progress                                                          9,344                7,407
  Inventories                                                                    6,050                5,147
  Income tax benefit                                                             3,078                2,857
  Prepaid expenses                                                               2,319                2,232
                                                                               -------              -------
      Total current assets                                                      68,340               64,838
                                                                               -------              -------
PROPERTY, PLANT AND EQUIPMENT, at cost                                          25,538               25,456
  Less-Accumulated depreciation                                                 16,051               16,085
                                                                               -------              -------

      Net property, plant and equipment                                          9,487                9,371
                                                                               -------                -----
OTHER ASSETS:
  Investments in affiliated companies, at equity                                 2,098                2,344
  Other restricted investments                                                       -                  600
  Income tax benefit                                                             2,817                1,792
  Other assets                                                                   3,748                3,609
                                                                               -------              -------
      Total assets                                                             $86,490              $82,554
                                                                               =======              =======

          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------

CURRENT LIABILITIES:
  Dividends payable                                                            $   280              $   187
  Current maturities of long-term debt                                             710                  608
  Accounts payable (including outstanding checks
   of $1,720 and $1,975, respectively)                                          18,812               12,597
  Advance billings on contracts                                                  8,755               14,096
  Accrued income taxes                                                           1,389                  758
  Accrued payroll and employee benefits                                          4,834                4,367
  Accrued loss reserves                                                          2,347                2,595
  Other accrued liabilities                                                      1,187                1,038
  Reserves for warranty expense                                                  3,689                3,625
                                                                               -------              -------

      Total current liabilities                                                 42,003               39,871
                                                                               -------              -------
LONG-TERM DEBT                                                                   1,715                2,095
OTHER NONCURRENT LIABILITIES                                                     3,285                3,128
MINORITY INTEREST                                                                  531                  405
SHAREHOLDERS' EQUITY:
  Preferred stock, par $25.00; authorized 112,485
   shares, issued 0 shares                                                           -                    -
  Common stock, par $.50; authorized 15,000,000
   shares, issued 2,690,324 shares                                               1,345                1,345
  Paid-in surplus                                                                9,301                9,301
  Retained earnings                                                             31,753               29,677
  Pension adjustment                                                                (1)                   -
  Cumulative translation adjustment                                               (245)                 (71)
  Treasury stock, at cost (825,442 shares)                                      (3,197)              (3,197)
                                                                               -------              -------
      Total shareholders' equity                                                38,956               37,055
                                                                               -------              -------
      Total liabilities and shareholders' equity                               $86,490              $82,554
                                                                               =======              =======


The accompanying notes are an integral part of these statements.

                       SALEM CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                            1995          1994          1993
                                                                          --------      -------       --------
CONTRACT REVENUES                                                         $151,054       $127,780       $105,656

ROYALTY INCOME                                                                 260            409            714
                                                                          --------       --------       --------
      Gross revenues                                                       151,314        128,189        106,370

COST OF REVENUES                                                           126,259        105,188         88,212
                                                                          --------       --------       --------
      Gross income                                                          25,055         23,001         18,158

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                19,631         17,370         16,180

NONRECURRING CHARGES                                                         1,896            675          1,000
                                                                          --------      ---------       --------
      Operating income                                                       3,528          4,956            978
                                                                          --------       --------       --------
OTHER INCOME (EXPENSE):
  Interest income                                                            1,394          1,015            841
  Interest expense                                                            (404)          (295)          (243)
  Equity in net earnings of affiliates                                          36             72            524
  Other income, net                                                            767            255            789
                                                                          --------       --------       --------
      Total other income                                                     1,793          1,047          1,911
                                                                          --------       --------       --------
      Income before taxes, minority
       interest and cumulative effect
       of accounting changes                                                 5,321          6,003          2,889

PROVISION FOR INCOME TAXES                                                  (2,278)        (2,204)          (575)

MINORITY INTEREST                                                             (126)          (151)          (329)
                                                                          --------       --------       --------
      Income before cumulative effect
       of accounting changes                                                 2,917          3,648          1,985

CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                          -              -           (517)
                                                                          --------       --------       --------

      Net income                                                          $  2,917       $  3,648       $  1,468
                                                                          ========       ========       ========
PER COMMON SHARE DATA:

  Income before cumulative
   effect of accounting changes                                           $   1.56       $   1.96       $   1.07

  Cumulative effect of accounting changes                                        -              -           (.28)
                                                                          --------       --------       --------

  Earnings per common share                                               $   1.56       $   1.96       $    .79
                                                                          ========       ========       ========


The accompanying notes are an integral part of these statements.

                       SALEM CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)


                                                                                                 CUMULATIVE
                                        COMMON        PAID-IN        RETAINED      PENSION      TRANSLATION      TREASURY
                                        STOCK         SURPLUS        EARNINGS     ADJUSTMENT     ADJUSTMENT        STOCK
                                        ------        -------        --------     ----------    -----------      --------
BALANCE, December 31, 1992              $1,345         $9,304         $26,117         $(65)        $(668)        $(3,197)

  Net income                                 -              -           1,468            -             -               -
  Cash dividend
   paid ($.33 per share)                     -              -            (621)           -             -               -
  Cash dividend
   declared ($.10 per share)                 -              -            (187)           -             -               -
  Aggregate translation
   adjustment                                -              -               -            -           303               -
  Cash in lieu of
   fractional shares                         -             (3)              -            -             -               -
  Pension adjustment                         -              -               -           65             -               -
                                        ------         ------         -------         ----         -----         -------

BALANCE, December 31, 1993               1,345          9,301          26,777            -          (365)         (3,197)

  Net income                                 -              -           3,648            -             -               -
  Cash dividend
   paid ($.30 per share)                     -              -            (561)           -             -               -
  Cash dividend
   declared ($.10 per share)                 -              -            (187)           -             -               -
  Aggregate translation
   adjustment                                -              -               -            -           294               -
                                        ------         ------         -------         ----         -----         -------

BALANCE, December 31, 1994               1,345          9,301          29,677            -           (71)         (3,197)

  Net income                                 -              -           2,917            -             -               -
  Cash dividend
   paid ($.30 per share)                     -              -            (561)           -             -               -
  Cash dividend
   declared ($.15 per share)                 -              -            (280)           -             -               -
  Aggregate translation
   adjustment                                -              -               -            -          (174)
  Pension adjustment                         -              -               -           (1)            -               -
                                        ------         ------         -------         ----         -----         -------

BALANCE, December 31, 1995              $1,345         $9,301         $31,753         $ (1)       $ (245)        $(3,197)
                                        ======         ======         =======         ====        ======         =======


The accompanying notes are an integral part of these statements.

                       SALEM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS
                             (DOLLARS IN THOUSANDS)

                                                                                         1995          1994          1993
                                                                                        -------       -------       -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                            $ 2,917       $ 3,648       $ 1,468

  Adjustments for noncash items -
    Cumulative effect of change in accounting principles                                      -             -           517
    Depreciation and amortization                                                         1,725         1,523         1,369
    Deferred income taxes                                                                (1,248)         (433)         (810)
    Other noncurrent liabilities                                                            157          (459)          389
    Allowance for doubtful accounts                                                          22             -           (77)
    Reserves for warranty expense                                                            64         1,032            17
    Earnings of affiliates, net                                                             (36)          (72)         (524)
    Minority interest                                                                       126           151           504
  Changes in certain balance sheet accounts -
    Receivables                                                                          (1,959)       (6,506)         (517)
    Contracts-in-progress, net                                                           (7,278)        4,056         4,600
    Inventories                                                                            (904)         (136)         (483)
    Prepaid expenses                                                                        (10)          878          (643)
    Intangible pension asset                                                                 (1)            -            19
    Accounts payable                                                                      6,354         1,783        (1,078)
    Accrued income taxes                                                                    664         1,161          (614)
    Accrued liabilities                                                                     371          (203)         (366)
    Cumulative translation adjustments                                                       67          (224)          343
                                                                                        -------       -------       -------
      Net cash flows provided by operating activities                                     1,031         6,199         4,114
                                                                                        -------       -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Dividends from equity affiliates                                                          245            81            73
  Restricted investments                                                                    600             -             -
  Short-term investments                                                                   (372)       (3,290)        2,140
  Investment in affiliates                                                                 (738)       (2,342)         (325)
  Purchases of property, plant and equipment                                             (2,305)       (1,441)       (2,195)
  Proceeds from sale of property, plant and equipment                                       314           111            67
                                                                                        -------       -------       -------
      Net cash flows used by investing activities                                        (2,256)       (6,881)         (240)
                                                                                        -------       -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                           (748)         (748)         (621)
  Principal payments under capital leases                                                  (437)         (331)         (295)
  Payments on long-term debt                                                               (503)         (435)         (350)
  Proceeds from long-term debt                                                              671             -           550
                                                                                        -------       -------       -------
      Net cash flows used by financing activities                                        (1,017)       (1,514)         (716)
                                                                                        -------        ------       -------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                    (234)          516           (81)
                                                                                        -------       -------       -------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                     (2,476)       (1,680)        3,077
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           20,524        22,204        19,127
                                                                                        -------       -------       -------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                $18,048       $20,524       $22,204
                                                                                        =======       =======       =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                                          $  430        $  399        $  358
  Income taxes paid, net                                                                  2,829         1,122         1,630


The accompanying notes are an integral part of these statements.

                       SALEM CORPORATION AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Salem Corporation and its wholly-owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Investments in other than wholly-owned and majority-owned subsidiaries include two 50%-owned subsidiaries in Japan and a 40%-owned subsidiary in India, all of which are carried at equity.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results may differ from those estimates.

CASH EQUIVALENTS. Cash equivalents, which consist primarily of certificates of deposit and time deposits, are stated at cost, which approximates market. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with maturities of three months or less at the date of acquisition to be cash equivalents.

SHORT-TERM INVESTMENTS. Short-term, interest-bearing investments are those with maturities of one year or less but greater than three months when purchased. These investments are readily convertible to cash and are stated at cost, which approximates fair value.

CONTRACT ACCOUNTING. The Company and its subsidiaries account for contracts on the percentage-of-completion method. Based upon the nature of the contract, the Company determines the stage of completion using the relationship of total costs incurred to total estimated costs at completion. Contract costs, as reflected in the consolidated statements of income, include all direct contract costs and overhead, including all related engineering costs. Changes in contract performance, estimated profitability and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. If a loss is projected on any contract-in- progress, provision is made currently for the entire projected loss. Warranty reserves are provided during the course of contract performance for costs which may be incurred after completion. For contracts where the Company is also licensing the technology, royalty income is recognized in accordance with the terms of the contract.

INVENTORIES. Inventories are valued at the lower of cost (determined by the first-in, first-out method) or market and consist primarily of raw materials.

OPERATING CYCLE. The operating cycles of contracts vary and in some cases are more than one year. In accordance with industry practices, all contract-related accounts are included in current assets and liabilities.

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are carried at cost. Major additions and betterments are capitalized, while maintenance and repairs which do not significantly improve or extend the lives of the respective assets are expensed in the year incurred. Property disposed of is removed from the asset and accumulated depreciation accounts, with the gain or loss credited or charged to current income.

DEPRECIATION AND AMORTIZATION. The Company provides for depreciation over the estimated useful lives of the plant and equipment, employing both straight-line and accelerated methods. License agreements and other purchased technology are amortized on the straight-line method over the remaining years expected to be benefitted.

Excess of cost over net assets of acquired businesses arising prior to 1971 ($1.4 million) is not being amortized, while those amounts arising subsequent to 1971 ($1.7 million) are being amortized over 15-20 year periods.

DEVELOPMENT COSTS. Development costs are charged to operations as incurred and amounted to $463,000 in 1995, $274,000 in 1994 and $249,000 in 1993.

INCOME TAXES. As discussed in Note 5, effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this standard, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or credit is based on the changes in the assets and liabilities from period to period.

TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS. The financial statements of foreign subsidiaries are translated using the standards established by the Financial Accounting Standards Board ("FAS No. 52"). Accordingly, all assets and liabilities of foreign subsidiaries are translated at year-end exchange rates; revenue and expense accounts are translated at the average exchange rates during the year. Net unrealized translation gains or losses are reflected in the cumulative translation adjustment and are not included in net income.

RESTATEMENTS. Prior year comparative consolidated financial statements have been restated where necessary to conform with the 1995 presentation.

EARNINGS PER COMMON SHARE. Earnings per share of common stock have been computed using the weighted average number of shares outstanding during the periods (1,864,882 in 1995, 1994 and 1993).

NEW ACCOUNTING PRONOUNCEMENTS. In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement of Financial Accounting Standards No. 121 requires that the carrying value of long-lived operating assets, when determined to be impaired, be adjusted so as not to exceed the estimated undiscounted cash flows provided by such assets. Statement of Financial Accounting Standards No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of in future periods. In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 - "Accounting for Stock-Based Compensation." Statement of Financial Accounting Standards No. 123 recommends, but does not require, that companies change their method of accounting for stock-based compensation plans to one that attributes compensation costs equal to the fair value of a stock-based compensation arrangement over the period service is rendered that qualifies an employee to receive such compensation. Companies not electing to change their method of accounting are required, among other things, to provide additional disclosures which in effect restate a company's results for comparative periods as if the new method of accounting had been adopted. The Company will be subject to the provisions of Statement of Financial Accounting Standards No. 121 and Statement of Financial Accounting Standards No. 123 in 1996; however, the Company does not believe that the adoption of either of the new accounting pronouncements will have a material effect on its financial condition or results of its operations.


2.  RECEIVABLES:

Receivables at December 31, 1995 and 1994 are net of allowances for doubtful accounts of $257,000 and $235,000, respectively.

In accordance with the provisions of long-term contracts, certain percentages of billings or amounts are withheld by customers until completion and acceptance of the project. At December 31, 1995 and 1994, these contract retentions amounted to approximately $731,000 and $1.9 million, respectively. Retentions due are included in current receivables. Based upon prior experience with similar contracts, retentions are expected to be collected within one year.


3.  INVESTMENTS IN AFFILIATED COMPANIES, AT EQUITY:

NIPPON HERR CO., LTD.

The Company owns 48,000 shares of capital stock of Nippon Herr Co., Ltd., representing a 50% interest of Nippon Herr's outstanding common stock at December 31, 1995. The Company's equity in net earnings of Nippon Herr was recorded through November 30, based on financial statements at that date. The Company accounts for its investment in Nippon Herr using the equity method. Following is a summary of the Company's investment in Nippon Herr and other equity affiliates:


                                                      (Dollars in Thousands)
                                                      ----------------------
                                                        1995          1994
                                                       ------        ------
Balance at beginning of year - Nippon Herr             $1,704        $1,604
Equity in net earnings                                     21            97
Dividends received                                        (85)          (81)
Cumulative translation adjustment                         (32)           84
                                                       ------        ------
Balance at end of year - Nippon Herr                    1,608         1,704

Investments in other affiliates, at equity                490           640
                                                       ------        ------
Total investments in affiliated companies,
 at equity                                             $2,098        $2,344
                                                       ======        ======

Shown below is the summarized financial position of Nippon Herr at November 30, 1995 and 1994:

                                                         (Dollars in Thousands)
                                                         ----------------------
                                                            1995        1994
                                                           ------      ------
Cash                                                       $  973      $  364
Receivables                                                 2,288       2,344
Inventory                                                   4,269       3,306
Other current assets                                          347         276
Fixed assets                                                   39          49
Investments and deposits                                      607         629
Other assets                                                  326           -
                                                           ------      ------
  Total assets                                             $8,849      $6,968
                                                           ======      ======

Payables                                                   $1,255      $  947
Loans payable                                               1,274       1,314
Advance billings                                            1,934         283
Other current liabilities                                     479         369
Other liabilities                                             692         647
Stockholder's equity                                        3,215       3,408
                                                           ------      ------
  Total liabilities and equity                             $8,849      $6,968
                                                           ======      ======


Shown below are the summarized results of operations for Nippon Herr and other equity affiliates:

                                                           (Dollars in Thousands)
                                                       ------------------------------
                                                        1995         1994       1993
                                                        ----         ----       ----
  Net sales - Nippon Herr                              $8,564       $8,499      $26,528
                                                       ======       ======      =======
  Cost of goods sold                                   $6,551       $6,688      $21,898
                                                       ======       ======      =======
  Net earnings                                         $   42       $  193      $   830
                                                       ======        ======     =======
  Salem's 50% equity interest - Nippon Herr            $   21       $   97      $   415
  Equity in net earnings of other affiliates               15          (25)         109
                                                       ------       ------      -------

  Total equity in net earnings of affiliates           $   36       $   72      $   524
                                                       ======       ======      =======


Prior to 1993, the equity earnings of Nippon Herr were recorded as of their fiscal year-end (March 31). In 1993, these earnings were recorded on a more current basis; thus, in that year the equity earnings recorded by the Company covered the period April 1, 1992 through November 30, 1993.

Nippon Herr's principal business is the engineering and installation of metal forming equipment for the can industry.

Other affiliates consist of Daido Herr Engineering Co., Ltd. and Wesalem Company Pvt. Ltd.

The Company received cash distributions in 1995, 1994 and 1993 of $160,000, $0 and $800,000, respectively, from an inactive investment that has ceased operations and is in the process of being liquidated. There are no amounts recorded in the Company's consolidated balance sheets related to this investment.

4.  CONTRACTS-IN-PROGRESS:


Amounts reflected in the balance sheets as contracts-in-progress consist of costs incurred on contracts-in-progress plus estimated earnings thereon less progress billings. Where progress billings exceed costs and earnings, the amount is reflected as advance billings on contracts. At December 31, 1995 and 1994, these amounts were as follows:


                                                          (Dollars in Thousands)
                                                          ----------------------
                                                            1995          1994
                                                            ----          ----
Costs incurred plus estimated earnings                    $85,286      $133,031
Less-Progress billings                                    (84,697)     (139,720)
                                                          -------      --------
                                                          $   589      $ (6,689)
                                                          =======      ========

Presentation in balance sheets:
  Contracts-in-progress                                   $ 9,344      $  7,407
  Advance billings on contracts                            (8,755)      (14,096)
                                                          -------      --------
                                                          $   589      $ (6,689)
                                                          =======      ========


5.  INCOME TAXES:

Effective January 1, 1993, the Company adopted the provisions of the Financial Accounting Standards Board's Statement No. 109, "Accounting for Income Taxes." Under this new method, deferred income tax assets and liabilities are recognized which reflect the future tax consequences of differences between the tax and financial reporting bases of assets and liabilities. Deferred income tax expense or credit is based on the changes in the net asset or liability from period to period. The Company, in the first quarter of 1993, recorded a credit to earnings of $415,000, or $.22 per share, attributable to Statement of Financial Accounting Standards No. 109 without restating prior years.

The Company and all of its domestic subsidiaries file a consolidated federal income tax return. The parent company and its domestic subsidiaries each report current income tax expense as allocated under a consolidated tax allocation agreement. Generally, this allocation results in profitable companies recognizing a tax provision as if the individual company filed a separate return, and loss companies recognizing benefits to the extent their losses contribute to reduced consolidated taxes. Deferred income taxes are established and segregated for each member of the consolidated group. Similar procedures are followed by the Company's United Kingdom subsidiaries, which file tax returns under available group relief provisions.

Income before taxes, minority interest and cumulative effect of accounting changes as shown in the accompanying consolidated statements of income include the following components:

                                                           (Dollars in Thousands)
                                                       -------------------------------
                                                        1995         1994        1993
                                                        ----         ----        ----
Domestic                                               $9,267       $6,228      $2,349
Foreign                                                (3,946)        (225)        540
                                                       ------       ------      ------
Income before taxes, minority interest
  and cumulative effect of
  accounting changes                                   $5,321       $6,003      $2,889
                                                       ======       ======      ======


A reconciliation of the United States federal statutory income tax rate to the effective income tax rate follows:

                                                        1995          1994        1993
                                                        ----          ----        ----
United States federal statutory rate                    34.0%        34.0%        34.0%
State and foreign taxes, net
   of federal tax                                        9.1         11.1          6.7
Taxes on foreign subsidiaries
   and joint ventures                                     .4          (.4)        (6.3)
Valuation allowance                                      2.3           .5            -
Domestic dividends received deduction                    (.8)           -         (7.5)
United Kingdom and Bermuda losses for
   which no future benefit is assured                      -            -           .1
Life insurance proceeds                                    -         (1.8)           -
Income of Bermuda subsidiary upon which
   no taxes are imposed                                 (1.5)         (.3)        (1.8)
Benefit of foreign sales corporation                    (2.7)        (1.4)        (3.1)
Reversal of prior years' tax accruals                      -         (3.7)           -
Other, net                                               2.0         (1.3)        (2.2)
                                                        ----         ----         ----
Effective book income tax rate                          42.8%        36.7%        19.9%
                                                        ====         ====         ====


Taxes on income, as shown in the accompanying consolidated statements of income, include the following components:

                                                           (Dollars in Thousands)
                                                       ------------------------------
                                                        1995        1994         1993
                                                        ----        ----         ----
Current provision:
  Federal                                              $3,303      $1,561       $  406
  State                                                   708         645          147
  Foreign                                                (487)        429           23
                                                       ------      ------       ------
     Total current tax provision                        3,524       2,635          576
                                                       ------      ------       ------

Deferred provision:
  Federal                                               (208)        (172)        (202)
  State                                                  (37)         (35)         (41)
  Foreign                                             (1,001)        (224)         242
                                                       ------      ------       ------
     Total deferred tax provision                     (1,246)        (431)          (1)
                                                      ------       ------       ------

Provision for income taxes                            $2,278       $2,204       $  575
                                                      ======       ======       ======

The components of the deferred tax assets and liabilities recorded in the accompanying balance sheets at December 31, 1995 and 1994, and the change in such accounts for the 1995 year were as follows:

                                                               (Dollars in Thousands)
                                                  ---------------------------------------------
                                                                   Deferred
                                                  December 31,     Expense/         December 31,
                                                     1995          (Credit)            1994
                                                  ------------    ----------        ------------
   Deferred Tax Assets:
    Reserves recorded for-
      Warranty                                      $  899          $  124            $ 1,023
      Cost after shipment                              502              21                523
      Compensation                                     381            (120)               261
      Liability claims                                 339              26                365
      Vacation pay                                     285             (24)               261
      Investments                                      408               -                408
      Inventory                                        208             (21)               187
      Self-insurance claims                            717              68                785
      Postemployment benefits                          741              44                785
    Foreign tax credit and net
      operating loss carryforwards                   2,033          (1,538)               495
    Advance corporation tax                            435             (84)               351
    Other                                              828            (146)               682
    Valuation allowance                               (634)            481               (153)
                                                    ------          ------             ------
    Total deferred tax assets                        7,142          (1,169)             5,973
                                                    ------          -------            ------

   Deferred Tax Liabilities:
    Excess of book basis over tax
      basis of plant and equipment                    (800)            (31)              (831)
    Unrealized foreign exchange gains                 (243)            243                  -
    Other                                             (204)           (289)              (493)
                                                    ------           ------            ------
    Total deferred tax liabilities                  (1,247)            (77)            (1,324)
                                                    ------           ------            ------

   Net deferred taxes                               $5,895         $(1,246)            $4,649
                                                    ======         =======             ======


The Company has signed consents to extend the time to assess tax with the Internal Revenue Service ("IRS") for the 1987 through 1991 tax years. Such consents extend the period during which the IRS may assess tax for the Company's federal income tax returns until June 30, 1996. The Company's federal income tax returns for the years 1987 through 1992, inclusive, are currently being examined by the IRS. Management believes that adequate tax accruals have been provided for these and subsequent years.

Undistributed earnings of non-U.S. subsidiaries amounting to $3.8 million at December 31, 1995 were considered by management to be permanent business requirements of these subsidiaries under present circumstances and no provision has been made for the additional U.S. income taxes which might result if these undistributed earnings were remitted to the parent company. However, any decision to remit such earnings in the future in the form of dividends is not expected in the aggregate to result in significant additional income taxes.

At December 31, 1995, the United Kingdom operations are in a net operating loss carryforward position. Approximately $1.8 million of tax benefits resulting from operating losses and $435,000 of tax credits resulting from a payment of Advance Corporation Tax are available in the United Kingdom to offset future income. These net operating losses and tax credit carryforwards can be carried forward indefinitely.

The Company has generated book pretax income from continuing operations of $5.3 million, $6.0 million and $2.9 million in 1995, 1994 and 1993, respectively. Except for the effects of the reversal of net deductible temporary differences, the Company is not aware of any factors which would cause any significant differences between book and taxable income in future years. Although there can be no assurances that the Company will generate any earnings or specific level of continuing earnings in any jurisdiction, management believes that it is more likely than not that the net deductible differences will reverse during periods when the Company generates sufficient net taxable income, and that sufficient taxable income will be generated in foreign jurisdictions to permit utilization of related net operating loss and credit carryforwards to the extent recorded at December 31, 1995. The Company has established a valuation allowance of $469,000 against the United Kingdom tax loss carryforwards since it is more likely than not that this portion of the tax benefit may not be recognized. The Company has also established a valuation allowance of $165,000 for a portion of its foreign tax credit carryforwards available against U.S. income taxes.


6.  CREDIT AND BORROWING ARRANGEMENTS:

The Company's United Kingdom subsidiaries have two separate credit facilities at one major bank consisting of a facility for the issuance of bank guarantees and an overdraft and loan facility. Interest on borrowings is charged at 1.25% over the bank's base rate for borrowings up to $1.2 million and 1.5% over the bank's base rate for borrowings between $1.2 million and $1.6 million. The current bank base rate is 6.25%. Of the $2.8 million facility for the issuance of bank guarantees, approximately $2.7 million is currently utilized. All of the amounts utilized have been for guarantees issued by the bank to customers of the Company for assuring contract performance related to the operations of its United Kingdom subsidiaries. Of the $1.6 million facility for overdrafts and loans, approximately $825,000 is currently utilized.

The agreement for such combined credit facility requires a Salem Corporation guarantee limited to $3.1 million, an unlimited multilateral guarantee wherein the United Kingdom subsidiaries individually guarantee the debt of the others, approximately $854,000 cash collateral and a pledge of the assets of these subsidiaries. This credit line is subject to periodic review by the bank.


7.  LONG-TERM DEBT:

                                                    (Dollars in Thousands)
                                                    ----------------------
                                                      1995        1994
                                                      ----        ----
Long-term debt obligations                            $2,007     $2,444
Capitalized lease obligations                            418        259
                                                      ------     ------
                                                       2,425      2,703
Less-Current maturities                                  710        608
                                                      ------     ------
Long-term debt                                        $1,715     $2,095
                                                      ======     ======

Long-term debt is comprised of various borrowing facilities which bear interest at rates ranging from 5.9% to 12.5% under various payment terms and with various maturities through 1999.

Maturities of long-term debt during the five years ending December 31, 2000 and the years thereafter are as follows: 1996 - $710,000; 1997 - $1,129,000; 1998
- - $395,000; 1999 - $191,000; 2000 - $0; and years thereafter - $0.

The capitalized lease obligations relate primarily to vehicles. Operating leases relate primarily to office equipment and facility rentals. Minimum future payments for capitalized lease obligations and noncancelable operating leases are as follows at December 31, 1995.

                                               (Dollars in Thousands)
                                               ----------------------
                                               Capital     Operating
                                                Leases       Leases
                                               -------     ---------
    1996                                        $236          $103
    1997                                         181            62
    1998                                          41            40
    1999                                           -            39
    2000                                           -            39
    Thereafter                                     -           256
                                                ----          ----
    Total minimum lease payments                 458          $539
                                                              ====
    Less-Implicit interest                        40
                                                ----
    Net capitalized lease
      obligations                               $418
                                                ====

Rental expenses under noncancelable operating leases were approximately $119,000, $103,000 and $196,000 for the years 1995, 1994 and 1993, respectively. Total rental expenses were approximately $806,000, $666,000 and $567,000 for 1995, 1994 and 1993, respectively.


8.  COMMITMENTS AND CONTINGENCIES:

On January 19, 1995, a Formal Order of Private Investigation ("the Order") was issued by the Securities and Exchange Commission ("SEC") concerning the Company. The Order and the investigation were intended to be confidential.
All of the Company's directors have been deposed by the SEC and were required to produce documents concerning, among other things, their activities as directors of the Company and communications with Victor Posner, if any. The Order states that members of the staff of the SEC have reported information to the SEC tending to show that the Company, its officers, directors, employees and affiliates had violated Sections 10(b), 13(a) and 14(e) of the Exchange Act and Rules 10b-5, 13a-1 and 13a-13 thereunder by failing to adequately disclose the role of Victor Posner in the management of the Company and by conspiring to hold down the price of the Company's common stock in order to ultimately enable Victor Posner to take the Company private in a less expensive buyout. The Company is unaware of evidence that any of the alleged violations has occurred, but believes the investigation is ongoing.

The Company is engaged in ordinary litigation incidental to its business. The Company does not believe that this litigation will have a material adverse effect on its consolidated financial position or results of operations.

As security for performance and advances on long-term contracts, the Company has, at December 31, 1995, provided customers standby letters of credit in the amount of $2.2 million. The Company, through its bank, has provided the issuer of the standby letters of credit with collateral in the form of certificates of deposit. The Company has also obtained a facility for the issuance of up to $10.0 million of surety bonds. In connection with such facility, the Company, through its bank, has provided a $2.0 million standby letter of credit in favor of the issuer of such bonds. This standby letter of credit is fully collateralized by a certificate of deposit. At December 31, 1995, approximately $2.4 million of such bonds were outstanding. The Company also has an additional facility for the issuance of up to $10.0 million of surety bonds. In connection with such facility, the Company, through its bank, has provided a $500,000 standby letter of credit in favor of the issuer of such bonds. This standby letter of credit is also fully collateralized by a certificate of deposit. At December 31, 1995, the entire $10.0 million was available.


9.  EMPLOYEE RETIREMENT BENEFITS:


The Company maintains a retirement savings plan, qualified under Section 401(k) of the Internal Revenue Code, for its salaried employees. The Company makes mandatory contributions of 3% of base compensation for eligible employees to this plan. Total 1995, 1994 and 1993 mandatory employer contributions to the retirement savings plan were approximately $466,000, $421,000 and $390,000, respectively. Additionally, the Company made a supplemental discretionary contribution of 2% of base compensation for eligible employees based on the Company's 1994 performance. This contribution was approximately $245,000. The Company also accrued approximately $300,000 for a similar contribution in respect of its 1995 performance.


Two of the Company's U.S. subsidiaries have noncontributory defined benefit pension plans covering certain of their collective bargaining employees. Pension benefits are determined by a fixed benefit formula and number of years of service. Company contributions are computed using the projected unit credit method of funding. During 1995 and 1994, the Company contributed amounts in excess of the minimum required contributions under the Employee Retirement Income Security Act (ERISA). During 1993, the Company contributed the minimum amount required under ERISA. During 1995, 1994 and 1993, total contributions by the Company to these plans were $430,000, $300,000 and $166,000, respectively. Additionally, in February 1996, the Company contributed $387,000 to these plans.

Net periodic pension cost for the Company's collective bargaining plans for 1995, 1994 and 1993 was as follows:


                                                    (Dollars in Thousands)
                                                ------------------------------
                                                1995        1994        1993
                                                ----        ----        ----
Current service cost                            $100        $112        $101
Interest cost on projected
  benefit obligation                             223         207         187
Actual return on assets                         (340)        (11)       (260)
Net amortization and deferrals                   215         (91)        168
                                                ----        ----        ----

      Net periodic pension cost                 $198        $217        $196
                                                ====        ====        ====


The following table sets forth the funded status of these plans as of October 31, 1995 and 1994:

                                                   (Dollars in Thousands)
                                                   ---------------------
                                                    1995         1994
                                                   ------       ------
    Actuarial present value of
      benefit obligations:
        Vested benefit obligation                  $3,285       $2,790
                                                   ======       ======

        Accumulated benefit obligation             $3,388       $2,875
                                                   ======       ======

    Projected benefit obligation                   $3,388       $2,875
    Plan assets at fair value                       2,999        2,389
                                                   ------       ------
    Plan assets under projected
      benefit obligation                             (389)        (486)
    Unrecognized net gain                             (54)        (124)
    Unrecognized transition amount                     61           73
    Unrecognized prior service cost                   486          409
    Adjustment required to recognize
      minimum liability                              (493)        (358)
                                                   ------       ------
    Accrued pension liability in the
      consolidated balance sheets                  $ (389)      $ (486)
                                                   ======       ======


Actuarial assumptions used in developing this data were:

                                                             1995          1994          1993
                                                             ----          ----          ----
     Discount rate                                           7.5%          8.0%          7.5%
     Long-term rate of return on assets                      7.5%          7.0%          7.0%


In 1995, 1994 and 1993, the Company recorded an additional pension liability which represents the excess of the accumulated benefit obligation over the plan assets at fair value. Concurrently, the Company also recorded an intangible asset.

Plan assets in 1995, 1994 and 1993 were primarily invested in common stocks, bonds, mortgages and government securities.

The Company's United Kingdom subsidiaries have a contributory defined benefit retirement plan covering substantially all salaried employees. Pension benefits are based primarily on years of service and the employee's average compensation during the three highest consecutive years in the last ten years preceding the date of normal retirement. In addition, employees contribute either 3.0% or 5.0% of their salary, depending upon their position in the Company. The Company contributions are computed using the projected unit credit method of funding, taking into account future salary increases at 5.5% per year. During 1995, 1994 and 1993, total contributions by the Company were approximately $32,000, $418,000 and $297,000, respectively. Additionally, in January 1996, the Company contributed $170,000 to these plans.

Net periodic pension cost for these plans for 1995, 1994 and 1993 was as follows:

                                                      (Dollars in Thousands)
                                                ----------------------------------
                                                1995           1994           1993
                                                ----           ----           ----
    Current service cost                        $204           $218           $190
    Interest cost on projected
      benefit obligation                         206            151            141
    Actual return on assets                     (210)           194           (138)
    Net amortization and deferrals                34           (334)            58
                                                ----           ----           ----
    Net periodic pension cost                   $234           $229           $251
                                                ====           ====           ====


The following table sets forth the funded status of these plans as of October 28, 1995 and 1994:

                                                   (Dollars in Thousands)
                                                   ----------------------
                                                    1995           1994
                                                    ----           ----
    Actuarial present value of
      benefit obligations:
        Vested benefit obligation                  $2,070         $1,834
                                                   ======         ======

        Accumulated benefit obligation             $2,258         $1,834
                                                   ======         ======

    Projected benefit obligation                   $2,399         $2,009
    Plan assets at fair value                       2,285          2,175
                                                   ------         ------
    Plan assets (under) over projected
      benefit obligation                             (114)           166
    Unrecognized net loss                             578            484
    Unrecognized transition amount                    191            211
                                                   ------         ------

    Prepaid pension cost in the
      consolidated balance sheets                  $  655         $  861
                                                   ======         ======


Actuarial assumptions used in developing this data in 1995, 1994 and 1993 were:

                                                1995           1994           1993
                                                ----           ----           ----
    Discount rate                               8.0%           9.0%           7.5%
    Long-term rate of return on assets          8.5%           9.0%           9.0%

Plan assets in 1995, 1994 and 1993 were invested in a pooled collective investment fund comprised of publicly traded stocks and bonds.

Several of the Company's subsidiaries participate in multiemployer pension plans, primarily the United Mine Workers of America (UMWA) Pension Plan, as the result of collective bargaining agreements. The Company contributed and expensed approximately $80,000, $104,000 and $87,000 in 1995, 1994 and 1993,
respectively, for such plans. In addition to the pension contributions, the Company's subsidiaries also contributed to a UMWA fund for retiree health care benefits. The amounts contributed in 1995, 1994 and 1993 were approximately $170,000, $151,000 and $163,000, respectively.


10. EMPLOYEE POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

The Company provides certain retiree health care benefits covering substantially all domestic salaried employees. Employees are generally eligible for benefits upon retirement with the Company and completion of ten years of service. The Company does not currently pre-fund these benefits and retains the right to modify or terminate certain of these benefits in the future.

In the first quarter of 1993, the Company, as required, adopted the provisions of the Financial Accounting Standards Board's Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which changes the method of accounting for these benefits effective January 1, 1993. Prior to January 1, 1993, the Company recognized postretirement benefit expense as claims were paid. As a result, the Company recorded a pretax charge during the first quarter of 1993 of approximately $1.6 million ($932,000 after taxes or $.50 per share) as the cumulative effect of an accounting change at that date. Additionally, the Company recorded postretirement benefit expense for 1995, 1994 and 1993 of approximately $204,000, $202,000 and $202,000, respectively.
The components of expense in 1995, 1994 and 1993 were as follows:

                                                       (Dollars in Thousands)
                                                   ------------------------------
                                                   1995         1994         1993
                                                   ----         ----         ----
    Current service cost of benefits
      earned during the period                     $ 76         $ 74         $ 74
    Interest cost on accumulated
      postretirement benefit obligation             128          128          128
                                                   ----         ----         ----
    Net periodic postretirement benefit cost       $204         $202         $202
                                                   ====         ====         ====


The accumulated postretirement benefit obligation at December 31, 1995 and 1994, which is reflected in the accompanying balance sheets, is comprised of the following:

                                                                           (Dollars in Thousands)
                                                                           ----------------------
                                                                             1995           1994
                                                                            ------         ------
    Retirees                                                                $  565         $  580
    Fully eligible active plan participants                                    457            419
    Other active plan participants                                             849            660
                                                                            ------         ------
    Accumulated postretirement benefit obligation                            1,871          1,659
    Unrecognized prior service cost                                            (18)           (19)
    Unrecognized net (loss)/gain                                                (1)           185
                                                                            ------         ------
    Accrued postretirement benefit cost                                     $1,852         $1,825
                                                                            ======         ======

Future benefit costs were estimated assuming medical costs would increase by 9.78% per year, decreasing by .61% over each of the next seven years and remaining at 5.5% per year thereafter. A 1% increase in this annual trend rate would have increased the accumulated postretirement benefit obligation at December 31, 1995 by approximately $95,000 and increased the 1995 postretirement benefit expense by approximately $14,000. The weighted average discount rate used to estimate the accumulated postretirement benefit obligation at December 31, 1995 and the 1996 net periodic postretirement benefit cost was 7.5%.

The Company continues to evaluate ways in which it can better manage these benefits and control costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and annual expense.


11.  NONRECURRING CHARGES:

For the year ended December 31, 1995, the Company recorded $1.9 million of nonrecurring charges consisting of approximately $173,000 for legal fees associated with an SEC investigation and $1.7 million for legal, accounting, consulting and directors' fees ($652,000, $89,000, $643,000 and $339,000, respectively) incurred in efforts to maximize shareholder value, including the possible sale of the Company. On March 22, 1996, the Company announced that, since no firm offers have been received for the purchase of the Company, the active solicitation of bids for the Company has ceased and the engagement of its financial advisor was terminated. The Company also ceased the activities of its Special Negotiating Committee and counsel to such Committee in order to greatly limit future expenditures for the sale process. Nonrecurring charges in 1994 and 1993, resulting from a shareholder derivative suit, were $675,000 and $1.0 million, respectively.


12.  TRANSACTIONS WITH AFFILIATES:

Effective July 1, 1995, the Company renewed its coverage for domestic workers' compensation, general liability and automobile insurance. This new program provides a $2.0 million primary and a $10.0 million umbrella coverage with deductibles of $250,000 for automobile and workers' compensation claims and $350,000 for general liability claims. Additionally, there is a combined aggregate $3.0 million cap on deductibles. This new program resulted in a discontinuance of Essex Insurance Co. Ltd. ("Essex"), the Company's 65%-owned Bermuda insurance corporation, as a reinsurer. Essex will continue to provide reinsurance coverage for claims incurred prior to July 1, 1995. A major shareholder of the Company indirectly owns the remaining 35% of Essex. In 1995, 1994 and 1993, amounts ceded to Essex as reinsurance premiums were approximately $295,000, $890,000 and $965,000, respectively. At December 31, 1995 and 1994, cash and cash equivalents of $4.6 million and $4.1 million, respectively, have been restricted under facultative reinsurance agreements for the payment of insurance claims. In July 1994, Essex received claims for property damage to residences wherein Victor Posner (a 49% shareholder of the Company and the Chairman of the Board of Essex) is the claimant. Such claims are based on homeowners policies issued by Essex. However, in the opinion of Essex's legal counsel and other outside legal counsel, such policies are considered invalid. Reserves at Essex have been established for reimbursement of insurance premiums paid by Victor Posner, including interest thereon.

During 1993, DWG Corporation ("DWG"), which was previously deemed to be an affiliate of the Company, was sold to a nonaffiliated party. Amounts accrued for insurance and purchasing services but unpaid in prior years totaling approximately $113,000 were reversed and offset against expenses in 1993. There were no transactions with DWG during 1995 and 1994.

Prior to 1994, the Company leased vehicles through NPC Leasing Corp. ("NPC"), which was an indirect wholly-owned subsidiary of DWG. Prior to its sale in 1993, DWG was deemed to be an affiliate of the Company. Payments to NPC for leased vehicles were approximately $30,000 in 1993. There were no transactions with, or payments to, NPC during 1995 and 1994 since all lease obligations were fulfilled during prior years.

In November 1988, the Company acquired, by assignment from Mellon Bank N.A., Industrial Revenue Bonds in an original aggregate principal amount of $2.4 million ($1.5 million at December 31, 1995) which are the obligation of ATEC South, Inc., a wholly-owned subsidiary of APL Corporation, which may be deemed to be an affiliate of the Company. Such bonds are guaranteed by APL Corporation. On June 25, 1993, creditors of APL Corporation filed an involuntary petition for relief under Chapter 7 of the Federal Bankruptcy Code. The proceeding was converted to a voluntary proceeding under Chapter 11 of the Federal Bankruptcy Code on July 27, 1993. On September 2, 1994, ATEC South, Inc. filed for protection under Chapter 11 of the Federal Bankruptcy Code. Subsequently, in 1994, Security Management Corp. acquired APL Corporation. Equal payments of principal and interest on the unpaid balance were to be made monthly until March 1, 1993, with a balloon payment of $1.1 million due on that date. Interest is calculated at 72% of the Mellon Bank N.A. prime rate (adjusted by formula for any change in the corporate federal income tax rate from 1982 to the current year). These bonds are secured by promissory notes which, in turn, are secured by first lien rights on the real property, furniture, fixtures and machinery and equipment of ATEC South, Inc. No payments have been received since May 1992 and the balloon payment is past due. Valuation reserves were previously established for such investment. Interest, including late charges, is due and owing on such bonds and is fully reserved.

    On September 28, 1994, an order was signed by the Clerk of Superior Court of Person County, North Carolina authorizing foreclosure by the Company under the Deed of Trust securing the bonds on real estate owned by ATEC South, Inc. On November 29, 1994, an order was entered by the bankruptcy judge granting a motion to compromise the controversy between APL Corporation and the Company. Pursuant to that order, the bankruptcy trustee and the committee of unsecured creditors agreed to dismiss the Company from litigation pending in the bankruptcy proceedings. APL Corporation and ATEC South, Inc. have agreed to abandon their interest in the North Carolina property, thereby permitting the Company to foreclose upon it and, in return, the Company has agreed to withdraw its claims against APL Corporation and ATEC South, Inc. The Company will determine whether to foreclose upon the property following an assessment of potential environmental liability.

13.   ACQUISITIONS:

On February 3, 1995, Salem Automation Limited acquired Enviroplant International Group, Ltd. ("EIG") for $738,000. EIG is an international specialist in the design and manufacture of customized heating, ventilation, air conditioning and refrigeration systems primarily for the offshore petrochemical industry. This acquisition was accounted for under the purchase method (APB 16), and, accordingly, the consolidated financial statements include the operations of EIG from the date of acquisition. The prior operations of EIG were not material; therefore, pro forma financial statements are not presented.

14.  BUSINESS SEGMENTS:

The Company considers its business to consist primarily of designing, engineering and installing heavy industrial equipment within four segments based upon the markets and industries to which the Company's services and products are sold. These four business segments are (a) metal processing equipment, (b) industrial furnaces, (c) minerals processing equipment and (d) automation controls and systems.


Summary business segment data for 1995, 1994 and 1993 by industry and geographic segments are as follows:

INDUSTRY SEGMENT

                                                                  (Dollars in Thousands)
                            ----------------------------------------------------------------------------------------------
                               Metal                             Minerals      Automation
                            Processing        Industrial        Processing      Controls
                             Equipment         Furnaces          Equipment     and Systems      Corporate     Consolidated
                             ---------        ----------        ----------     -----------      ---------     ------------
1995
- ----
Gross revenues                $63,920         $37,914           $40,424       $ 9,056           $     -         $151,314
Operating
 income/(loss)                  7,325           1,728             3,000        (3,367)           (5,158)           3,528
Identifiable
  assets                       40,583          14,083            17,245         7,010             7,569           86,490
Capital
  expenditures                    988             492               405           401                19            2,305
Depreciation and
  amortization                    827             218               320           310                50            1,725


1994
- ----

Gross revenues                $52,202         $23,729           $43,288        $8,827           $   143         $128,189
Operating
 income/(loss)                  4,845             148             3,565           988            (4,590)           4,956
Identifiable
  assets                       35,733           8,035            19,983         6,805            11,998           82,554
Capital
 expenditures                     840             135               336            45                85            1,441
Depreciation and
  amortization                    704             266               340           163                50            1,523


1993
- ----

Gross revenues                $34,725         $24,197           $36,810       $10,462           $   176         $106,370
Operating
 income/(loss)                  1,976            (246)            1,811         1,775            (4,338)             978
Identifiable
 assets                        27,409           8,673            15,927         7,012            14,461           73,482
Capital
 expenditures                   1,460             145               409           163                18            2,195
Depreciation and
  amortization                    571             233               351           166                48            1,369

GEOGRAPHIC SEGMENTS

                                                    (Dollars in Thousands)
                                ---------------------------------------------------------

                                 United
                                 States       Europe      International      Consolidated
                                 ------       ------      -------------      ------------
1995
- ----
Gross revenues                  $104,975     $19,428        $26,911           $151,314
Operating income (loss)            6,713      (2,421)          (764)             3,528
Identifiable assets               63,358      17,373          5,759             86,490


1994
- ----

Gross revenues                  $ 82,590     $16,487        $29,112           $128,189
Operating income                   3,985         271            700              4,956
Identifiable assets               66,850      10,177          5,527             82,554


1993
- ----

Gross revenues                  $ 68,848     $ 9,829        $27,693           $106,370
Operating income (loss)              430         933           (385)               978
Identifiable assets               58,684       9,469          5,329             73,482


Export sales were approximately $26.8 million, $28.7 million and $27.2 million in 1995, 1994 and 1993, respectively.

In 1995, no single customer accounted for 10% or more of consolidated contract revenues. In 1994, revenues from Consolidated Coal Co. comprised approximately $20.4 million (15.9%) of consolidated contract revenues. In 1993, revenues from Drummond Coal Company comprised approximately $18.8 million (17.7%) of consolidated contract revenues. Customers placing contracts can vary from year to year and thus a major customer in one year would not necessarily be a major customer in the following year.


15.  MANAGEMENT INCENTIVE PLAN:

The Company maintains a Management Incentive Plan ("Plan") for the executive officers of the Company. This Plan was approved by the shareholders at the Annual Meeting held in 1989, and became effective for the Company's fiscal year ended December 31, 1988. Awards aggregating $403,705, $100,000 and $1,320,000 were paid in 1995, 1994 and 1993, respectively, based on earnings in prior years.

Amounts expensed for this Plan in 1995, 1994 and 1993 were $756,000, $403,000 and $298,000, respectively.

16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK:


The estimated fair values of the Company's financial instruments are as follows:


                                                                     (Dollars in Thousands)
                                                     -------------------------------------------------------
                                                               1995                          1994
                                                     ----------------------        ------------------------

                                                     Carrying         Fair          Carrying         Fair
                                                      Amount          Value          Amount          Value
                                                     --------        ------         --------        ------
Cash and cash equivalents                             $18,048       $18,048          $20,524       $20,524
Restricted short-term investments                       4,687         4,687            4,315         4,315

Indebtedness of related parties                            97            97               97            97
Other restricted investments                               18            18              600           600

Long-term debt obligations                              2,298         1,923            2,939         2,355
Capital leases                                            458           398              292           258


The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:


CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The fair value and carrying value of cash and cash equivalents and restricted short-term investments are deemed to be approximately equivalent because of the short maturity of these investments.

INDEBTEDNESS OF RELATED PARTIES

The fair market value of the indebtedness of related parties is based upon the Company's estimate of the net realizable value of the investment.

OTHER RESTRICTED INVESTMENTS

The fair value and carrying value of other restricted investments are deemed to be approximately equivalent as these investments are readily convertible to cash at their carrying value.

LONG-TERM DEBT OBLIGATIONS AND CAPITAL LEASES

The fair value of the Company's debt obligations was computed by discounting expected cash flow at the rates currently offered to the Company for debt of similar remaining maturities, as advised by an independent banker.

The majority of the Company's receivables are from customers in steel-related industries.

17.  UNAUDITED QUARTERLY FINANCIAL DATA:

The following table summarizes the reported results of operations for each quarterly period in 1995 and 1994.


                                                                   Three Months Ended
                                            ------------------------------------------------------------
                                                 (Dollars in Thousands, Except Per Share Amounts)
                                            March 31         June 30       September 30      December 31
                                            --------         -------       ------------      -----------
1995
- ----

Gross revenues                              $32,067          $37,128          $40,913           $41,206
                                            =======          =======          =======           =======

Gross income                                $ 5,391          $ 6,814          $ 5,988           $ 6,862
                                            =======          =======          =======           =======

Net income                                  $   328          $   565          $   625           $ 1,399
                                            =======          =======          =======           =======

Earnings per common share                   $   .18          $   .30          $   .33           $   .75
                                            =======          =======          =======           =======


1994
- ----

Gross revenues                              $25,405          $29,546          $34,785           $38,453
                                            =======          =======          =======           =======

Gross income                                $ 4,896          $ 5,332          $ 5,777           $ 6,996
                                            =======          =======          =======           =======

Net income                                  $    84          $   814          $ 1,008           $ 1,742
                                            =======          =======          =======           =======

Earnings per common share                   $   .04          $   .44          $   .54           $   .94
                                            =======          =======          =======           =======

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
         ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.


                                    PART III

ITEMS 10, 11, 12 AND 13.

         Items 10, 11, 12 and 13 will be furnished by amendment hereto on or prior to April 30, 1996, or the Company will otherwise have filed a definitive proxy statement involving the election of directors pursuant to Regulation 14A.


                                    PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K


    (A)  (1) Financial Statements:

         See Index to Financial Statements (Item 8), page 16 of this report.

         (2) Financial Statement Schedules:

         II-Valuation and Qualifying Accounts and Reserves -
         Three years ended December 31, 1995, page 44 of this report.

         All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

         (3) Exhibits:

         Listed in Index to Exhibits, page 45 of this report.


    (B)  Reports on Form 8-K

         There were no reports on Form 8-K filed during the three months ended December 31, 1995.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


DATED:  MARCH 21, 1996                  SALEM CORPORATION


                                        By:  /s/ A. A. FORNATARO
                                             _________________________________
                                             A. A. Fornataro, President and
                                             Chief Operating Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on the 21st day of March 1996 by the following persons on behalf of the Registrant in the capacities indicated:


    Signature                                              Title
    ---------                                              -----
Principal Executive Officer:

/s/ A. A. FORNATARO
_____________________________________        President, Chief Operating
A. A. Fornataro                                Officer and Director

Principal Financial Officer:


/s/ GEORGE A. DOUGLAS                        Treasurer and Corporate Controller
_____________________________________
George A. Douglas


/s/ BRENDA N. CASTELLANO                     Director
_____________________________________
Brenda N. Castellano


/s/ MELVIN R. COLVIN                         Director
_____________________________________
Melvin R. Colvin


/s/ MILTON DEANER                            Director
_____________________________________
Milton Deaner

/s/ DONALD L. HOYLMAN                                    Director
_______________________________________
Donald L. Hoylman


/s/ MARCO B. LOFFREDO, JR.                               Director
_______________________________________
Marco B. Loffredo, Jr.


/s/ ROBERT D. McBRIDE                                    Director
_______________________________________
Robert D. McBride


/s/ BERNARD D. POSNER                                    Director
_______________________________________
Bernard I. Posner


/s/ MARTIN J. POSNER                                     Director
_______________________________________
Martin J. Posner


/s/ VINCENT J. SCHAFMEISTER, JR.                         Director
_______________________________________
Vincent J. Schafmeister, Jr.


                                                         Director
_______________________________________
Phillip H. Smith


/s/ ALEXANDER STUART                                     Director
_______________________________________
Alexander Stuart


/s/ LEO L. WALLBERG, JR.                                 Director
_______________________________________
Leo L. Wallberg, Jr.

                       SALEM CORPORATION AND SUBSIDIARIES

          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)


                                 Balance at    Additions    Deductions  Balance
                                 Beginning    Charged to       from      at End
        Description               of Year      Earnings      Reserves   of Year
- ---------------------------      ----------   ----------    ----------  -------
Reserves deducted from
  assets to which they apply -
    Allowance for doubtful
      accounts receivable -
        1995                      $235         $113         $91         $257
                                  ====         ====         ===         ====
        1994                      $235         $ 30         $30         $235
                                  ====         ====         ===         ====
        1993                      $312         $ 18         $95         $235
                                  ====         ====         ===         ====

                               INDEX TO EXHIBITS

      The following exhibits to this report are filed herewith or, if marked with an asterisk (*), have been filed previously with the Commission as indicated and are incorporated herein by reference.

        The Registrant will furnish to requesting shareholders a copy of any exhibit(s) listed below upon payment of $10.00 plus $.03 per page to cover the Registrant's expenses in furnishing such exhibit(s). Requests should be addressed to the Assistant Secretary, Salem Corporation, P.O. Box 2222, Pittsburgh, Pennsylvania 15230.

                                                 Prior Filing
                                                 or Page No. in
Exhibit No.         Description                  This Report
- -----------         -----------                  -----------------------
   3.1          Articles of Incorporation        Exhibit 3.1 to the 1994 10-K
                (composite)

   3.2          By-Laws                          Exhibit 3.2 to the 1994 10-K

   10.5.1       Salem Corporation Management     Appendix A to Proxy
                Incentive Plan effective for     Statement filed
                fiscal years beginning           September 25, 1989
                January 1, 1988 (*)

   21.1         Subsidiaries of the Registrant   Filed herewith (Exhibit 21.1)
                                                 (Page 46)

   27           Financial Data Schedule          Filed herewith


                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

      The following is a list of certain subsidiaries of the Registrant included in the consolidated financial statements, all of which are 100% owned at December 31, 1995, except for Essex Insurance Company, Ltd. which is 65% owned.

                                                            State or Country in
                                                            Which Incorporated
       Name of Corporation                                     or Organized
- -------------------------------------                       -------------------
Salem Furnace Co.                                           Pennsylvania
Herr-Voss Corporation                                       Pennsylvania
Industrial Contracting of Fairmont, Inc.                    West Virginia
Industrial Resources, Inc.                                  Delaware
West Virginia Electric Corporation                          West Virginia
Salem Engineering Company Limited                           Great Britain
Salem Automation Limited                                    Great Britain
Herr-Voss Limited                                           Great Britain
Enviroplant International Group, Ltd.                       Great Britain
Salem Industries Canada Limited                             Canada
A. L. Lee Corporation                                       Pennsylvania
Salem Electric Company                                      Delaware
McHal Corporation                                           West Virginia
Mountaineer Resources, Inc.                                 Pennsylvania
West Virginia Electric Industries, Inc.                     West Virginia
Salem International Services, Inc.                          Pennsylvania
Salem Erectors, Inc.                                        Pennsylvania
Salem Asset Management Corp.                                Delaware
Essex Insurance Company, Ltd.                               Bermuda
Salem Mexicana S.A. de C.V.                                 Mexico
Salem Foreign Sales Corp.                                   U.S. Virgin Islands


Three subsidiaries, which are inactive, are omitted since they do not, in the aggregate, constitute a significant subsidiary.

[ARTICLE] 5
[CIK] 0000086358
[NAME] SALEM CORPORATION

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1995
[PERIOD-START]                             JAN-01-1995
[PERIOD-END]                               DEC-31-1995
[CASH]                                          22,735
[SECURITIES]                                         0
[RECEIVABLES]                                   25,071
[ALLOWANCES]                                       257
[INVENTORY]                                     15,394
[CURRENT-ASSETS]                                68,340
[PP&E]                                          25,538
[DEPRECIATION]                                  16,051
[TOTAL-ASSETS]                                  86,490
[CURRENT-LIABILITIES]                           42,003
[BONDS]                                              0
[COMMON]                                         1,345
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[OTHER-SE]                                      37,611
[TOTAL-LIABILITY-AND-EQUITY]                    86,490
[SALES]                                        151,314
[TOTAL-REVENUES]                               151,314
[CGS]                                          126,259
[TOTAL-COSTS]                                  126,259
[OTHER-EXPENSES]                                21,527
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                 404
[INCOME-PRETAX]                                  5,321
[INCOME-TAX]                                     2,278
[INCOME-CONTINUING]                              3,043
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                  (126)
[CHANGES]                                            0
[NET-INCOME]                                     2,917
[EPS-PRIMARY]                                     1.56
[EPS-DILUTED]                                     1.56

                               F O R M   1 0 - Q

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For Quarter ended March 31, 1996

                                       or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to ________

Commission file number 1-3931

                               SALEM CORPORATION
- -------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


       Commonwealth of Pennsylvania                           25-0923435
- --------------------------------------------            -----------------------
       (State or other jurisdiction                         (I.R.S. employer
     of incorporation or organization)                   identification number)


                 P.O. Box 2222, Pittsburgh, Pennsylvania  15230
                 ----------------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)


                                  412-276-5700
               --------------------------------------------------
               Registrant's telephone number, including area code


         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES   X             NO
    -----              -----

1,864,882 Shares of Common Stock were outstanding at May 1, 1996.

                       SALEM CORPORATION AND SUBSIDIARIES


                                   I N D E X


                                                                                                  PAGE NUMBER
                                                                                                  -----------
PART I.                   FINANCIAL INFORMATION


   Item 1.                Financial Statements

                          Consolidated Statements of Income
                          and Retained Earnings for the
                          three months ended March 31, 1996
                          and 1995 (Unaudited)                                                        3

                          Consolidated Balance Sheets as of
                          March 31, 1996 (Unaudited) and
                          December 31, 1995                                                           4

                          Consolidated Statements of Cash Flows
                          for the three months ended March 31,
                          1996 and 1995 (Unaudited)                                                   5

                          Notes to Consolidated Financial
                          Statements for the three months
                          ended March 31, 1996 (Unaudited)                                            6-7

                          Review by Independent Public Accountants                                    8

                          Review Report of Independent
                          Public Accountants                                                          9

   Item 2.                Management's Discussion and Analysis
                          of Financial Condition and Results of
                          Operations                                                                  10-11


PART II.                  OTHER INFORMATION


   Item 1.                Legal Proceedings                                                           12

   Item 6.                Exhibits and Reports on Form 8-K                                            13

                         PART I.  FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS


                       SALEM CORPORATION AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS (NOTE 1)
                                  (UNAUDITED)


                                                                                                THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                           ---------------------------
                                                                                             1996                1995
                                                                                           -------             -------
                                                                                               (In Thousands Except
                                                                                                Per Share Amounts)
Gross revenues                                                                             $29,496             $31,856
Cost of revenues                                                                            23,752              26,332
                                                                                           -------             -------
         Gross income                                                                        5,744               5,524

Unusual charges                                                                                 44                 808
Selling, general & administrative expenses                                                   4,613               4,367
                                                                                           -------             -------
         Operating income                                                                    1,087                 349
                                                                                           -------             -------

Other income (expense):
         Interest income                                                                       311                 346
         Interest expense                                                                      (76)                (66)
         Other income (expense), net                                                           115                  60
         (Loss) gain on foreign exchange                                                      (178)                 80
                                                                                           -------             -------

         Total other income                                                                    172                 420
                                                                                           -------             -------

         Income from continuing operations before
           minority interest and income taxes                                                1,259                 769

Minority interest                                                                               39                   2

Provision for income taxes                                                                    (550)               (302)
                                                                                           -------             -------
Income from continuing operations                                                              748                 469
Loss from discontinued operations                                                              (47)               (141)
                                                                                           -------             -------

         Net income                                                                            701                 328

         Retained earnings, beginning of period                                             31,753              29,677
         Cash dividends declared                                                                 -                (187)
                                                                                           -------             -------
         Retained earnings, end of period                                                  $32,454             $29,818
                                                                                           =======             =======

         Net income per common share:
            Income from continuing operations                                                $ .40               $ .25
            Loss from discontinued operations                                                 (.02)               (.07)
                                                                                           -------             -------
                                                                                             $ .38               $ .18
                                                                                           =======             =======


See accompanying notes to consolidated financial statements.

                       SALEM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS (NOTE 1)

                                                                                                          (IN THOUSANDS)
                                                                                                     MARCH 31,       DECEMBER 31,
                                                                                                        1996             1995
                                                                                                     ---------       ------------
                                                                                                    (Unaudited)
         A S S E T S
         -----------
CURRENT ASSETS:
  Cash and cash equivalents (including
         restricted cash of $6,144 and $5,998)                                                        $17,263          $18,048
  Restricted short-term investments                                                                     4,770            4,687
  Receivables                                                                                          18,633           23,890
  Indebtedness of related parties, current                                                                 97               97
  Contracts-in-progress                                                                                 7,879            8,756
  Inventories                                                                                           6,527            6,018
  Income tax benefit                                                                                    2,898            3,078
  Prepaid expenses                                                                                      2,040            2,270
  Investments in and advances to discontinued operations                                                    -              904
                                                                                                      -------          -------
         Total current assets                                                                          60,107           67,748
                                                                                                      -------          -------

PROPERTY, PLANT AND EQUIPMENT, at cost                                                                 26,474           25,445
  Less- Accumulated depreciation                                                                       16,332           16,036
                                                                                                      -------          -------
         Net property, plant and equipment                                                             10,142            9,409

OTHER ASSETS:
  Investments in affiliated companies (at equity)                                                       2,089            2,098
  Income tax benefit                                                                                    2,976            2,817
  Other assets                                                                                          3,702            3,749
                                                                                                      -------          -------
         Total assets                                                                                 $79,016          $85,821
                                                                                                      =======          =======

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Dividends payable                                                                                   $     -           $  280
  Current maturities of long-term debt                                                                    801              680
  Accounts payable (including outstanding
         checks of $1,315 and $1,703)                                                                  12,247           18,288
  Advance billings on contracts                                                                         8,107            8,720
  Accrued income taxes                                                                                    282            1,389
  Accrued payroll and employee benefits                                                                 4,508            4,811
  Accrued loss reserve                                                                                  2,396            2,347
  Other accrued liabilities                                                                             1,181            1,162
  Reserves for warranty expense                                                                         3,617            3,689
  Net current liabilities of discontinued operations                                                      926                -
                                                                                                      -------          -------
         Total current liabilities                                                                     34,065           41,366

LONG-TERM DEBT                                                                                          1,652            1,683
OTHER NONCURRENT LIABILITIES                                                                            3,207            3,285
MINORITY INTEREST                                                                                         492              531

SHAREHOLDERS' EQUITY
  Preferred stock, par $25.00, authorized 112,485
         shares, issued 0 shares                                                                            -                -
  Common stock, par $.50, authorized 15,000,000
         shares, issued 2,690,324 shares                                                                1,345            1,345
  Paid-in surplus                                                                                       9,301            9,301
  Pension adjustment                                                                                       (1)              (1)
  Retained earnings                                                                                    32,454           31,753
  Cumulative translation adjustment                                                                      (302)            (245)
  Treasury stock, at cost (825,442 shares)                                                             (3,197)          (3,197)
                                                                                                      -------          -------
         Total shareholders' equity                                                                    39,600           38,956
                                                                                                      -------          -------
         Total liabilities and shareholders'
            equity                                                                                    $79,016          $85,821
                                                                                                      =======          =======


See accompanying notes to consolidated financial statements.

                       SALEM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                                    FOR THE THREE MONTHS
                                                                                                       ENDED MARCH 31,
                                                                                                 --------------------------
                                                                                                   1996               1995
                                                                                                 -------            -------
                                                                                                       (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:

         Income from continuing operations                                                       $   748            $   469

Adjustments for noncash items-
  Depreciation and amortization                                                                      430                412
  Deferred income taxes                                                                               21               (121)
  Other noncurrent liabilities                                                                       (78)                68
  Allowance for doubtful accounts                                                                    (13)                10
  Equity of affiliates, net                                                                          (58)                24
  Reserves for warranty expense                                                                      (72)                16
  Cumulative translation adjustments                                                                  67                (53)
         Loss from discontinued operations                                                           (47)              (141)
Changes in certain assets and liabilities,
    net of effects from acquired business
  Receivables                                                                                      5,116              5,788
  Contracts-in-progress, net                                                                         251             (1,505)
  Inventories                                                                                       (510)               118
  Prepaid expenses                                                                                   226                 89
  Accounts payable                                                                                (5,874)            (2,196)
  Accrued income taxes                                                                            (1,137)              (811)
  Accrued liabilities                                                                               (225)               942
  Minority Interest                                                                                  (39)                (2)
  Investments in/advances to discontinued operations                                                 889                  -
  Net assets/liabilities of discontinued operations                                                  926               (669)
                                                                                                 -------            -------
         Net cash flows from operating activities                                                $   621            $ 2,438
                                                                                                 -------            -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Short-term investments                                                                         $   (83)           $  (300)
  Acquisition of Enviroplant International
         Group Limited                                                                                 -               (738)
  Purchases of property, plant, & equipment, net                                                  (1,169)              (119)
                                                                                                 -------            -------
         Net cash flows used for
            investing activities                                                                 $(1,252)           $(1,157)
                                                                                                 -------            -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                 $  (280)           $  (187)
  Proceeds (payments) under financing arrangements                                                   167               (215)
  Proceeds from debt                                                                                  91                  -
  Payments on debt                                                                                   (57)               (69)
                                                                                                 -------            -------
         Net cash flows used for
            financing activities                                                                 $   (79)           $  (471)
                                                                                                 -------            -------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                          $   (75)           $    84
                                                                                                 -------            -------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                                                               $  (785)           $   894

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                  18,048             20,524
                                                                                                 -------            -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                       $17,263            $21,418
                                                                                                 =======            =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                                                  $   113            $    17
  Income taxes paid, net                                                                           1,668                823

See accompanying notes to consolidated financial statements.

                               SALEM CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)


1.       BASIS OF PRESENTATION

         The financial information included herein has been prepared by Salem Corporation (the "Company"), without audit, for filing with the Securities and Exchange Commission pursuant to the rules and regulations of said Commission. The financial information presented herein, while not necessarily indicative of results to be expected for the year, reflects all adjustments, consisting of normal recurring adjustments, which in the opinion of the Company are necessary for a fair statement of the results for the periods indicated. This financial information should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

         Comparative consolidated financial statements have been restated where necessary to conform with the current year's presentation.

2.       NONRECURRING CHARGES

         In the first quarter of 1996, the Company recorded nonrecurring legal and consulting charges totaling $44,000 resulting from efforts to maximize shareholder value, including the possible sale of the Company. In the first quarter of 1995, the Company recorded nonrecurring charges of $808,000 including $658,000 related to the possible sale of the Company and $150,000 as the result of an SEC investigation.

3.       INCOME TAXES

         The Company's effective income tax rate for the three months ended March 31, 1996 was 43.7%. This rate differed from combined federal and state statutory rates due to losses sustained at the Company's Bermuda insurance company for which no tax benefit is recorded and, to a lesser extent, losses sustained by United Kingdom subsidiaries which are tax affected at only 35%. The Company's effective income tax rate for the three months ended March 31, 1995 was 39.3%. This rate was not significantly different from a combined federal and state statutory rate.

4.       DISCONTINUED OPERATIONS

         In April 1996, Enviroplant International Group Limited, a wholly owned subsidiary of Salem Automation Limited which is a United Kingdom subsidiary of the Company, ceased trading and began voluntary liquidation proceedings. As a result of Enviroplant's liquidation, the Company has deconsolidated

Enviroplant's operations in the accompanying financial statements reflecting such operations as discontinued operations. The estimated amount required to satisfy liabilities related to Enviroplant and to complete the liquidation process is reflected as a net liability of discontinued operations in the accompanying balance sheets.

5.       POSSIBLE CHANGE IN CONTROL

         On April 11, 1996, the Company announced that the Board of Directors was not prepared to recommend to the Company's shareholders the offer made by Mr. Victor Posner on April 3, 1996 to acquire the entire equity ownership of the Company in a transaction in which shareholders would be paid $20 per share. Because the offer made by Mr. Posner was deemed by the Board to be a serious offer, Mr. Posner was invited to commence any necessary due diligence and has signed a confidentiality agreement. The Board also requested that Mr. Posner refine certain terms of his merger proposal to assure that a fair and open bidding process for the Company's stock will be permitted to occur.

         On May 9, 1996, the Company received an offer from a senior management group lead by A.A. Fornataro, the Company's President and Chief Operating Officer and Donald L. Hoylman, its Group Vice President, to acquire all of the Company's stock for $22 per share through a merger. The offer was subject to obtaining financing upon satisfactory terms and conditions and was accompanied by a letter from NatCity Investments, Inc., financial advisors to the management group, expressing confidence that financing can be arranged within 30 days. The management offer is to remain open for a period of 30 days after the financing contingency is removed. The Board of Directors is studying the terms of management's offer and will respond as promptly as possible after concluding its study.

         Although the Company has ceased the active solicitation of offers to acquire the Company, it is continuing to engage in discussions with other parties who have expressed an interest in the Company.

6.       INCOME PER COMMON SHARE

         Per share amounts have been computed using the weighted average number of common shares outstanding during the period (1,864,882 in 1996 and 1995).

                    REVIEW BY INDEPENDENT PUBLIC ACCOUNTANTS


         The consolidated financial statements for the three month period ended March 31, 1996 have been reviewed prior to filing, by the Company's independent public accountants, Arthur Andersen LLP, whose report covering their review of the financial statements is presented on Page 9.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholders of Salem Corporation:

We have reviewed the accompanying consolidated balance sheet of Salem Corporation (a Pennsylvania corporation) as of March 31, 1996, and the related consolidated statement of income, retained earnings and cash flows for the three-month period ended March 31, 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above in order for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Salem Corporation as of December 31, 1995, and, in our report dated March 5, 1996, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


Pittsburgh, Pennsylvania,
   April 24, 1996

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS


RESULTS OF OPERATIONS


FIRST QUARTER OF 1996 COMPARED TO FIRST QUARTER OF 1995

         Gross revenues of $29.5 million in the current quarter decreased 7.5% from the $31.9 million in the first quarter of 1995. This decrease is primarily attributable to lower volume in the Company's mineral processing equipment segment resulting from lower levels of orders due to market conditions. Despite this decline in gross revenues, gross income in the current quarter increased to $5.7 million or 3.6% from the $5.5 million gross income in 1995. Gross income as a percent of revenues was 19.5% in the first quarter of 1996 as compared to 17.3% in the comparable quarter of 1995. This increase can be attributed to improved profitability on sales at virtually all of the Company's subsidiaries.

         Operating income of $1.1 million in the first quarter of 1996 is significantly greater than the $349,000 in the first quarter of 1995, due to the significant reduction of nonrecurring charges related to the possible sale of the Company of $44,000 in the current quarter as opposed to $808,000 in the first quarter of the prior year of which $658,000 was related to the possible sale of the Company and $150,000 related to an SEC investigation. This increase in operating income is also attributable to the achievement of a breakeven operating position in 1996 as opposed to a $600,000 loss in 1995 at the Company's Salem Automation Limited subsidiary in the United Kingdom. The Company announced in April that its United Kingdom subsidiary Enviroplant International Group Limited has commenced liquidation proceedings. It is anticipated, based on advice from counsel, that the liquidation of Enviroplant will not result in any further significant losses or liability to Salem Corporation beyond that recorded in 1995.

         Interest income decreased to $311,000 in the current quarter from $346,000 in 1995. This decrease is primarily attributable to a decrease in investable funds.

         The provision for income taxes was approximately $550,000 in the first quarter of 1996 as compared to $302,000 in the first quarter of 1995. This increase in income taxes is due primarily to the increased level of pre-tax U.S. income.

         The Company's backlog at March 31, 1996 was $70.7 million compared to $86.8 million at March 31, 1995 and $73.9 million at December 31, 1995.

FINANCIAL CONDITION AND LIQUIDITY

         Cash and cash equivalents of approximately $17.3 million at March 31, 1996 decreased from the $18.0 million at December 31, 1995. This decrease reflects the generation of $600,000 cash from operations and was offset by the use of $1.3 million cash for investing activities. Such funds were used primarily for the purchase of equipment in the Company's metal processing equipment segment.

         The Company has two separate bonding facilities, each for the issuance of up to $10 million of surety bonds. In connection with such facilities, the Company has obtained $2.5 million of standby letters of credit in favor of the issuers of such bonds. The standby letters of credit are fully collateralized by certificates of deposit. At March 31, 1996, approximately $7.6 million of such facilities were currently utilized.

         In addition, the Company, in April 1996, has entered into an agreement with a bank which provides, for the Company's domestic operations, a $10 million line of credit, a $5 million term loan and a $3 million lease line.

         The Company's United Kingdom subsidiaries have two separate credit facilities at one major bank: a facility for the issuance of bank guarantees up to $2.8 million and an overdraft and loan facility of up to $1.5 million.
At May 1, 1996, $2.3 million of the bank guarantee facility and $1.4 million of the overdraft and loan facility were utilized.

         The Company believes that cash flows from operations and existing cash assets will be sufficient to enable it to meet near-term cash requirements.
The Company's ability to meet its long-term cash requirements is dependent upon its credit line and its ability to attain and sustain sufficient cash flows from operations.

                          PART II.  OTHER INFORMATION


ITEM 1.  LEGAL PROCEEDINGS

         On or about April 9, 1996, a derivative action was filed in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida by Harry Lewis, individually and on behalf of others similarly situated, against Victor Posner. The Company is named as a nominal defendant in this action. The complaint alleges, among other things, that Mr. Posner has breached his fiduciary duties by failing to offer an adequate price for the Company's stock and by causing the Company to waste its corporate assets. The complaint seeks an injunction against the consummation of Mr. Posner's offer, damages and attorneys' and experts' fees.

         A class action was filed in the Court of Common Pleas of Allegheny County, Pennsylvania on or about May 3, 1996 by Cranston Capital Partners against the Company's directors. The plaintiff seeks an injunction against the consummation of Victor Posner's offer to acquire the Company's outstanding stock for $20 per share, damages and attorneys' fees. The complaint alleges that the Company's directors have engaged in or aided and abetted a fraudulent plan or scheme to assure that Victor Posner can wrongfully acquire the Company for inadequate consideration. The complaint further alleges that the Company's directors have breached their fiduciary duties in not exercising independent business judgment and acting to the detriment of the plaintiff and others similarly situated in order to benefit themselves and/or their colleagues. It is also alleged that the Company's directors failed to comply with their fiduciary duty of candor by omitting material information concerning Mr. Posner's offer and other offers to acquire the Company from the Company's proxy statement issued in connection with the Annual Meeting of Shareholders held May 9, 1996. The complaint was filed prior to the receipt on May 9, 1996 of management's offer to acquire the Company's stock for $22 per share.

         The Company is engaged in ordinary litigation incidental to its business. The Company does not believe that this litigation will have a material adverse effect upon its financial condition.

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K

         (a)       Nonqualified Deferred Compensation Plan filed herewith as
                   Exhibit 10.1.

         (b) No reports on Form 8-K have been filed by the Registrant during the quarter for which this report is filed.

         (c)       Exhibit 27 - Financial Data Schedule

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


DATE:  MAY 15, 1996                                    SALEM CORPORATION
                                                -------------------------------
                                                         (Registrant)


                                            BY: /S/ A. A. FORNATARO
                                                -------------------------------
                                                A. A. Fornataro
                                                President and Chief
                                                Operating Officer


                                            BY: /S/ GEORGE A. DOUGLAS
                                                -------------------------------
                                                George A. Douglas
                                                Treasurer and Corporate
                                                Controller

                                                                   EXHIBIT 10.1


                               SALEM CORPORATION

                                    EXHIBIT


                    NONQUALIFIED DEFERRED COMPENSATION PLAN


Nonqualified Retirement Plan 7.5A

Effective January 1, 1996

                               TABLE OF CONTENTS


INTRODUCTION

ARTICLE I       DEFINITIONS

ARTICLE II      PARTICIPATION

ARTICLE III     CONTRIBUTIONS

   Section 3.01 -- Employer Contributions
   Section 3.02 -- Allocation
   Section 3.03 -- Transfer and Disposition of Certain Contributions

ARTICLE IV      INVESTMENT OF CONTRIBUTIONS

ARTICLE V       BENEFITS

   Section 5.01 -- Retirement Benefits
   Section 5.02 -- Death Benefits
   Section 5.03 -- Disability Benefits
   Section 5.04 -- Termination Benefits

ARTICLE VI      DISTRIBUTION OF BENEFITS

   Section 6.01 -- Automatic Forms of Distribution
   Section 6.02 -- Optional Forms of Distribution
   Section 6.03 -- Election Procedures

ARTICLE VII     GENERAL PROVISIONS

   Section 7.01 -- Amendments
   Section 7.02 -- Provisions Relating to the Insurer
                   and Other Parties
   Section 7.03 -- Employment Status
   Section 7.04 -- Rights to Plan Assets
   Section 7.05 -- Nonalienation of Benefits
   Section 7.06 -- Construction
   Section 7.07 -- Legal Actions
   Section 7.08 -- Word Usage

PLAN EXECUTION


TABLE OF CONTENTS                   3                             (Salem)

                                  INTRODUCTION


     The Employer is establishing a nonqualified, defined contribution employees' retirement plan which has been designed as, and is intended to be, an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and a nonqualified plan under the Internal Revenue Code of 1986, including any later amendments to the Code. The Employer agrees to operate the plan according to the terms, provisions and conditions set forth in this document

     Any funds accumulated for purposes of providing benefits under this plan are fully available to satisfy the claims of the Employer's creditors. Participants have no greater rights with regard to such fund than any other general creditor of the Employer.


INTRODUCTION                         4                              (Salem)

                                   ARTICLE I

                                  DEFINITIONS

ACCOUNT means, for a Participant, his share of the Investment Fund. Separate accounting records are kept for those parts of his Account that result from:

(a) Salary Deferral Contributions.

(b) Employer Basic Contributions.

(c) Employer Discretionary Contributions.

A Participant's Account shall be reduced by any distribution of his Account. A Participant's Account will participate in the earnings credited, expenses charged and any appreciation or depreciation of the Investment Fund. His Account is subject to any minimum guarantees applicable under the Group Contract or other investment arrangement.

BENEFICIARY means the person or persons named by a Participant to receive any benefits under this Plan upon the Participant's death.

BENEFIT DATE means, for a Participant, the first day of the first period for which an amount of benefit is payable to him under this Plan. See Article V - BENEFITS.

CODE means the Internal Revenue Code of 1986, as amended.

COMPENSATION means base pay made available to an Employee by the Employer during any specified period .

However, the following shall be excluded:

        bonuses
        commissions
        overtime pay
        any pay other than base pay

CONTRIBUTIONS moans

        Salary Deferral Contributions
        Employer Basic Contributions
        Employer Discretionary Contributions

as set out in Article III, unless the context clearly indicates otherwise.

ELIGIBLE EMPLOYEE means any Employee of the Employer who is invited to participate in the Plan and who represents a select group of highly-compensated or management employees, as determined by the Employer.


ARTICLE I                                  5                         (Salem)

EMPLOYEE means an individual who is employed by the Employer.

EMPLOYER means SALEM CORPORATION and any of the adopting employers as specified in the qualified plan who participate with the Salem Corporation in a single plan.

ENTRY DATE means the date an Employee first enters the Plan as an Active Participant. See Article II - PARTICIPATION.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

FISCAL YEAR means the Employer's taxable year. The last day of the Fiscal Year is December 31.

GROUP CONTRACT means the group annuity contract or contracts into which the Trustee enters with the Insurer for the investment of Contributions and the payment of benefits under this Plan. The term Group Contract as it is used in this Plan is deemed to include the plural unless the context clearly indicates otherwise.

Any funds accumulated under the Group Contract are available to the general creditors of the Employer.

INSURER means Principal Mutual Life Insurance Company and any other insurance company or companies named by the Trustee or Employer.

INVESTMENT FUND means the total assets held for the purpose of providing benefits for Participants. These funds result from Contributions made under the Plan.

The Investment Fund is not held for the exclusive benefit of Participants or their Beneficiaries.

MONTHLY DATE means each Yearly Date and the same day of each following month during the Plan Year beginning on such Yearly Date.

NET SALARY DEFERRAL CONTRIBUTIONS means, for a Participant, the Salary Deferral Contributions remaining under this Plan after a transfer of contributions has occurred under the TRANSFER AND DISPOSITION OF CERTAIN CONTRIBUTIONS SECTION of
Article III.

NORMAL FORM means a single life annuity with installment refund.

PARTICIPANT means an Eligible Employee who is actively participating in the Plan.

PLAN means the nonqualified retirement plan of the Employer set forth in this document, including any later amendments to it.

PLAN ADMINISTRATOR means the Employer.

PLAN YEAR means a period beginning on a Yearly Date and ending on the day before the next Yearly Date.

QUALIFIED PLAN means Salem Corporation Retirement Savings Plan.


ARTICLE I                             6                              (Salem)

REENTRY DATE means the date a former Participant reenters the Plan. See
Article II - PARTICIPATION.

RETIREMENT DATE means the later of:

(a) The first day of the month on or after the date he has attained age 65.

(b) The date he actually retires (for Participants who work beyond age 65).

TOTALLY AND PERMANENTLY DISABLED means that a Participant is disabled to the extent he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or be of long-continued and indefinite duration, pursuant to Code Section 72(m)(7).

TRUST means an agreement of trust between the Employer and Trustee established for the purpose of holding and distributing the Trust Fund under the provisions of the Plan. The Trust may provide for the investment of all or any portion of the Trust Fund in the Group Contract.

TRUST FUND means the total funds held under the Trust for the purpose of providing benefits for Participants. These funds result from Contributions made under the Plan which are forwarded to the Trustee to be deposited in the Trust Fund.

TRUSTEE means the trustee or trustees under the Trust. The term Trustee as it is used in this Plan is deemed to include the plural unless the context clearly indicates otherwise.

VESTED ACCOUNT means the part of a Participant's Account in which he has a vested interest. The Participant's Vested Account is equal to zero before his Benefit Date and is equal to his Account on and after such date.

YEARLY DATE means January 1, 1996, and the same day of each following year.


ARTICLE I                            7                                (Salem)

                                   ARTICLE II

                                 PARTICIPATION

     An Employee shall first become a Participant (begin active participation in the Plan) on the earliest Monthly Date on or after January 1, 1996, on which he is an Eligible Employee. This date is his Entry Date.

     A former Participant shall again become a Participant (resume active participation in the Plan) on the date he again performs an hour of service as an Eligible Employee. This date is his Reentry Date.

     A Participant shall cease to be a Participant on the date he is no longer an Eligible Employee and the value of his Account is zero.


ARTICLE II                              8                            (Salem)

                                  ARTICLE III

                                 CONTRIBUTIONS

SECTION 3.01--EMPLOYER CONTRIBUTIONS.

     Employer Contributions for each Plan Year will be equal to the Employer Contributions as described below.

     (a) Salary Deferral Contributions. The amount of each Salary Deferral Contribution for a Participant shall be equal to a percentage of his Compensation for the Plan Year, not to exceed 25%, as elected in his deferral agreement. An Employee who is eligible to participate in the Plan may file a deferral agreement with the Employer no later than December 31 of the calendar year immediately preceding the Plan Year for which the Salary Deferral Contributions are effective. A Participant's deferral agreement shall also include his or her election to have the maximum amount of elective deferral contributions that could be made for such year under the actual deferral percentage test (and actual contribution percentage test) either (i) contributed to the Qualified Plan on his behalf or (ii) paid to him in cash. Any such contributions shall be subject to the limitation on such contributions under Code Section 402(g).

         The deferral agreement is irrevocable while it is in effect. The deferral agreement must be in writing and effective before the beginning of the Plan Year in which Salary Deferral Contributions are to start. The Participant may make any change or terminate the deferral agreement by filing a new deferral agreement. The Participant's deferral agreement to stop Salary Deferral Contributions or to make a change shall only be effective for Compensation earned in future years.

     (b) Employer Basic Contributions. The amount of each Employer Basic Contribution made by the Employer for a Participant eligible for an allocation for the Plan Year shall be equal to 3% of the Participant's Net Salary Deferral Contributions for the Plan Year.

     (c) Employer Discretionary Contributions. The Employer may choose to make this contribution at the end of a Plan Year. The amount of the Employer Discretionary Contribution made by the Employer for a Participant eligible for an allocation for the Plan Year shall be equal to 2% of the Participant's Net Salary Deferral Contributions for the Plan Year.

SECTION 3.02--ALLOCATION.

     The following Contributions for each Plan Year shall be allocated among all
Participants:

     Employer Basic Contributions
     Employer Discretionary Contributions

The eligible persons are all Participants who the Employer determines are eligible for an allocation for the Plan Year. The amount allocated to such a person shall be determined below.

     The following Contributions for each Plan Year shall be allocated to each Participant for whom such Contributions were made under the EMPLOYER CONTRIBUTIONS SECTION of Article III:


ARTICLE III                            9                            (Salem)

     Salary Deferral Contributions

These Contributions shall be allocated when made and credited to the Participant's Account.

     The following Contributions are allocated as of the last day of the Plan Year to each Participant for whom they are made and credited to his Account:

     Employer Basic Contributions
     Employer Discretionary Contributions

SECTION 3.03--TRANSFER AND DISPOSITION OF CERTAIN CONTRIBUTIONS.

     Not later than January 31 of each following Plan Year, preliminary actual deferral percentage tests will be performed as to the Qualified Plan to determine the amount of additional elective deferral contributions that can be made on behalf of the Participant to the Qualified Plan. Once determined, and in no event later than March 15 of the Plan Year following the Plan Year for which the determination is made, the Plan Administrator shall have such amounts (without regard to any interest earnings) transferred directly to the Qualified Plan as an elective contribution, or paid to the Participant in cash, according to the Participant's salary deferral agreement.


ARTICLE III                           10                            (Salem)

                                   ARTICLE IV

                          INVESTMENT OF CONTRIBUTIONS

     All Contributions are forwarded by the Employer to the Trustee to be deposited in the Trust Fund.

     Investment of Contributions is governed by the provisions of the Trust, the Group Contract and any other funding arrangement in which the Trust Fund is or may be invested. To the extent permitted by the Trust, Group Contract or other funding arrangement, the Participant, with the consent of the Trustee, shall direct the Contributions to any of the accounts available under the Trust or Group Contract and may request the transfer of assets resulting from those Contributions between such accounts. A Participant may not direct the Trustee to invest the Participant's Account in collectibles. To the extent that a Participant does not direct the investment of his Account, such Account shall be invested ratably in the accounts available under the Trust or Group Contract in the same manner as the undirected Accounts of all other Participants. The Accounts of all inactive Participants may be segregated and invested separately from the Accounts of all other Participants.

     The Trust Fund shall be valued at current fair market value as of the last day of the last calendar month ending in the Plan Year and, at the discretion of the Trustee, may be valued more frequently. The valuation shall take into consideration investment earnings credited, expenses charged, payments made and changes in the value of the assets held in the Trust Fund. The Account of a Participant shall be credited with its share of the gains and losses of the Trust Fund. That part of a Participant's Account invested in a funding arrangement which establishes an account or accounts for such Participant thereunder shall be credited with the gain or loss from such account or accounts. That part of a Participant's Account which is invested in other funding arrangements shall be credited with a proportionate share of the gain or loss of such investments. The share shall be determined by multiplying the gain or loss of the investment by the ratio of the part of the Participant's Account invested in such funding arrangement to the total of the Trust Fund invested in such funding arrangement.


ARTICLE IV                             11                                (Salem)

                                   ARTICLE V

                                    BENEFITS

SECTION 5.01--RETIREMENT BENEFITS.

     On a Participant's Retirement Date, his Vested Account shall be distributed to him according to the distribution of benefits provisions of
Article VI. This date shall be a Participant's Benefit Date.

SECTION 5.02--DEATH BENEFITS.

     If a Participant dies before his Retirement Date, his Vested Account shall be distributed according to the distribution of benefits provisions of Article
VI. This date shall be a Participant's Benefit Date.

SECTION 5.03--DISABILITY BENEFITS.

     If a Participant becomes Totally and Permanently Disabled before his Retirement Date, his Vested Account shall be distributed according to the distribution of benefits provisions of Article VI. This date shall be a Participant's Benefit Date.

SECTION 5.04--TERMINATION BENEFITS.

     A Participant will receive a distribution of his Vested Account if he ceases to be an Employee before his Retirement Date, provided he has not again become an Employee. This date shall be a Participant's Benefit Date.


ARTICLE V                             12                               (Salem)

                                   ARTICLE VI

                            DISTRIBUTION OF BENEFITS

SECTION 6.01--AUTOMATIC FORMS OF DISTRIBUTION.

     Unless an election of an optional form of benefit has been made according to the ELECTION PROCEDURES SECTION of Article VI, the automatic form of benefit payable to or on behalf of a Participant is determined as follows:

     (a) The automatic form of benefit at retirement or disability shall be the Normal Form.

     (b) The automatic form of death benefit shall be a single sum payment to the Participant's Beneficiary.

SECTION 6.02--OPTIONAL FORMS OF DISTRIBUTION.

     An election of an optional form of benefit may be made by the Participant (see the ELECTION PROCEDURES SECTION of Article VI).

     (a) The optional forms of retirement benefit shall be the following: a straight life annuity; single life annuities with certain periods of five, ten or fifteen years; survivorship life annuities with installment refund and survivorship percentages of 50, 66 2/3 or 100; and fixed period annuities for any period of whole months which is not less than 60 nor more than 360. The Participant may also elect to receive his Vested Account in a single-sum payment.

         Election of an optional form is subject to the election provisions of
         Article VI.

     (b) The optional forms of death benefit are any annuity that is an optional form of retirement benefit.

SECTION 6.03--ELECTION PROCEDURES.

     The Participant or Beneficiary shall make any election under this section in writing. The Plan Administrator may require such individual to complete and sign any necessary documents as to the provisions to be made.

     (a) Retirement Benefits. A Participant may elect his Beneficiary. A Participant may elect to have retirement benefits distributed under any of the optional forms of retirement benefit described in the OPTIONAL FORMS OF DISTRIBUTION SECTION of Article VI.

     (b) Disability Benefits. A Participant may elect his Beneficiary. A Participant who is Totally and Permanently Disabled may elect to have disability benefits distributed under any of the optional forms of retirement benefit described in the OPTIONAL FORMS OF DISTRIBUTION SECTION of Article VI.

     (c) Death Benefits. A Participant may elect his Beneficiary. A Participant may elect to have death benefits distributed under any of the optional forms of death benefit described in the OPTIONAL FORMS OF DISTRIBUTION SECTION of Article VI.


ARTICLE VI                               13                           (Salem)

         If the Participant has not elected an optional form of distribution for the death benefit payable to his Beneficiary, the Beneficiary may, for his own benefit, elect the form of distribution, in like manner as a Participant.

Any election of an optional form of distribution by a Participant under this section shall be made in writing on a form provided by the Employer. Such election must be made on or before December 31 of the year preceding the year in which the distribution is made.


ARTICLE VI                               14                           (Salem)

                                  ARTICLE VII

                               GENERAL PROVISIONS

SECTION 7.01--AMENDMENTS.

     The Employer may amend this Plan at any time, including any remedial retroactive changes (within the specified period of time as may be determined by Internal Revenue Service regulations) to comply with the requirements of any law or regulation issued by any governmental agency to which the Employer is subject.

SECTION 7.02--PROVISIONS RELATING TO THE INSURER AND OTHER PARTIES.

     The obligations of an Insurer shall be governed solely by the provisions of the Group Contract. The Insurer shall not be required to perform any act not provided in or contrary to the provisions of the Group Contract. See the CONSTRUCTION SECTION of this article.

     Any issuer or distributor of investment contracts or securities is governed solely by the terms of its policies, written investment contract, prospectuses, security instruments, and any other written agreements entered into with the Trustee.

     Such Insurer, issuer or distributor is not a party to the Plan, nor bound in any way by the Plan provisions. Such parties shall not be required to look to the terms of this Plan, nor to determine whether the Employer, the Plan Administrator or the Trustee have the authority to act in any particular manner or to make any contract or agreement .

     Until notice of any amendment or termination of this Plan or a change in Trustee has been received by the Insurer at its home office or an issuer or distributor at their principal address, they are and shall be fully protected in assuming that the Plan has not been amended or terminated and in dealing with any party acting as Trustee according to the latest information which they have received at their home office or principal address.

SECTION 7.03--EMPLOYMENT STATUS.

     Nothing contained in this Plan gives an Employee the right to be retained in the Employer's employ or to interfere with the Employer's right to discharge any Employee.

SECTION 7.04--RIGHTS TO PLAN ASSETS.

     No Employee shall have any right to or interest in any assets of the Plan upon termination of his employment or otherwise except as specifically provided under this Plan, and then only to the extent of the benefits payable to such Employee in accordance with Plan provisions.

     Any final payment or distribution to a Participant or his legal representative or to any Beneficiaries or spouse of such Participant under the Plan provisions shall be in full satisfaction of all claims against the Plan, the Plan Administrator, the Trustee, the Insurer, and the Employer arising under or by virtue of the Plan.


ARTICLE VII                             15                             (Salem)

SECTION 7.05--NONALIENATION OF BENEFITS.

     Benefits payable under the Plan are not subject to the claims of any creditor of any Participant, Beneficiary or spouse. A Participant, Beneficiary or spouse does not have any rights to alienate, anticipate, commute, pledge, encumber or assign any of such benefits. The preceding sentences shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant according to a domestic relations order.

SECTION 7.06--CONSTRUCTION.

     The validity of the Plan or any of its provisions is determined under and construed according to Federal law and, to the extent permissible. according to the laws of the state in which the Employer has its principal office. In case any provision of this Plan is held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included.

     In the event of any conflict between the provisions of the Plan and the terms of any contract or policy issued hereunder, the provisions of the Plan control the operation and administration of the Plan.

SECTION 7.07--LEGAL ACTIONS.

     The Plan, the Plan Administrator and the Trustee are the necessary parties to any action or proceeding involving the assets held with respect to the Plan or administration of the Plan or Trust. No person employed by the Employer, no Participant, former Participant or their Beneficiaries or any other person having or claiming to have an interest in the Plan is entitled to any notice of process. A final judgment entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have an interest in the Plan.

SECTION 7.08--WORD USAGE.

     The masculine gender, where used in this Plan, shall include the feminine gender and the singular words as used in this Plan may include the plural, unless the context indicates otherwise.


ARTICLE VII                              16                            (Salem)

           By executing this Plan, Salem Corporation acknowledges having counseled to the extent necessary with selected legal and tax advisors regarding the Plan's legal and tax implications.


           Executed this 20th day of December, 1995.


                                        SALEM CORPORATION

                                        By:  /s/ G. A. DOUGLAS
                                            --------------------------------

                                            Treasurer & Corporate Controller
                                            --------------------------------
                                                          Title


PLAN EXECUTION                                                           (Salem)

[ARTICLE] 5
[CIK] 0000086358
[NAME] SALEM CORPORATION

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          DEC-31-1996
[PERIOD-START]                             JAN-01-1996
[PERIOD-END]                               MAR-31-1996
[CASH]                                          22,033
[SECURITIES]                                         0
[RECEIVABLES]                                   18,974
[ALLOWANCES]                                       244
[INVENTORY]                                     14,406
[CURRENT-ASSETS]                                60,107
[PP&E]                                          26,474
[DEPRECIATION]                                  16,332
[TOTAL-ASSETS]                                  79,016
[CURRENT-LIABILITIES]                           34,065
[BONDS]                                              0
[COMMON]                                         1,345
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[OTHER-SE]                                      38,255
[TOTAL-LIABILITY-AND-EQUITY]                    79,016
[SALES]                                         29,496
[TOTAL-REVENUES]                                29,496
[CGS]                                           23,752
[TOTAL-COSTS]                                   23,752
[OTHER-EXPENSES]                                 4,657
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                  76
[INCOME-PRETAX]                                  1,259
[INCOME-TAX]                                       550
[INCOME-CONTINUING]                                709
[DISCONTINUED]                                    (47)
[EXTRAORDINARY]                                     39
[CHANGES]                                            0
[NET-INCOME]                                       701
[EPS-PRIMARY]                                      .38
[EPS-DILUTED]                                      .38

                               F O R M   1 0 - Q

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For Quarter ended June 30, 1996

                                       or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to ________

Commission file number 1-3931

                              SALEM CORPORATION
             -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


       COMMONWEALTH OF PENNSYLVANIA                                             25-0923435
       ----------------------------                              --------------------------------------
       (State or other jurisdiction                              (I.R.S. employer identification number)
     of incorporation or organization)


                 P.O. Box 2222, Pittsburgh, Pennsylvania  15230
                 ----------------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)


                                 412-276-5700
               --------------------------------------------------
               Registrant's telephone number, including area code


  Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES   X     NO _____

1,864,871 Shares of Common Stock were outstanding at July 25, 1996.

                       SALEM CORPORATION AND SUBSIDIARIES


                                   I N D E X


                                                                     PAGE NUMBER


PART I.              FINANCIAL INFORMATION


       Item 1.       Financial Statements

                     Consolidated Statements of Income
                     And Retained Earnings for the
                     three months and six months ended
                     June 30, 1996 and 1995 (Unaudited)                  3

                     Consolidated Balance Sheets as of
                     June 30, 1996 (Unaudited) and
                     December 31, 1995                                   4

                     Consolidated Statements of Cash Flows
                     for the six months ended June 30,
                     1996 and 1995 (Unaudited)                           5

                     Notes to Consolidated Financial
                     Statements for the six months
                     ended June 30, 1996 (Unaudited)                   6-7

                     Review by Independent Public Accountants            8

                     Review Report of Independent
                     Public Accountants                                  9


       Item 2.       Management's Discussion and Analysis
                     of Financial Condition and Results of
                     Operations                                      10-12


PART II.             OTHER INFORMATION


       Item 1.       Legal Proceedings                                  13

       Item 4.       Submission of Matters to a Vote
                     of Security Holders                                14

       Item 6.       Exhibits and Reports on Form 8-K                   15

                         PART I.  FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS

                       SALEM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME AND
                           RETAINED EARNINGS (NOTE 1)
                                  (UNAUDITED)

                                                            THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                 JUNE 30,                          JUNE 30,
                                                            ---------------------           ------------------------
                                                              1996         1995               1996             1995
                                                            --------     --------           --------         --------
                                                                     (In Thousands Except Per Share Amounts)
Gross revenues                                              $31,211        $36,276           $60,707          $68,132
Cost of revenues                                             25,469         29,516            49,221           55,848
                                                            -------        -------           -------          -------
   Gross income                                               5,742          6,760            11,486           12,284

Selling, general and
 administrative expenses                                      4,875          5,476             9,488            9,843
Nonrecurring charges                                            259            504               303            1,312
                                                            -------        -------           -------          -------

   Operating income                                             608            780             1,695            1,129
                                                            -------        -------           -------          -------

Other income (expense):
   Interest income                                              315            268               626              614
   Interest expense                                             (75)           (72)             (151)            (138)
   Equity in earnings of affiliates                             117            176               174              152
   Other, net                                                   135             51                15              215
                                                            -------        -------           -------          -------

   Total other income                                           492            423               664              843
                                                            -------        -------           -------          -------

Income from continuing operations
 before minority interest
  and income taxes                                            1,100          1,203             2,359            1,972

Minority interest                                                19             25                58               27

Provision for income taxes                                     (461)          (580)           (1,011)            (882)
                                                            -------        -------           -------          -------
Income from continuing operations                               658            648             1,406            1,117
Gain (loss) from discontinued
 operations                                                     289            (83)              242             (224)
Extraordinary credit                                             20              -                20                -
                                                            -------        -------           -------          -------
   Net income                                                   967            565             1,668              893

   Retained earnings,
     beginning of period                                     32,454         29,818            31,753           29,677

   Cash dividends                                              (559)          (187)             (559)            (374)
                                                            -------        -------           -------          -------

   Retained earnings,
     end of period                                          $32,862        $30,196           $32,862          $30,196
                                                            =======        =======           =======          =======

   Net income per common share:
      Income from continuing
       operations                                              $.36           $.34              $.75             $.60
      Gain (loss) from
       discontinued operations                                  .15           (.04)              .13             (.12)
      Extraordinary credit                                      .01             -                .01               -
                                                               ----           ----              ----             ----
   Net income                                                  $.52           $.30              $.89             $.48
                                                               ====           ====              ====             ====

See accompanying notes to consolidated financial statements.

                       SALEM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS (NOTE 1)

                                                                                                            (IN THOUSANDS)
                                                                                                     JUNE 30,         DECEMBER 31,
                                                                                                       1996               1995
                                                                                                     --------         ---------
                                                                                                            (Unaudited)
         A S S E T S
         -----------
CURRENT ASSETS:
  Cash and cash equivalents (including
         restricted cash of $5,497 and $5,998)                                                        $18,363          $18,048
  Restricted short-term investments                                                                     4,118            4,687
  Receivables                                                                                          23,674           23,890
  Indebtedness of related parties, current                                                                 97               97
  Contracts-in-progress                                                                                 5,374            8,756
  Inventories                                                                                           6,910            6,018
  Income tax benefit                                                                                    3,613            3,078
  Prepaid expenses                                                                                      2,220            2,270
  Investments in and advances to discontinued operations                                                    -              904
                                                                                                      -------          -------
         Total current assets                                                                          64,369           67,748
                                                                                                      -------          -------

PROPERTY, PLANT AND EQUIPMENT, at cost                                                                 27,004           25,445
  Less- Accumulated depreciation                                                                       16,653           16,036
                                                                                                      -------          -------
         Net property, plant and equipment                                                             10,351            9,409

OTHER ASSETS:
  Investments in affiliated companies (at equity)                                                       2,110            2,098
  Income tax benefit                                                                                    3,261            2,817
  Other assets                                                                                          3,656            3,749
                                                                                                      -------          -------
         Total assets                                                                                 $83,747          $85,821
                                                                                                      =======          =======

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Dividends payable                                                                                   $   280          $   280
  Current maturities of long-term debt                                                                    642              680
  Accounts payable (including outstanding
         checks of $1,552 and $1,703)                                                                  13,994           18,288
  Advance billings on contracts                                                                        11,394            8,720
  Accrued income taxes                                                                                    693            1,389
  Accrued payroll and employee benefits                                                                 4,451            4,811
  Accrued loss reserve                                                                                  2,373            2,347
  Other accrued liabilities                                                                             1,144            1,162
  Reserves for warranty expense                                                                         3,487            3,689
  Net current liabilities of discontinued operations                                                      423                -
                                                                                                      -------          -------
         Total current liabilities                                                                     38,881           41,366

LONG-TERM DEBT                                                                                          1,197            1,683
OTHER NONCURRENT LIABILITIES                                                                            3,269            3,285
MINORITY INTEREST                                                                                         473              531

SHAREHOLDERS' EQUITY
  Preferred stock, par $25.00, authorized 112,485
         shares, issued 0 shares                                                                            -                -
  Common stock, par $.50, authorized 15,000,000
         shares, issued 2,690,313 shares                                                                1,345            1,345
  Paid-in surplus                                                                                       9,301            9,301
  Pension adjustment                                                                                       (1)              (1)
  Retained earnings                                                                                    32,862           31,753
  Cumulative translation adjustment                                                                      (383)            (245)
  Treasury stock, at cost (825,442 shares)                                                             (3,197)          (3,197)
                                                                                                      -------          -------
         Total shareholders' equity                                                                    39,927           38,956
                                                                                                      -------          -------
         Total liabilities and shareholders'
            equity                                                                                    $83,747          $85,821
                                                                                                      =======          =======


See accompanying notes to consolidated financial statements.

                       SALEM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                       (IN THOUSANDS)
                                                                                                     FOR THE SIX MONTHS
                                                                                                        ENDED JUNE 30,
                                                                                                  ------------------------
                                                                                                    1996            1995
                                                                                                  --------        --------
                                                                                                         (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
         Income from continuing operations                                                        $ 1,406          $ 1,117
         Extraordinary credit                                                                          20                -
                                                                                                  -------          -------
         Income from continuing operations                                                          1,426            1,117

Adjustments for noncash items-
  Depreciation and amortization                                                                       813              786
  Deferred income taxes                                                                              (979)             (86)
  Other noncurrent liabilities                                                                        (16)              86
  Allowance for doubtful accounts                                                                     (12)             (25)
  Equity of affiliates, net                                                                          (174)            (152)
  Reserves for warranty expense                                                                      (202)             270
  Cumulative translation adjustments                                                                  114             (415)
         Gain/(loss) from discontinued operations                                                     242             (224)
Changes in certain assets and liabilities-
  Receivables                                                                                         219               69
  Contracts-in-progress, net                                                                        6,055           (1,519)
  Inventories                                                                                        (892)             231
  Prepaid expenses                                                                                     50              376
  Accounts payable                                                                                 (4,272)            (371)
  Accrued income taxes                                                                               (726)            (996)
  Accrued liabilities                                                                                (352)             944
  Minority interest                                                                                   (58)             (27)
  Net liabilities of discontinued operations                                                        1,327           (1,024)
                                                                                                  -------          -------
         Net cash flows provided by (used for)
           from operating activities                                                              $ 2,563          $  (960)
                                                                                                  -------          -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Short-term investments                                                                          $   569          $   554
  Restricted investments                                                                                -              100
  Purchases of property, plant, & equipment, net                                                   (1,626)            (614)
  Dividends received from equity affiliates                                                            48              245
  Investment in affiliated companies                                                                    -             (738)
                                                                                                  -------          -------
         Net cash flows (used for)
          investing activities                                                                    $(1,009)         $  (453)
                                                                                                  -------          -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                  $  (559)         $  (374)
  Principal payments under financing arrangements                                                       -              (69)
  Proceeds from debt                                                                                   91              296
  Payments on debt                                                                                   (706)              (6)
                                                                                                  -------          -------
         Net cash flows (used for)
          financing activities                                                                    $(1,174)         $  (153)
                                                                                                  -------          -------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                           $   (65)         $   439
                                                                                                  -------          -------

NET (DECREASE) IN CASH AND CASH EQUIVALENTS                                                       $   315          $(1,127)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                   18,048           20,524
                                                                                                  -------          -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                        $18,363          $19,397
                                                                                                  =======          =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                                                   $   168          $   166
  Income taxes paid, net                                                                            2,709            1,594

See accompanying notes to consolidated financial statements.

                               SALEM CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)


1.       BASIS OF PRESENTATION

         The financial information included herein has been prepared by Salem Corporation (the "Company"), without audit, for filing with the Securities and Exchange Commission pursuant to the rules and regulations of said Commission. The financial information presented herein, while not necessarily indicative of results to be expected for the year, reflects all adjustments, consisting of normal recurring adjustments, which in the opinion of the Company are necessary for a fair statement of the results for the periods indicated. This financial information should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

2.       NONRECURRING CHARGES

         In the second quarter of 1996, the Company recorded $259,000 of additional nonrecurring charges primarily the result of legal and consulting fees resulting from efforts related to the sale of the Company. For the six months ended June 30, 1996 these nonrecurring charges amounted to $303,000 as compared to $1.3 million for the six months ended June 30, 1995 of which $1,150,000 related to the possible sale of the Company and $150,000 related to an SEC investigation.

3.       INCOME TAXES

         The Company's effective income tax rates for the three and six months
ended June 30, 1996 were 41.9% and 42.9%, respectively.    These rates exceed a
combined federal and state rate of 40% due to losses at Essex Insurance Co., the Company's 65% owned Bermuda insurance company which are not tax effected. The extraordinary credit of $20,000 recorded in the current quarter represents utilization of a net operating loss carryforward in Mexico. The Company's effective income tax rate for the three and six months ended June 30, 1995 were 48.2% and 44.7%, respectively. Tax benefits for losses incurred by the Company's United Kingdom subsidiaries were recorded at a rate below a combined federal and state rate and resulted in the above effective income tax rates.

4.       DISCONTINUED OPERATIONS

         In April 1996, Enviroplant International Group Limited, a wholly owned subsidiary of Salem Automation Limited which is a United Kingdom subsidiary of the Company, ceased trading and began voluntary liquidation proceedings. As a
result of Enviroplant's liquidation,   the Company   has   deconsolidated
Enviroplant's
operations in the accompanying financial statements reflecting such operations as discontinued operations. The estimated amount required to satisfy liabilities related to Enviroplant and to complete the liquidation process is reflected as a net liability of discontinued operations in the accompanying balance sheets.


5.       POSSIBLE CHANGE IN CONTROL

         On June 28, 1996, the Company announced that Salem Group, Inc., a Delaware corporation (the "Parent"), and SC Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of the Parent (the "Subsidiary"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of the Subsidiary with and into the Company, with the Company as the surviving corporation. Following the approval and adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by all holders of the Company's outstanding shares of Common Stock, and satisfaction or waiver of all other conditions precedent, the Subsidiary will merge with the Company and each share of Common Stock (other than common stock held by shareholders who have exercised and perfected their rights as dissenting shareholders under Pennsylvania law) will be converted automatically into the right to receive $25.00 in cash per share.

         As previously reported, the 917,633 shares owned by Victor Posner, which constitute 49.2% of the outstanding Common Stock, have been deposited in a voting trust pursuant to court order. The court has further ordered that such Common Stock is to be voted by the trustee on any merger proposal in proportion to the votes cast by all of the Company's other shareholders.


6.       INCOME PER SHARE

         Per share amounts have been computed using the weighted average number of common shares outstanding during the period (1,864,871 in 1996 and 1995).

                    REVIEW BY INDEPENDENT PUBLIC ACCOUNTANTS


         The consolidated financial statements for the six month period ended June 30, 1996 has been reviewed prior to filing, by the Company's independent public accountants, Arthur Andersen LLP, whose report covering their review of the financial statements is presented on Page 9.

                              ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholders of Salem Corporation:

We have reviewed the accompanying consolidated balance sheet of Salem Corporation (a Pennsylvania corporation) as of June 30, 1996, and the related consolidated statement of income and retained earnings for the three-month and six-month period ended June 30, 1996, and the consolidated statement of cash flows for the six-month period ended June 30, 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Salem Corporation as of December 31, 1995, and, in our report dated March 5, 1996, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


                                                             ARTHUR ANDERSEN LLP


Pittsburgh, Pennsylvania,
   July 19, 1996

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS


OVERVIEW

         The Company's net income for the three and six months ended June 30, 1996 was significantly greater than the prior periods primarily due to a decrease in nonrecurring charges and a reduction in reserves for discontinued operations.

         The Company's nonrecurring charges were $259,000 and $303,000 for the three and six months ended June 30, 1996, respectively as compared to $504,000 and $1.3 million for the comparable period in 1995, respectively. These nonrecurring charges were comprised principally of investment banking, legal and other consulting fees incurred in connection with the possible sale of the Company.


SECOND QUARTER OF 1996 COMPARED TO SECOND QUARTER OF 1995

         Gross revenues of $31.2 million in the current quarter decreased $5.1 million or 14.0% from the gross revenues of $36.3 million during the comparable quarter of 1995. This decrease is primarily attributable to a decline in operating levels of the Company's domestic furnaces and strip processing subsidiaries resulting from a lower level of backlog entering 1996. Gross income as a percentage of gross revenues was 18.4% for the second quarter of 1996 as compared to 18.6% for the same period of 1995.

         In the second quarter of 1996, the Company recorded nonrecurring charges of $259,000 for legal and consulting fees resulting from efforts related to the sale the Company. This compares to $504,000 for similar costs in the second quarter of 1995.

         Selling, general and administrative expenses of $4.9 million for the second quarter of 1996 were approximately $600,000 less than those in the comparable quarter of 1995. This decrease reflects an adjustment of approximately $400,000 in incentive compensation for unpaid amounts returned to income.

         The provision for income taxes was approximately $461,000 in the second quarter of 1996 as compared to $580,000 in the second quarter of 1995. This decrease in income taxes is primarily due the fact that tax benefits for losses incurred by the Company's United Kingdom subsidiaries were recorded at a rate below the combined federal and state rate.

         A gain from discontinued operations amounting to $289,000 was recorded in the second quarter of 1996 as compared to a loss of $83,000 for the same period last year. This gain reflects the reversal in 1996 of amounts reserved in 1995 for the discontinued operations.


SIX MONTHS 1996 COMPARED TO SIX MONTHS 1995

         Gross revenues of $60.7 million for the first six months of 1996 were $7.4 million or 10.9% less than the $68.1 million for the same period of 1995. This decrease is primarily attributable to decreased operating levels in the Company's domestic operations as a result of a lower backlog entering 1996 as compared to 1995. Gross income as a percentage of gross revenues increased to 18.9% for the first six months of 1996 as compared to 18.0% for the same period of a year ago. This 5% increase in profitability can be attributed to improved performance on contracts and a favorable product mix in 1996 as compared to the prior period.

         During the first six months of 1996, the Company recorded nonrecurring legal and consulting fees totaling $303,000 resulting from efforts to sell the Company as compared to $1.3 million in the prior period.

         Other income of $664,000 for the first six months of 1996 declined from the $843,000 for the same period last year. This decrease is primarily the result of a loss on foreign exchange at the Company's United Kingdom subsidiaries.

         The provision for income taxes was approximately $1.0 million for the first six months of 1996 as compared to $882,000 last year. This is a result of the increase in pre-tax income.

         A gain from discontinued operations amounting to $242,000 was recorded in the first six months of 1996 as compared to a loss of $224,000 for the same period last year. This gain reflects the reversal in 1996 of amounts reserved in 1995 for discontinued operations.

         The Company's backlog at June 30, 1996 was $92.8 million compared to $85.9 million at June 30, 1995 and $75.9 million at December 31, 1995.

FINANCIAL CONDITION AND LIQUIDITY

         Cash and cash equivalents of approximately $18.4 million at June 30, 1996 increased slightly from the $18.0 million at December 31, 1995. This increase was primarily the result of $2.4 million cash provided by operations, offset in part by cash used for investing and financing activities.

         The Company has two separate facilities, each for the issuance of up to $10 million of surety bonds. These facilities are collateralized with $2.5 million of standby letters of credit of which $500,000 is collateralized with a certificate of deposit. At June 30, 1996, approximately $11.7 million of such surety facilities were utilized.

         In April 1996, the Company entered into an agreement with a bank that provides the Company's domestic operations with a $10.0 million line of credit, a $5.0 million term loan and a $3.0 million lease line. At July 31, 1996, $2.3 million of the line of credit and none of the term loan or lease line were utilized.

         The Company's United Kingdom subsidiaries have two separate credit facilities with a major bank: a facility for the issuance of bank guarantees up to $2.3 million and an overdraft and loan facility of up to $2.0 million. At July 31, 1996, $1.3 million of the bank guarantee facility and $1.4 million of the overdraft and loan facility were utilized.

         The Company believes that cash flows from operations and existing cash assets will be sufficient to enable it to meet near-term cash requirements.
The Company's ability to meet its long-term cash requirements is dependent upon its credit line and its ability to attain and sustain sufficient cash flows from operations.

                          PART II.  OTHER INFORMATION


ITEM 1.  LEGAL PROCEEDINGS


         On or about April 9, 1996, a derivative action was filed in the Circuit Court of the 11th Judicial Circuit in, and for, Dade County, Florida by Harry Lewis, individually and on behalf of others similarly situated, against Victor Posner. The Company is named as a nominal defendant in this action.
The complaint alleges, among other things, that Mr. Posner has breached his fiduciary duties by failing to offer an adequate price for the Company's stock and by causing the Company to waste its corporate assets. The complaint seeks an injunction against the consummation of Mr. Posner's offer, damages and attorneys' and experts' fees.

         On or about May 3, 1996, a class action was filed in the Court of Common Pleas of Allegheny County, Pennsylvania by Crandon Capital Partners against the Company's directors. The plaintiff seeks an injunction against the consummation of Victor Posner's offer to acquire the Company's outstanding stock for $20.00 per share plus damages and attorneys' fees. The complaint alleges that the Company's directors have engaged in, or aided and abetted, a fraudulent plan or scheme to assure that Victor Posner can wrongfully acquire the Company for inadequate consideration. The complaint further alleges that the Company's directors have breached their fiduciary duties in not exercising independent business judgment and acting to the detriment of the plaintiff and others similarly situated in order to benefit themselves and/or their colleagues. It is also alleged that the Company's directors failed to comply with their fiduciary duty of candor by omitting material information from the Company's proxy statement issued in connection with the Annual Meeting of Shareholders held May 9, 1996 concerning Mr. Posner's offer and other offers to acquire the Company.

         Both of the above-described actions were filed prior to Mr. Posner's submission on May 16, 1996 of an offer to acquire the Company's stock for $22.00 per share and the subsequent withdrawal by Mr. Posner of that offer on May 23, 1996. On June 28, 1996, the Company announced its entry into a definitive Agreement and Plan of Merger with Salem Group, Inc. and SC Acquisition Corporation, affiliates of Three Cities Research, Inc., pursuant to which all of the Company's outstanding stock will be acquired for $25.00 per share if the merger contemplated therein becomes effective. Although the Company's counsel believes both of the legal actions are now moot, neither has been dismissed.

         The Company is also engaged in other ordinary litigation incidental to its business. The Company does not believe that this litigation will have a material adverse effect upon its financial condition.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


         An Annual Meeting of Shareholders of the Company was held on May 9, 1996. At such meeting, the shareholders of the Company elected four directors to serve until the annual meeting of shareholders in 1999. The directors elected and the results of voting were as follows:

                                                                                               BROKER
            DIRECTOR                                FOR                   WITHHELD            NON VOTES
            --------                                ---                   --------            ---------
            A. A. Fornataro                        1,661,437           133,407                91,499
            Donald L. Hoylman                      1,559,361           141,533                91,499
            Robert D. McBride                      1,665,778           133,097                91,499
            Alexander Stuart                       1,665,778           133,097                91,499

         Continuing directors with terms to expire as indicated are:

                          Melvin R. Colvin                             1997
                          Milton Deaner                                1997
                          Bernard I. Posner                            1997
                          Martin J. Posner                             1997
                          Brenda N. Castellano                         1998
                          Marco B. Loffredo, Jr.                       1998
                          Vincent J. Schafmeister, Jr.                 1998
                          Leo L. Wallberg, Jr.                         1998

         Shareholders also approved an amendment to the Company's Management Incentive Plan permitting the return to income of any amounts remaining in the bonus pool following the award of bonuses under the Plan. The voting results with respect to this amendment were as follows:

                                                                            BROKER
              FOR                AGAINST           ABSTENTIONS            NON VOTES
            -------              -------           -----------            ---------
            1,581,141            167,556              24,675               91,499


         The shareholders also ratified the selection of Arthur Andersen LLP as independent auditors to examine the financial statements of the Company. The results of such vote were as follows:

                                                                            BROKER
              FOR               AGAINST             ABSTENTIONS           NON VOTES
            -------             -------             -----------           ---------
            1,656,122           111,017             6,233                 91,499

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K


            (a)     Exhibits:  None


            (b)     No reports on Form 8-K have been filed
                    by the Registrant during the quarter for which this report is filed.


                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 13, 1996
                                                     SALEM CORPORATION
                                                ---------------------------
                                                       (Registrant)


                                            BY: /S/ A.A. FORNATARO
                                                ---------------------------
                                                    A. A. Fornataro
                                                    President and Chief
                                                    Operating Officer


                                            BY: /S/ GEORGE A. DOUGLAS
                                                ---------------------------
                                                    George A. Douglas
                                                    Treasurer and Corporate
                                                    Controller

[ARTICLE] 5
[CIK] 0000086358
[NAME] SALEM CORPORATION

[PERIOD-TYPE]                   6-MOS
[FISCAL-YEAR-END]                          DEC-31-1996
[PERIOD-START]                             JAN-01-1996
[PERIOD-END]                               JUN-30-1996
[CASH]                                          22,481
[SECURITIES]                                         0
[RECEIVABLES]                                   24,016
[ALLOWANCES]                                       245
[INVENTORY]                                     12,284
[CURRENT-ASSETS]                                64,369
[PP&E]                                          27,004
[DEPRECIATION]                                  16,653
[TOTAL-ASSETS]                                  83,747
[CURRENT-LIABILITIES]                           38,881
[BONDS]                                              0
[COMMON]                                         1,345
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[OTHER-SE]                                      38,582
[TOTAL-LIABILITY-AND-EQUITY]                    83,747
[SALES]                                         60,707
[TOTAL-REVENUES]                                60,707
[CGS]                                           49,221
[TOTAL-COSTS]                                   49,221
[OTHER-EXPENSES]                                 9,791
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                 151
[INCOME-PRETAX]                                  2,359
[INCOME-TAX]                                     1,011
[INCOME-CONTINUING]                              1,348
[DISCONTINUED]                                     242
[EXTRAORDINARY]                                     78
[CHANGES]                                            0
[NET-INCOME]                                     1,668
[EPS-PRIMARY]                                      .89
[EPS-DILUTED]                                      .89

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported)    June 28, 1996


                               SALEM CORPORATION
             (Exact name of registrant as specified in its charter)


Commonwealth of Pennsylvania           1-3931                   25-0923435
(State or other jurisdiction        (Commission               (IRS Employer
     of incorporation)              File Number)            Identification No.)


             P.O. Box 2222, Pittsburgh, Pennsylvania            15230
            (Address of principal executive offices)          (Zip Code)


      Registrant's telephone number, including area code   (412) 923-2200


                                      N/A
 ................................................................................
         (Former name or former address, if changed since last report.)

ITEM 5.  OTHER EVENTS.

  On June 28, 1996, Salem Corporation (the "Company") announced that the Company, Salem Group, Inc., a Delaware corporation (the "Parent"), and SC Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of the Parent (the "Subsidiary"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of the Subsidiary with and into the Company with the Company as the surviving corporation. Following the approval and adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by all holders of the Company's outstanding shares of common stock, par value $.50 per share (the "Shares"), and satisfaction or waiver of all other conditions precedent, the Subsidiary will merge with the Company and each Share, other than Shares held by the Parent or the Subsidiary, will be converted automatically into the right to receive $25.00 in cash per Share.

  For additional information concerning the foregoing, reference is made to the Company's press release issued June 28, 1996 and the Merger Agreement, copies of which are attached as exhibits to this Current Report.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

  EXHIBIT
  NUMBER                  DESCRIPTION
  ------                  -----------
    2.1                   Agreement and Plan of Merger, dated as of June 28,
                          1996, among Salem Corporation, Salem Group, Inc.
                          and SC Acquisition Corporation

   20.1                   Press Release issued June 28, 1996


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        SALEM CORPORATION
                                        (Registrant)


                                        By  /s/ A.A. FORNATARO
                                           -------------------------------------
                                           A.A. Fornataro
                                           President and Chief Operating Officer

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                      DESCRIPTION
  ------                                      -----------
    2.1                   Agreement and Plan of Merger, dated as of June 28,
                          1996, among Salem Corporation, Salem Group, Inc. and
                          SC Acquisition Corporation

   20.1                   Press Release issued June 28, 1996

                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


                                  DATED AS OF
                                 JUNE 28, 1996


                                  BY AND AMONG


                               SALEM GROUP, INC.,

                           SC ACQUISITION CORPORATION

                                      AND

                               SALEM CORPORATION

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  ----
ARTICLE I   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Section 1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Section 1.2  Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II   THE SURVIVING AND PARENT CORPORATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 2.1  Articles of Incorporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 2.2  By-Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 2.3  Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 2.4  Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE III   CONVERSION OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 3.1  Conversion of Company Shares in the Merger  . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 3.2  Conversion of Subsidiary Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 3.3  Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 3.4  Dissenting Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 3.5  Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Section 3.6  Closing of the Company's Transfer Books   . . . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE IV   REPRESENTATIONS AND WARRANTIES
             OF PARENT AND SUBSIDIARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Section 4.1  Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Section 4.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 4.3  Authority; Non-Contravention; Approvals   . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 4.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Section 4.5  Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Section 4.6  Financial Resources   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Section 4.7  Voting Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF THE
            COMPANY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 5.1  Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 5.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 5.3  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 5.4  Authority; Non-Contravention; Approvals   . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Section 5.5  Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 5.6  Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Section 5.7  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Section 5.8  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Section 5.9  Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

                                                                                                                  PAGE
                                                                                                                  ----
         Section 5.10 No Violation of Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 5.11 Compliance with Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 5.12 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 5.13 Employee Benefit Plans; ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 5.14 Labor Controversies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 5.15 Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 5.16 Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 5.17 Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 5.18 Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 5.19 Affiliate Transactions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

ARTICLE VI   CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 6.1  Conduct of Business by the Company Pending
                        the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 6.2  Control of the Company's Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 6.3  Acquisition Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE VII   ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 7.1  Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 7.2  Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 7.3  Shareholders' Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 7.4  Provision for Expenses and Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 7.5  Agreement to Cooperate; Additional Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 7.6  Public Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 7.7  Notification of Certain Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 7.8  Directors' and Officers' Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 7.9  Indemnification of Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 7.10 Indemnification by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 7.11 Corrections to the Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE VIII   CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 8.1  Conditions to Each Party's Obligation to Effect the
                        Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 8.2  Conditions to Obligation of the Company to Effect the
                        Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 8.3  Conditions to Obligations of Parent and Subsidiary
                        to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE IX   TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 9.1  Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 9.2  Fees and Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 9.3  Procedure for and Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

                                                                                                                  PAGE
                                                                                                                  ----
         Section 9.4  Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Section 9.5  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE X   GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 10.1 Non-Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 10.2 Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 10.3 Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 10.4 Interpretation; Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 10.5 Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 10.6 Governing Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 10.7 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 10.8 Parties In Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32


                                   SCHEDULES

Schedule 5.2              Voting Trusts, Proxies and Other Agreements Concerning Capital Stock
Schedule 5.3(b)           Liens, Claims and Other Exceptions Regarding Subsidiaries' Stock
Schedule 5.4              Violation of Agreements
Schedule 5.5              SEC Reports
Schedule 5.6              Undisclosed Liabilities
Schedule 5.7              Material Adverse Changes
Schedule 5.8(a)           Litigation
Schedule 5.8(b)           Judgments, Injunctions and Court Orders
Schedule 5.10             Violations of Law
Schedule 5.11             Violations of Agreements
Schedule 5.12             Tax Matters
Schedule 5.13             Employee Benefit Plans
Schedule 5.14             Labor Matters
Schedule 5.15             Environmental
Schedule 5.16(a)          Intellectual Property
Schedule 5.16(b)          Intellectual Property - Liens and Other Interests
Schedule 5.17             Liens and Encumbrances
Schedule 5.19             Affiliate Transactions

                          AGREEMENT AND PLAN OF MERGER


  AGREEMENT AND PLAN OF MERGER, dated as of June 28, 1996, (the "Agreement"), by and among SALEM GROUP, INC., a Delaware corporation ("Parent"), SC ACQUISITION CORPORATION, a Pennsylvania corporation and a wholly-owned subsidiary of Parent ("Subsidiary"), and SALEM CORPORATION, a Pennsylvania corporation (the "Company"). The Company and Subsidiary are sometimes collectively referred to herein as the "Constituent Corporations."

  WHEREAS, the Boards of Directors of Parent, Subsidiary and the Company have each determined that it is in the best interests of their respective shareholders for Parent, through Subsidiary, to acquire the Company by effectuating the merger of Subsidiary with and into the Company (the "Merger"), as a result of which the Company will become a wholly-owned subsidiary of Parent; and

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                                   THE MERGER

  SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

  SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as shall be stated in the Articles of Merger, in the form attached hereto and made a part hereof as Exhibit A, to be filed with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the BCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5.
The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.5.

                                   ARTICLE II

                     THE SURVIVING AND PARENT CORPORATIONS

  SECTION 2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Articles of Incorporation of Subsidiary as in effect immediately prior to the Effective Time (except that the name of the Surviving corporation will remain unchanged), and thereafter may be amended in accordance with its terms and as provided in the BCL.

  SECTION 2.2 BY-LAWS. The by-laws of the Surviving Corporation shall be as amended at and as of the Effective Time to be identical to the by-laws of Subsidiary as in effect immediately prior to the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the BCL.

  SECTION 2.3 DIRECTORS. The directors of Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and by-laws of the Surviving Corporation.

  SECTION 2.4 OFFICERS. Except as otherwise agreed, the officers of Subsidiary in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve in accordance with the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.


                                  ARTICLE III

                              CONVERSION OF SHARES

  SECTION 3.1 CONVERSION OF COMPANY SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

  (a) each share of common stock, par value $0.50 per share, of the Company (the "Company Common Stock"; shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time, subject to Sections 3.3 and 3.4, shall be automatically cancelled and extinguished and converted automatically into the right to receive, an amount equal to $25.00 per share (the "Per Share Amount") in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.3, of the certificate that formerly evidenced such Share; and

  (b) each share of capital stock of the Company, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist from and after the Effective Time.

  SECTION 3.2 CONVERSION OF SUBSIDIARY SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole shareholder of Subsidiary, each issued and outstanding share of common stock, par value $0.01 per share, of Subsidiary ("Subsidiary Common Stock") shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

  SECTION 3.3  EXCHANGE OF CERTIFICATES.

  (a) From and after the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Company Certificates") shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent and the Company (the "Exchange Agent"), the Merger Consideration to which such holder is entitled pursuant to Section 3.1(a). Notwithstanding any other provision of this Agreement, without regard to when such Company Certificates are surrendered for exchange as provided herein, no interest shall be paid on any payment of the Merger Consideration.

  (b) If any Merger Consideration is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such Merger Consideration in a name other than that of the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable.

  (c) Promptly at the Effective Time, Parent shall make available to the Exchange Agent the cash for payment of all the Merger Consideration in immediately available United States funds.

  (d) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable Merger Consideration. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor the applicable Merger Consideration into which the Shares theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1(a), and the Company Certificates so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (e) Promptly following the date which is nine months after the Effective Date, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

  (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article III. When authorizing such payment in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

  SECTION 3.4  DISSENTING SHARES.

  (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his right for payment of the fair value of such Shares in accordance with the BCL and who, as of the Effective Time, has not effectively withdrawn or lost such right to payment ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall only be entitled to such rights as are granted by the BCL.

  (b) Notwithstanding the provisions of subsection (a), if any holder of Shares who demands payment of the fair value of such Shares under the BCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment, then, as of the later of Effective Time or the occurrence of such event, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 3.1, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

  (c) The Company shall give Parent (i) prompt notice of any written notice of dissent, written demands for payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of the fair value under the BCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair value of any Shares or offer to settle any such demands.

  SECTION 3.5 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company on the first business day immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and the Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

  SECTION 3.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At and after the Effective Time, holders of Shares shall cease to have any rights as shareholders of the Company, except for the right to receive the applicable Merger Consideration pursuant to Section 3.3. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

  Parent and Subsidiary each represent and warrant to the Company as follows:

  SECTION 4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect (as defined in Section 10.4(b) hereof) with respect to Parent or Subsidiary. True, accurate and complete copies of each of Parent's and Subsidiary's certificate or articles of incorporation and by-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

  SECTION 4.2  CAPITALIZATION.

  (a) The authorized capital stock of Parent consists of (i) 2,000,000 shares of common stock, par value $0.01 per share, of which 10 shares were outstanding as of the date hereof and owned beneficially and of record by Three Cities Fund II, L.P., a Delaware limited partnership, and (ii) 90,000 shares of preferred stock, par value $100.00 per share, none of which were issued and outstanding as of the date hereof.

  (b) The authorized capital stock of Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding as of the date hereof, which shares are owned beneficially and of record by Parent.

  SECTION 4.3  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

  (a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

  (b) The execution and delivery of this Agreement by each of Parent and subsidiary do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and Subsidiary of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject, in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals.

  (c) Except for (i) the filings by Parent and the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) the making of the Merger Filing with the Secretary of State of the Commonwealth of Pennsylvania in connection with the Merger (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

  SECTION 4.4 LITIGATION. On the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. On the date hereof, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator.

  SECTION 4.5 PROXY STATEMENT. None of the information to be supplied by or on behalf of Parent or its subsidiaries for inclusion in the proxy statement to be distributed in connection with the Company's meeting of its shareholders (the "Shareholders Meeting") to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  SECTION 4.6 FINANCIAL RESOURCES. Parent has and will have sufficient financial resources to enable it to pay the Merger Consideration at the Effective Time.

  SECTION 4.7 VOTING REQUIREMENTS. No action by the shareholders of Parent or by any affiliate of Parent is required to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Subsidiary as follows:

  SECTION 5.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect with respect to the Company. True, accurate and complete copies of the Company's articles of incorporation and by-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

  SECTION 5.2  CAPITALIZATION.

  (a) The authorized capital stock of the Company consists of 112,485 shares of preferred stock, par value $25.00 per share (the "Preferred Stock") and 15,000,000 Shares. As of the date hereof, no shares of Preferred Stock are issued and outstanding. As of the date hereof, 1,864,871 Shares are issued and outstanding and 825,442 shares are held in treasury. All of such issued and outstanding Shares are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of the Company holds any Shares.

  (b) As of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as set forth on Schedule
5.2 attached hereto, there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

  SECTION 5.3  SUBSIDIARIES.

  (a) Each direct and indirect corporate subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Material Adverse Effect with respect to the Company.

  (b) All of the outstanding shares of capital stock of each corporate subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever except as set forth in
Schedule 5.3(b) attached hereto. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

  SECTION 5.4  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

  (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Shareholders' Approval (as defined in Section 7.3), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

  (b) Except as set forth in Schedule 5.4 attached hereto, the execution and delivery of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions, or provisions of (i) the respective charters or by-laws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions, or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective
Time) the Company Required Statutory Approvals and the Company Shareholder's Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) the consents required from commercial lenders, lessors or other third parties set forth on
Schedule 5.4 hereto.  Excluded from the foregoing sentences of this paragraph
(b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect with respect to the Company.

  (c) Except for (i) the filings by Parent and the Company required by the HSR Act, (ii) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act (iii) the making of the Merger Filing with the Secretary of State of the Commonwealth of Pennsylvania in connection with the Merger and (iv) the filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions set forth on Schedule
5.4 hereto (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect with respect to the Company.

  SECTION 5.5  REPORTS AND FINANCIAL STATEMENTS.  Except as set forth on
Schedule 5.5 attached hereto, since December 31, 1992, the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously made available to Parent copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1995 and for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its shareholders (whether annual or special) and (ii) actions by written consent in lieu of a shareholders' meeting from December 31, 1992 until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by the Company with the SEC since December 31, 1992 and (the documents referred to in clauses
(a), (b) and (c) are collectively referred to as the "Company SEC Reports").
At the time of filing, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

  SECTION 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company SEC Reports or in Schedule 5.6 attached hereto, neither the Company nor any of its subsidiaries had at December 31, 1995, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies
(i) which are fully accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1995, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Material Adverse Effect with respect to the Company, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

  SECTION 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports or in Schedule 5.7 attached hereto, since December 31, 1995 there has not been any condition, event or occurrence that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to the Company.

  SECTION 5.8  LITIGATION.

  (a) Except as referred to in the Company SEC Reports or in Schedule 5.8(a) attached hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which, if determined adversely, could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect with respect to the Company.

  (b) Except as referred to in the Company SEC Reports or in Schedule 5.8(b) attached hereto, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

  SECTION 5.9 PROXY STATEMENT. The Proxy Statement (as amended or supplemented) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by or on behalf of Parent or Subsidiary for inclusion therein.

  SECTION 5.10 NO VIOLATION OF LAW. Except as disclosed in the Company SEC Reports or in Schedule 5.10 attached hereto, neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority. Except as disclosed in the Company SEC Reports, as of the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Material Adverse Effect with respect to the Company. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

  SECTION 5.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Company SEC Reports or Schedule 5.11 attached hereto, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under,
(a) the respective charters, by-laws or similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 5.11, would have, in the aggregate, a Material Adverse Effect with respect to the Company.

  SECTION 5.12 TAXES. Except as disclosed in Schedule 5.12 attached hereto, the Company and its subsidiaries (i) have duly and timely filed with the appropriate governmental authorities all tax returns required to be filed by them for all periods ending on or prior to the date hereof and as of any other date when this representation is repeated or deemed to be made such tax returns are true, correct and complete in all material respects and (ii) have duly and timely paid in full or made adequate provision for, or will duly and timely pay or make adequate provision for, the payment of all such taxes for all such periods ending at or prior to the date hereof and as of any other date when this representation is repeated or deemed to be made. The liabilities and reserves for taxes reflected in the Company's balance sheet included in the latest Company SEC Report are adequate to cover all reasonably anticipated taxes for all periods ending at or prior to the date hereof and as of any other date when this representation repeated or is deemed to be made and there are no liens for taxes upon any property or assets of the Company or any subsidiary thereof, except for liens for taxes not yet due. The Company and each of its subsidiaries has made all required current estimated tax payments in amounts deemed sufficient to avoid any underpayment penalties. The income tax returns of the Company and its subsidiaries have been audited by the Internal Revenue Service or other taxing authority, or the statute of limitations has expired for all taxable years through the dates set forth on Schedule 5.12. Except as set forth on Schedule 5.12 attached hereto, there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to taxes of the Company or any of its subsidiaries. Except as set forth in Schedule 5.12 attached hereto, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, taxes due from or with respect to the Company or any subsidiary for any taxable period. No closing agreement pursuant to section 7121 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code") (or any predecessor provision), or any similar provision of any state, local or foreign law, has been entered into by or with respect to the Company or any subsidiary. Except as set forth in Schedule 5.12 attached hereto, no audit or other proceeding is pending or threatened with respect to any taxes due from or with respect to the Company or any subsidiary or any tax return filed by or with respect to the Company or any subsidiary. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of the Company. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of section 341(f) of the Code. None of the assets or properties of the Company or any subsidiary is an asset or property that is or will be required to be treated as being (i) owned by any person other than the Company or such subsidiary pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of section 168(h)(1) of the Code. The Company and its subsidiaries have not agreed to and are not required to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application by the Company or any subsidiary pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any subsidiary. The Internal Revenue Service has not proposed any adjustment or change in accounting method with respect to the Company or any subsidiary.

  SECTION 5.13 EMPLOYEE BENEFIT PLANS; ERISA. Schedule 5.13, taken together with the Company's SEC Reports, identifies each employee benefit plan as defined in Section 3(3) of the

Employee Retirement Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder ("ERISA"), that
(a) is subject to any provision of ERISA, (b) is maintained, administered, or contributed to by the Company or any entity which, together with the Company, is treated as a single employer under Section 414 of the Code ("ERISA Affiliate") and (c) covers any employee or former employee of the Company or any ERISA Affiliate ("Employee Plan"). Schedule 5.13, taken together with the Company SEC Reports, identifies all employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement options, stock appreciation rights or other forms of incentive benefits that (a) is not an Employee Plan, (b) is entered into or maintained by the Company or any ERISA Affiliate and (c) covers any United States employee or former employee of the Company or any ERISA Affiliate ("Benefit Arrangement"). Copies of Employee Plans and Benefit Arrangements have been furnished or made available to Parent (together with the most recent annual report prepared in connection with any Employee Plan). Each Employee Plan and Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, that are applicable to such Employee Plan or Benefit Arrangement. Neither the Company nor any ERISA Affiliate has any material unfunded liabilities relating to or arising out of any Employee Plan or Benefit Arrangement.

  SECTION 5.14 LABOR CONTROVERSIES. Except as set forth in the Company SEC Reports and Schedule 5.14 attached hereto, (a) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its subsidiaries, (c) the Company and its subsidiaries have, to the knowledge of the Company, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and (d) no person has, to the knowledge of the Company, asserted that the Company or any of its subsidiaries is liable in any amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

  SECTION 5.15  ENVIRONMENTAL MATTERS.

  (a) Except as set forth in the Company SEC Reports and Schedule 5.15 attached hereto, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined); without limitation of the foregoing, the Company and its subsidiaries have all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) neither the Company nor any of its subsidiaries has received any notice, demand letter or request for information from any federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to Company's knowledge threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law or any potential liability under any Environmental Law,
(iv) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance (as hereinafter defined), or the threatened or actual violation of any Environmental Law, (v) there has been no environmental assessment or test which is in the possession of the Company or any of its subsidiaries relating to the activities of the Company or its subsidiaries which has not been delivered to Parent prior to the date hereof, and (vi) neither the Company nor its subsidiaries are subject to any material liability or expenditure relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law including, without limitation, any material liability arising from conditions on their respective properties.

  (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, rule of common law, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement or any agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, surface land, subsurface land) or to human health or safety or (ii) the exposure to, or the use, storage, treatment, generation, transportation, processing, handling, release or disposal of Hazardous Substances, in each case as amended and as in effect on the date hereof.

  (c) As used herein, "Hazardous Substance" means any substance currently listed, defined, designated or classified as hazardous, toxic, radioactive, caustic or otherwise hazardous including petroleum, its derivatives, byproducts and other hydrocarbons regulated under any Environmental Law.

  SECTION 5.16  INTELLECTUAL PROPERTY.

  (a) Schedule 5.16(a) sets forth a true and complete list and a brief description, including a complete identification of each patent and patent application and each trademark or copyright registration or application for registration thereof, of all Intellectual Property (as herein defined) owned or licensed by the Company and its subsidiaries which is material to the business of the Company or its subsidiaries. Except as otherwise described in Schedule 5.16(a), in each case where a registration or patent or application for registration or patent listed in Schedule 5.16(a) is held by assignment, the assignment has been duly recorded with the United States Patent Office, Trademark Office or Copyright Office or state trademark office from which the original patent or registration issued or before which the application for trademark or copyright registration is pending. Except as disclosed in
Schedule 5.16(a), to the knowledge of the Company, the rights of the Company or any subsidiary, as the case may be, in or to such Intellectual Property do not conflict with or infringe on the rights of any other person, and neither the Company nor any subsidiary has received any claim or written notice from any person to such effect.

  (b) Except as disclosed in Schedule 5.16(b): (i) all the Intellectual Property which is owned by the Company and its subsidiaries is free and clear of any mortgages, liens, pledges, charges or encumbrances of any nature whatsoever and (ii) no actions have been made or asserted or are pending (nor, to the best knowledge of the Company, has any such action been threatened) against the Company or any subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by the Company or any subsidiary of any of Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by the Company or any subsidiary are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any person. To the best knowledge of the Company and except as disclosed in Schedule 5.16(b), no person is using any patents, copyrights, trademarks, service marks or trade names owned by the Company and its subsidiaries or that infringe upon the Intellectual Property or upon the rights of the Company or any subsidiary therein. Except as disclosed in Schedule 5.16(b), neither the Company nor any subsidiary has granted any license or other right to any other person with respect to the Intellectual Property owned by the Company and its subsidiaries. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property owned by the Company and its subsidiaries.

  (c) For purposes hereof, the term "Intellectual Property" shall mean all computer software, patents and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date of this Agreement and which are used in connection with the operation of the Company's and its subsidiaries' businesses, as well as all applications pending on said date for patents or for trademarks, trade name, service mark or copyright registrations.

  SECTION 5.17 TITLE TO ASSETS. The Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (a) the lien of current taxes, payments of which are not yet delinquent, (b) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not interfere with the present use of the property subject thereto or affected thereby, or otherwise impair the Company's business operations (in the manner presently carried on by the Company) or (c) as disclosed in the Company SEC Reports or Schedule 5.17 attached hereto. Copies of all leases under which the Company or any of its subsidiaries leases any substantial amount of real or personal property have been delivered or made available to Parent and are in good standing, valid and effective in accordance with their respective terms, and, to the knowledge of the Company, there is not, under any such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a Material Adverse Effect with respect to the Company.

  SECTION 5.18 FAIRNESS OPINION. As of the date of this Agreement, the Company has received a preliminary verbal opinion from its financial advisor, M.J. Whitman, Inc., as to the fairness from a financial point of view of the Merger to the Company.

  SECTION 5.19 AFFILIATE TRANSACTIONS. Schedule 5.19, taken together with the Company's SEC Reports, sets forth a true and complete list and a brief description of each transaction, agreement and understanding between the Company or any of its subsidiaries on the one hand and its affiliates (which shall include, without limitation, Victor Posner, any of his affiliates or associates, any director or officer of the Company or its subsidiaries, or any affiliate or associate of any such director or officer) on the other hand.


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

  SECTION 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause each of its subsidiaries, to:

  (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

  (b) not (i) amend or propose to amend its charter or by-laws, (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company and except for the declaration and payment of regular quarterly cash dividends not in excess of $0.15 per Share in accordance with the Company's past dividend policy and with usual record and payment dates; provided, however, that the Company's right to continue to pay such quarterly dividends shall be contingent upon the Company's continued compliance with Sections 7.2 and 7.3;

  (c) not issue, sell or pledge, or agree to issue, sell or pledge any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

  (d) use all reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with the Company and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

  (e) confer on a regular and frequent basis with one or more designated representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

  (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

  (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

  (h) not enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice, or otherwise make any material change in (i) any existing agreement, commitment or arrangement that is material to the Company and its subsidiaries taken as a whole or (ii) the conduct of the business or operations of the Company and its subsidiaries taken as a whole;

  (i) not waive or release any rights that are material to the Company and its subsidiaries taken as a whole or make any payments, direct or indirect, of any liabilities of the Company or any of its subsidiaries that are material to the Company and its subsidiaries taken as a whole before the same come due in accordance with their terms;

  (j) neither incur nor pay expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated hereby (including, without limitation, the fees, disbursements and other expenses of lawyers, accountants, actuaries, investment bankers and any other advisors thereto) and any filing or other fees incurred in connection with such transactions other than litigation related expenses (which shall include indemnification payments and expenses of lawyers in connection therewith (at customary rates)) and other than reimbursed Parent Transaction Expenses ("Company Transaction Expenses") in excess of $1,100,000; or

  (k) not transfer additional funds in excess of $1,000,000 to or for the direct benefit of any of the Company's United Kingdom subsidiaries without the prior consent of Parent, guaranty any additional indebtedness or other obligations of any of the Company's United Kingdom subsidiaries or permit any of the Company's United Kingdom subsidiaries to incur any additional obligations guaranteed by the Company.

Notwithstanding the foregoing provisions of this Section 6.1, (i) the Company shall be permitted to amend the terms of its non-qualified deferred compensation plan in order to permit the deferral of bonuses paid from time to time under the Company's Management Incentive Plan, and (ii) the Company's wholly-owned subsidiary, Herr-Voss Corporation, shall be permitted to enter into an agreement with J&L Specialty Steel Corporation upon substantially the terms previously approved by the Company's Board of Directors.

  SECTION 6.2 CONTROL OF THE COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

  SECTION 6.3  ACQUISITION TRANSACTIONS.

  (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide information to facilitate, and the Company shall, and shall cause its subsidiaries to, cause any officer, director or employee of, or any attorney, accountant or other agent retained by it, and any financial advisor or investment banker retained by it, not to initiate, solicit, negotiate, encourage or provide information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of the Company or any capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as "Acquisition Transactions"); provided, however, that such persons may provide documents in the form filed with the SEC after informing Parent of which documents will be provided and to whom.

  (b) Notwithstanding the provisions of paragraph (a) above, following delivery of the notice required by paragraph (c) below, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction furnish (subject to a confidentiality agreement reasonably acceptable to the Company) confidential or non-public information concerning its business, properties or assets to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") or negotiate with such Potential Acquirer if based upon advice of its outside legal counsel, the Company's Board of Directors determines in good faith that the failure to provide such confidential or non-public information to such Potential Acquirer or negotiate with such Potential Acquirer would constitute a breach of its fiduciary duty to the Company's shareholders.

  (c) In the event the Company shall determine to provide any information or negotiate as described in paragraph (b) above, or shall receive any offer of the type referred to in paragraph (b) above, it shall promptly inform Parent that information is to be provided, that negotiations are to take place or that an offer has been received and shall furnish to Parent the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof.

  (d) The Company may terminate this Agreement pursuant to Section 9.1 (c) in order to enter into a definitive agreement for an Acquisition Transaction which meets the requirements set forth above with a Potential Acquirer with which it is permitted to negotiate pursuant to paragraph (b) above, but only if (i) the Company's Board of Directors shall have duly determined that such Acquisition Transaction would yield a higher value to the Company's shareholders than the Merger and that the execution of such definitive agreement is in the best interests of the Company and its shareholders and (ii) such definitive agreement is no less favorable to the Company and its shareholders than this Agreement including, without limitation, as to conditions to closing.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  SECTION 7.1  ACCESS TO INFORMATION.

  (a) The Company and its subsidiaries shall afford to Parent and Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to Parent or the Parent Representatives (i) a copy of each report, schedule and other document filed by any of them with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning the Company's business as Parent or Subsidiary shall reasonably request; provided that no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold in strict confidence all non-public documents and information furnished to Parent and Subsidiary in connection with the transactions contemplated by this Agreement, except that (i) Parent and Subsidiary may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals and (ii) each of Parent and Subsidiary and the Company may disclose any information that it is required by law or judicial or administrative order to disclose.

  (b) In the event that this Agreement is terminated in accordance with its terms, Parent and the Parent Representatives shall promptly redeliver to the other all non-pubic written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Parent Representatives based on the information in such material shall be destroyed (and Parent and the Parent Representatives shall use their best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing by an authorized officer supervising such destruction.

  SECTION 7.2 PROXY STATEMENT. The Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement. Parent shall promptly furnish to the Company all information, and take such other actions, as may reasonably be requested in connection with any action by the Company in connection with the preceding sentence. The information provided and to be provided by Parent and the Company, respectively, for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made.

  SECTION 7.3 SHAREHOLDERS' APPROVALS. The Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its shareholders at a meeting of shareholders and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, shall use its reasonable best efforts to obtain shareholder approval and adoption (the "Company Shareholders' Approval") of this Agreement and the transactions contemplated hereby. Such meeting of shareholders shall be held as soon as practicable following the date upon which the Company has cleared all comments, if any, from the SEC with respect to the Proxy Statement.
Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement.

  SECTION 7.4 PROVISION FOR EXPENSES AND FEES. Except as provided in Sections 7.9, 7.10 and 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

  SECTION 7.5  AGREEMENT TO COOPERATE; ADDITIONAL ACTIONS.

  (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of the Company.

  (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) use its best efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and
(ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto.

  (c) If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

  (d) The Surviving Corporation shall take appropriate action by resolution of its Board of Directors or other formal and binding corporate action to limit to $250,000 annually, the payment of management fees to, and salaries and bonuses for officers or directors (other than full time employees) of, an affiliate or associate (other than subsidiaries) or interested shareholders (as those terms are defined in Section 2552 of the BCL), provided that the foregoing shall not prohibit or limit dividends duly declared and paid by the Surviving Corporation, payments in the ordinary course of business on commercially reasonable terms, and the repayment by the Surviving Corporation of amounts advanced on behalf of, or contributed to, the Surviving Corporation together with commercially reasonable interest, dividend or other similar payments thereon. This Section 7.5(d) shall not restrict or otherwise prohibit a merger between Parent and Subsidiary.

  SECTION 7.6 PUBLIC STATEMENTS. The parties shall use reasonable efforts to consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such reasonable efforts.

  SECTION 7.7 NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the date hereof or the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  SECTION 7.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION. The certificate of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation and each of its subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the articles of incorporation and by-laws of the Company and its subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of four years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company or any of its subsidiaries or who were otherwise entitled to indemnification pursuant to the articles of incorporation and by-laws (or equivalent governing instruments) of the Company or any of its subsidiaries. The Parent shall cause to be maintained in effect for three years after the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company and its subsidiaries with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies; provided, further, however that the Surviving Corporation shall not be required to pay premiums for such insurance in excess of $370,000 per three-year period or a proportionate amount thereof for a lesser period.

  SECTION 7.9 INDEMNIFICATION OF BROKERAGE. Parent and Subsidiary, on the one hand, and the Company, on the other hand, each agree to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Parent or Subsidiary or any of their affiliates, on the one hand, or by the Company or any of its affiliates, on the other hand, and to bear the cost of legal expenses incurred in defending any such claim or demand.

  SECTION 7.10 INDEMNIFICATION BY THE COMPANY. (a) In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless Parent and Subsidiary and the respective officers, directors, agents, employees, subsidiaries, partners, advisors, representatives and controlling persons of each of the foregoing (each, an "indemnified party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") resulting from any legal, administrative or other actions brought by any person or entity (including actions brought by the Company or any equity or debt holders of the Company or derivative actions brought by any person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the transactions contemplated hereby, or any indemnified party's role therein or in the transactions contemplated hereby; provided, that the Company shall not be liable under this Section 7.10 to an indemnified party to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful malfeasance of such indemnified party; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason other than the immediately preceding proviso, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified Liabilities that shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party provided that each such indemnified party shall have undertaken to repay any such amounts in the event that it is finally judicially determined that the Company is not liable under this Section 7.10 for such Liabilities.

  (b) NOTIFICATION. Each indemnified party under this Section 7.10 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company under Section 7.10, notify the Company in writing of the commencement thereof. The omission of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability that it may have to such indemnified party unless the Company is materially prejudiced thereby. In case any such action or other proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party, there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company which, if the Company and such indemnified party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party; provided, however, that in no event shall the Company be required to pay fees and expenses under this Section 7.10 for more than one firm of attorneys representing the indemnified parties (together, if appropriate, with one firm of local counsel per jurisdiction) in any one legal action or group of related legal actions. In the event that an indemnified party exercises the right to retain separate counsel pursuant to the provisions of the immediately preceding sentence, the indemnified party shall take all steps reasonably required to cause such separate counsel to cooperate with the Company and its counsel in the defense of the pending action. The Company shall not be liable for any settlement of such action or proceeding effected without its prior written consent, not to be unreasonably withheld. The Company agrees that the Company will not, without the prior written consent of Parent, not to be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to any matter subject to indemnification hereunder unless such settlement, compromise or consent includes an unconditional release of Parent and each other indemnified party from all Liabilities and Parent and each other indemnified party are not obligated to take or forego taking any action, including the payment of money, thereunder. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, under federal and state securities laws, by separate agreement or otherwise.

  SECTION 7.11 CORRECTIONS TO THE PROXY STATEMENT. Prior to the date of approval of the Merger by the shareholders of the Company, each of the Company, Parent and Subsidiary shall correct promptly any information provided by it to be used in the Proxy Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC and delivered to the shareholders of the Company, as necessary, any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company to the extent required by applicable law.


                                  ARTICLE VIII

                                   CONDITIONS

  SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

  (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of the Company under applicable law and applicable listing requirements;

  (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

  (c) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

  (d) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and

  (e) all material governmental waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby, and all material consents from lenders required to consummate the Merger, shall have been obtained and be in effect at the Effective Time.

  SECTION 8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

  (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of the Chairman of the Board, Chief Executive Officer, President or a Vice President of Parent and of the President, Chief Executive Officer or a Vice President of Subsidiary to that effect;

  (b) the Company shall have received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison counsel to Parent and Subsidiary, dated the Closing Date, reasonably satisfactory to the Company and covering the due incorporation of Parent and Subsidiary, the binding nature of this Agreement, the effectiveness of the Merger and such other matters as may be reasonably requested by the Company; and

  (c) The Company shall have received from M.J. Whitman, Inc. (or other nationally recognized investment banking firm) an opinion, dated as of a date on or immediately prior to the date on which the Proxy Statement is first distributed to the Company's shareholders, to the effect that the Merger is fair from a financial point of view to the Company and such opinion shall not have been withdrawn.

  SECTION 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUBSIDIARY TO EFFECT THE MERGER. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

  (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Parent shall have received a Certificate of the President and Chief Operating Officer or of a Vice President of the Company to that effect;

  (b) Parent shall have received an opinion from Titus & McConomy LLP, counsel to the Company, dated the Closing Date, reasonably satisfactory to Parent and covering the due incorporation of the Company and its subsidiaries, the binding nature of this Agreement, the effectiveness of the Merger and such other matters as may be reasonably requested by Parent;

  (c)  Not more than 10% of the outstanding Shares are Dissenting Shares; and

  (d) The aggregate amount of Company Transaction Expenses and litigation, indemnification and all other costs arising out of or related to this Agreement or the transactions contemplated hereby, incurred or paid on or before the Closing Date, excluding amounts considered to be Parent Transaction Expenses, does not exceed $1,600,000; provided that amounts paid by Parent or Subsidiary and reimbursed by the Company shall only be counted once.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 9.1  TERMINATION.

  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after adoption by the shareholders of the Company:

  (a)  By the mutual written consent of Parent, Subsidiary and the Company;

  (b)  By Parent, Subsidiary or the Company:

   (i) if a court of competent jurisdiction or other Governmental Entity of the United States shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable; or

   (ii) if the Effective Time shall not have occurred on or before December 31, 1996; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

  (c) by the Company if, simultaneously with such termination, the Company executes a definitive agreement in accordance with Section 6.3(d);

  (d) by Parent or Subsidiary if the Company's Board of Directors determines not to give, withdraws, modifies or changes its approval or recommendation of this Agreement or the transactions contemplated hereby;

  (e) by Parent, Subsidiary or the Company if the Company's shareholders fail to approve this Agreement and the transactions contemplated hereby;

  (f) by Parent or Subsidiary if there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which breach is incurable or has not been cured by the Company within 30 days after written notice from Parent;

  (g) by the Company if there has been a material breach of any representation, warranty, covenant or agreement of Parent or Subsidiary contained in this Agreement, which breach is incurable or has not been cured by Parent or Subsidiary, as the case may be, within 30 days after written notice from the Company;

  (h) by Parent or Subsidiary if the aggregate amount of Company Transaction Expenses and litigation, indemnification and all other costs arising out of or related to this Agreement or the transactions contemplated hereby, incurred or paid on or before the Closing Date, excluding amounts considered to be Parent Transaction Expenses, exceeds $1,600,000; provided that amounts paid by Parent or Subsidiary and reimbursed by the Company shall only be counted once; and

  (i) by Parent or Subsidiary if any event has occurred since the date hereof, that has had, or would be reasonably likely to have, a Material Adverse Effect with respect to the Company.

  SECTION 9.2  FEES AND EXPENSES.

  (a)  If this Agreement is terminated by Parent or Subsidiary pursuant to
Section 9.1(b)(ii), (d) or (f)(other than as a result of a material breach by the Company which is directly attributable to a Material Adverse Effect with respect to the Company which was not caused by or directly resulted from the intentional action or inaction by the Company or any of its subsidiaries and which would also constitute grounds for termination of this Agreement pursuant to Section 9.1(i)) or by the Company pursuant to Section 9.1(c), then the Company shall promptly, but in no event later than one business day after the date of termination of this Agreement, pay Parent a termination fee of $1,500,000 and reimburse Parent for all of the expenses of Parent and its affiliates arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated hereby (including, without limitation, the fees, disbursements and other expenses of lawyers, accountants, actuaries, investment bankers and any other advisors thereto) and any filing or other fees incurred in connection with such transactions ("Parent Transaction Expenses") (up to a maximum amount of $500,000 in the aggregate; provided, that neither this limitation, nor any limitation on the reimbursement of Parent Transaction Expenses contained elsewhere in this Agreement, shall limit or in any way affect the amount of payments to Parent, Subsidiary or any indemnified person pursuant to indemnification provisions contained elsewhere in this Agreement).

  (b) If this Agreement is terminated pursuant to Section 9.1(e) the Company shall promptly, but in no event later than one business day after the date of termination of this Agreement, reimburse Parent for all of its Parent Transaction Expenses (up to a maximum amount of $500,000 in the aggregate), and, in addition, if on or prior to the date that is nine months from the date that this Agreement is terminated pursuant to such Section 9.1(e), the Company announces any transaction described in the definition of "Acquisition Proposal" or a series of such transactions, then the Company shall pay to the Purchaser a termination fee equal to $1,500,000.

  (c)  If this Agreement is terminated pursuant to Section 9.1(b)(i), (h) or
(i), the Company shall promptly, but in no event later than one business day after the date of termination of this Agreement, reimburse Parent for all of its Parent Transaction Expenses (up to a maximum amount of $500,000 in the aggregate).

  (d) In the event that any party (the "plaintiff") brings a legal action against any other party (the "defendant") for the collection of any termination fees or Parent Transaction Expenses under this Section 9.2 and thereafter the plaintiff collects any portion of such fees or Parent Transaction Expenses from the defendant, the defendant shall also reimburse the plaintiff for all out-of-pocket costs, fees and expenses, including, without limitation, the fees and disbursements of counsel and the expenses of litigation, incurred by the plaintiff in connection with such legal action. If, however, the plaintiff does not collect any such fees in such legal action, the plaintiff shall reimburse all out-of-pocket costs, fees and expenses, including, without limitation, the fees and disbursements of counsel and the expenses of litigation incurred by the defendant in connection with such legal action.

  (e) All amounts payable under this Section 9.2 shall be paid in immediately available funds to an account or accounts designated by the relevant party.

  (f) In order to assure the prompt payment by the Company of any Parent Transaction Expenses which are payable under this Section 9.2, not later than July 1, 1996 the Company shall have deposited $154,000 in an escrow account (the "Escrow Account") with pursuant to an escrow agreement among the Company, Parent and Arthur Andersen LLP, as escrow agent in form and substance satisfactory to the parties thereto (the "Escrow Agreement"). On August 1, 1996 and August 31, 1996, the Company shall deposit the additional sums of $150,000 and $196,000, respectively, into the Escrow Account. Subject to the terms and conditions of the Escrow Agreement, any interest earned upon the Escrow Account shall be paid to the Company.

  SECTION 9.3 PROCEDURE FOR AND EFFECT OF TERMINATION. In the event that this Agreement is terminated and the Merger is abandoned by Parent or Subsidiary, on the one hand, or by the Company, on the other hand, pursuant to Section 9.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except as provided herein and with respect to the willful breach by any party hereto and except that the provisions of Section 9.2 and this Section 9.3, Sections 7.1(b), 7.4, 7.8, 7.9,
7.10 and Article X shall survive the termination of this Agreement. Nothing in this Section 9.3 shall relieve any party from liability for any breach of this Agreement.

  SECTION 9.4 AMENDMENT. This Agreement may not be amended except by action taken by the respective Boards of Directors of each of the parties hereto or duly authorized committee thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

  SECTION 9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts or the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE X

                               GENERAL PROVISIONS

  SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement shall not survive the Merger, and after the Effective Time of the Merger neither the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto. Notwithstanding the immediately preceding sentence, the Surviving Corporation's obligations set forth in Section 7.8 shall continue in full force and effect following the Effective Time.

  SECTION 10.2 BROKERS. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee (except for the fee payable to the investment banking firm described in Section 8.2(c)) or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent and Subsidiary represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.

  SECTION 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via overnight courier or facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)  If to Parent or Subsidiary to:

                                 c/o Three Cities Research, Inc.
                                 157 East 57th Street
                                 New York, NY  10022
                                 Attention: J. William Uhrig
         with a copy to:

                                 Paul, Weiss, Rifkind, Wharton & Garrison
                                 1285 Avenue of the Americas
                                 New York, NY  10019
                                 Attention: Neale M. Albert

  (b)  If to the Company, to:

                                 Salem Corporation
                                 P.O. Box 2222
                                 Pittsburgh, PA  15230

                                 Attention:      A.A. Fornataro
                                                 President

         with copies to:

                                 Titus & McConomy LLP
                                 Four Gateway Center, 20th Floor
                                 Pittsburgh, PA  15222
                                 Attention:  Paul H. Titus

               and

                                 Marco B. Loffredo, Jr.
                                 9999 NE Second Avenue
                                 Miami Shores, FL  33138

  SECTION 10.4  INTERPRETATION; MATERIAL ADVERSE EFFECT.

  (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (b) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

  (b) For purposes of this Agreement, the term "Material Adverse Effect" with respect to any person shall mean a material adverse effect on the business, assets, properties, condition (financial or other) or results of operations of such person and its subsidiaries taken as a whole.

  SECTION 10.5 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  SECTION 10.6 THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH COMMONWEALTH.

  SECTION 10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  SECTION 10.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for the rights of indemnified parties under Sections 7.8 and 7.10, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be singed by their respective officers as of the date first written above.

                                           SALEM GROUP, INC.

                                           By:    /s/ J. WILLIAM UHRIG
                                               -----------------------------
                                           Name:      J. William Uhrig
                                           Title:     President



                                           SC ACQUISITION CORPORATION

                                           By:    /s/ J. WILLIAM UHRIG
                                               -----------------------------
                                           Name:      J. William Uhrig
                                           Title:     President



                                           SALEM CORPORATION

                                           By:   /s/ A.A. FORNATARO
                                               -----------------------------
                                           Name:      A.A. Fornataro
                                           Title:     President and Chief
                                                      Operating Officer


                                           By:   /s/ MARCO B. LOFFREDO, JR.
                                               -----------------------------
                                           Name:      Marco B. Loffredo, Jr.
                                           Title:     Chairman of the Board

                                                                       EXHIBIT A


               ARTICLES OF MERGER - DOMESTIC BUSINESS CORPORATION
                             DSCB:15-1926 (REV 90)

                  In compliance with the requirements of 15 Pa.C.S. Section 1926 (relating to articles of merger or consolidation), the undersigned business corporations, desiring to effect a merger, hereby state that:

1.       The name of the corporation surviving the merger is: Salem Corporation

2. The surviving corporation is a domestic business corporation and the address of its current registered office in this Commonwealth is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

         Arch Street, Carnegie, PA  15106, Allegheny County

3. The name and address of the registered office in this Commonwealth or name of its commercial registered office provider and the county of venue of each other domestic corporation and qualified foreign corporation which is a party to the plan of merger is as follows:

         SC Acquisition Corporation, c/o Corporation Service Company, Dauphin County

4.       (CHECK, AND IF APPROPRIATE COMPLETE, ONE OF THE FOLLOWING):

         --- The plan of merger shall be effective upon filing the Articles of Merger in the Department of State.


         ---      The plan of merger shall be effective on:  (date) at (hour)

5. The manner in which the plan of merger was adopted by each domestic corporation is as follows:

         Salem Corporation - Adopted by the directors and shareholders pursuant to 15 Pa.C.S. Section 1924(a)

         SC Acquisition Corporation - Adopted by action of the shareholders pursuant to 15 Pa.C.S. Section 1905

6.       (CHECK, AND IF APPROPRIATE, COMPLETE ONE THE FOLLOWING):

         --- The plan of merger as set forth in full in Exhibit A is attached hereto and made a part hereof.

         --- Pursuant to 15 Pa.C.S. Section 1901 (relating to omission of certain provisions from filed plans) the provisions, if any, of the plan of merger that amend or constitute the operative Articles of Incorporation of the surviving corporation as in effect subsequent to the effective date of the plan are set forth in full in Exhibit A attached hereto and made a part hereof. The full text of the plan of merger is on file at the principal place of business of the surviving corporation, the address of which is:

                  Arch Street, Carnegie, PA  15106, Allegheny County


                  IN TESTIMONY WHEREOF, the undersigned corporation or each undersigned corporation has caused these Articles of Merger to be signed by a duly authorized officer thereof this _______ day of ______________________________, 1996.


SALEM CORPORATION                          SC ACQUISITION CORPORATION


By:_______________________                 By:__________________________
Title:                                     Title:

                                                                    EXHIBIT 20.1


                             FOR IMMEDIATE RELEASE


                            SALEM CORPORATION BOARD
                       APPROVES THREE CITIES FUND MERGER


         PITTSBURGH, PENNSYLVANIA, JUNE 28, 1996 - Salem Corporation (AMEX:SBS) today announced that it has signed a definitive agreement to merge with a wholly-owned subsidiary of Salem Group, Inc., a newly formed company controlled by an investor group represented by Three Cities Research, Inc. Under the agreement Salem Corporation's shareholders will receive $25.00 a share in cash.

         The merger agreement is not subject to due diligence or the raising of financing and was approved by Salem Corporation's Board of Directors. The agreement will be presented to the company's shareholders for approval as soon as possible.

         Salem Group, Inc., a Delaware corporation, will be controlled by Three Cities Fund - II L.P. (TCF-II), a $245 million special situation growth fund capitalized in February of this year and managed by the New York-based private investment firm of Three Cities Research, Inc. (TCR). TCR intends to retain the current management of Salem Corporation in Salem Group.

         A.A. Fornataro, President, Chief Operating Officer, and a Director of Salem Corporation, stated: "Management of the company is pleased to be working with TCR. The proposed transaction is both consistent with the Board's stated criteria and, in management's opinion, in the best interests of all shareholders as well as other stakeholders of the company."

         TCR is an investment advisor with an established record in the successful investment of equity capital in medium-sized companies in basic industries such as distribution, component

Salem Corporation
Page 2

manufacturing, textiles, specialty retailing and industrial services. Since 1976, as an active private equity investor TCR has completed over 60 investments involving nearly $400 million of equity capital.

         Salem Corporation, a Pennsylvania corporation which was organized in 1945, is in the business of designing, engineering and installing heavy industrial equipment primarily for the metals, coal and other minerals industries. The company presently operates in four business segments: metal processing equipment, industrial furnaces, minerals processing equipment and automation controls and systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

FOR THREE CITIES FUND - II LP:            FOR SALEM CORPORATION:
John Walker/John P. Kehoe                 George A. Douglas
Kehoe, White, Savage & Co., Inc.          Controller and Treasurer
(212) 888-1616                            Salem Corporation
                                          (412) 276-5700
                                          or
                                          Paul H. Titus
                                          Lindsey D. Alton
                                          Titus & McConomy LLP
                                          Four Gateway Center, 20th Floor
                                          Pittsburgh, PA  15222
                                          (412) 642-2000
                                          (Counsel to Salem Corporation)